                                      Filed pursuant to Rule 424(b)(3)
                                      Registration Nos. 333-52657, 333-52657-01
                                                        333-52657-02




PROSPECTUS

                          INDESCO INTERNATIONAL, INC.

OFFER TO EXCHANGE ITS 9 3/4% SENIOR SUBORDINATED NOTES DUE 2008, WHICH ARE FULLY
 AND UNCONDITIONALLY GUARANTEED, JOINTLY AND SEVERALLY, ON AN UNSECURED SENIOR SUBORDINATED BASIS BY CERTAIN OF ITS SUBSIDIARIES (THE "SUBSIDIARY GUARANTORS") AND HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ITS 9 3/4% SENIOR
 SUBORDINATED NOTES DUE 2008, WHICH ARE FULLY AND UNCONDITIONALLY GUARANTEED ON AN UNSECURED SENIOR SUBORDINATED BASIS BY THE SUBSIDIARY GUARANTORS BUT HAVE NOT
                              BEEN SO REGISTERED.
                            ------------------------

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER
                           16, 1998 UNLESS EXTENDED.
                            ------------------------

     Indesco International, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $145,000,000 aggregate principal amount of its new 9 3/4% Senior Subordinated Notes due 2008 (the "New Notes"), which are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Subsidiary Guarantors and have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 9 3/4% Senior Notes due 2008 (the "Old Notes"), which have been similarly guaranteed by the Subsidiary Guarantors but have not been so registered. The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights (including provision for payment of Liquidated Damages in certain events) relating to the Old Notes. The New Notes will evidence the same indebtedness as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the same Indenture that governs the Old Notes (the "Indenture"). As used herein, the term "Notes" means the Old Notes and the New Notes, treated as a single class.

     The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 16, 1998, or such later date not more than 30 days thereafter to which it may be extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange but is subject to certain other customary conditions. See "The Exchange Offer."

     The New Notes will be, and the Old Notes currently are, unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined under "Description of the Notes -- Certain Definitions") of the Company, including indebtedness under its Revolving Credit Facility (as defined under "Prospectus Summary -- the Transactions"). The New Notes will rank pari passu with all existing and future senior subordinated indebtedness of the Company and will rank senior to all other existing and future Subordinated Indebtedness (as defined under "Description of the Notes -- Certain Definitions") of the Company. The New Notes also will be, and the Old Notes currently are, effectively subordinated to all existing and future Senior Indebtedness of the Company's subsidiaries. At July 5, 1998, there was outstanding an aggregate of $13.9 million of indebtedness that effectively ranked senior to the Old Notes and would effectively rank senior to the New Notes. See "Description of the Notes -- Subordination."

     The holder of each Old Note accepted for exchange will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from April 23, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes. Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.
                                                   (continued on following page)
      SEE "RISK FACTORS", BEGINNING ON PAGE 12 FOR A DESCRIPTION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS BEFORE DECIDING TO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                 The date of this Prospectus is August 17, 1998

(continued from front cover)

     The Old Notes were issued and sold on April 23, 1998 in a transaction exempt from the registration requirements of the Securities Act and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Subsidiary Guarantors contained in the Registration Rights Agreement (as defined under "Prospectus Summary -- The Exchange Offer"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Old Notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept any Old Notes for exchange, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Old Notes will continue to be subject to restrictions upon transfer and the Company will have no further obligation to holders of the Old Notes to provide for the registration of their Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

     No broker-dealer, salesperson or other individual has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Guarantor. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                                      (ii)

                             AVAILABLE INFORMATION

     The Company and the Subsidiary Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company, the Subsidiary Guarantors and the New Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the web site (http://www.sec.gov.) maintained by the Commission and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

     The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file periodic reports and other information with the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of any material so filed can be obtained from the Public Reference Section of the Commission, upon payment of certain fees prescribed by the Commission. In addition, pursuant to the Indenture covering the Old Notes and the New Notes, the Company has agreed to file with the Commission and provide to the Noteholders the annual reports and the information, documents and other reports otherwise required pursuant to
Section 13 of the Exchange Act. Such requirements may be satisfied through the filing and provision of such documents and reports which would otherwise be required pursuant to Section 13 in respect of the Company.

     UNTIL NOVEMBER 15, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to, management. Such forward-looking statements are principally contained in the sections "Offering Memorandum Summary," "Risk Factors," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include, without limitation, the Company's expectations and estimates as to the Company's business operations, including the introduction of new products and future financial performance, including growth in net sales and earnings and cash flows from operations. In addition, in those and other portions of this Prospectus, the words "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to the factors that may be described elsewhere in this Prospectus, the Company specifically wishes to advise readers that the factors listed under the caption "Risk Factors" could cause actual results to differ materially from those expressed in any forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect (including the assumptions used in connection with the preparation of the unaudited pro forma combined financial statements), actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.
                            ------------------------

                                      (iii)

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including financial statements, included elsewhere in this Prospectus. Unless the context otherwise requires, (i) "CSI" refers to Continental Sprayers International, Inc., a Delaware corporation, including its predecessor, the Continental Sprayers International division of Contico International, Inc., the business of which was acquired by the Company on February 4, 1998 (the "CSI Acquisition"), (ii) "AFA" refers to AFA Products, Inc., a Delaware corporation, (iii) "Polytek" refers to AFA Polytek B.V., a Netherlands corporation, (iv) the "Company" refers to Indesco International, Inc., a Delaware corporation ("Indesco"), together with its subsidiaries, including CSI, AFA and Polytek, (v) all information regarding the Company and its business gives effect to the CSI Acquisition and (vi) all pro forma financial information assumes that the acquisitions of CSI, AFA and Polytek occurred on April 5, 1998 for balance sheet purposes and January 1, 1997 for statement of operations purposes. Market share data contained in this Prospectus are based on management estimates of unit sales within the trigger sprayer and pump dispenser industries. There are no publicly available sources of such data and, therefore, no assurance can be given as to the accuracy of such management estimates.

                                  THE COMPANY

     The Company, created by the combination of CSI, AFA and Polytek, is a global leader in the design, manufacture and sale of liquid dispensing products, primarily plastic trigger sprayers, used in household consumer product applications, such as hard surface cleaning, laundry and lawn and garden products, as well as industrial applications, such as products for the automotive, janitorial and sanitation markets. Management believes the Company is the largest producer of trigger sprayers in the world, with an estimated market share of approximately 48% in North America and 24% in Europe. The Company's products are sold to (i) multinational, national and regional manufacturers of brand name and private label consumer products and (ii) independent distributors of containers and packaging products. The Company is the only trigger sprayer manufacturer with a leading presence in both of these market segments. For the twelve months ended December 31, 1997 and the quarter ended April 5, 1998, on a pro forma combined basis, the Company generated net sales of approximately $114.5 million and $29.0 million, respectively and EBITDA (as defined below) of approximately $28.6 million and $7.0 million, respectively.

     North America is the principal market for trigger sprayers, accounting for approximately 60% of the estimated 1.1 billion units sold worldwide during 1997. The North American market includes large multinational and national manufacturers of brand name consumer products, smaller manufacturers of brand name, private label and specialty products for consumer and industrial use and marketers of general purpose liquid spray containers that are sold in empty form. The large consumer products manufacturers are served directly by a limited number of trigger sprayer producers that can meet their high volume, product innovation and consistent quality requirements. Other customers are served both directly by trigger sprayer manufacturers and indirectly by independent distributors that can process smaller volume orders and provide more personalized service support. Outside North America, the principal market for trigger sprayers is in Western Europe, where unit sales, although less on a per capita basis than in North America, have been growing at a greater rate than that in the United States. The Western European market, which consists primarily of large manufacturers of consumer products, is served by brokers and agents. Eastern Europe, Central and South America and the Pacific Rim do not yet represent significant markets, but are expected to grow in the next several years as per capita consumption increases and local economies in these regions mature.

     CSI is the world's largest supplier of trigger sprayers to large national and multinational consumer products manufacturers, such as Clorox, Monsanto/Solaris and Proctor & Gamble. CSI's reputation for quality, design innovation, high volume production capability and competitive pricing has enabled it to establish long-term relationships with leading multinational consumer products companies. CSI also manufactures and sells finger-actuated plastic pumps for nationally branded soaps and lotions. AFA is focused on serving independent container and packaging distributors as well as smaller manufacturers of brand name and private label consumer products. AFA is the nation's largest supplier of trigger sprayers to independent

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

distributors, which typically purchase in smaller volumes but at higher margins than large multinational consumer products companies. Polytek is a major producer and supplier of trigger sprayers to the European market and performs custom injection molding services for European manufacturers of plastic packaging, consumer and industrial products.

     CSI's ability to meet the increasingly global requirements of its large U.S.-based multinational customers that are seeking to expand their sales outside North America will be enhanced by Polytek's established technological expertise and manufacturing base in The Netherlands. CSI's El Paso manufacturing operations will augment those at AFA's Forest City facility, which currently is operating at full capacity, increasing the Company's ability to meet the needs of AFA's client base and providing additional product lines to AFA's customers. Management believes that these synergies will enable the Company to provide enhanced customer service and product availability and will increase sales and provide substantial cost savings.

     The combination of CSI, AFA and Polytek provides the Company with a unique blend of competitive strengths, principal among which are the following:

     - The Company is the only trigger sprayer manufacturer with a leading presence in the two principal market segments it serves. In 1997, the Company accounted for approximately 48% of the trigger sprayers produced in the United States, providing approximately 45% of the units shipped to consumer products manufacturers and 67% of the units shipped to the distributor market. In addition, the Company accounted for approximately 24% of European shipments of trigger sprayers during 1997. The Company's market presence is supported by strong customer relationships, a well established marketing organization and channels of distribution and a strong reputation for customer service and responsiveness.

     - CSI and Polytek are recognized as technological and product design innovators within the trigger sprayer industry and, together with AFA (which introduced the world's first trigger sprayer in 1959), hold a combined portfolio of more than 200 active patents. Recent product innovations -- such as CSI's "Quick Twist"(TM) closure system and Polytek's precompression sprayer technology -- are expected to result in quality enhancements for the Company's customers and potential margin improvements for the Company as a result of reduced manufacturing costs.

     - The Company has invested approximately $54.3 million during the five years ended December 31, 1997 to increase the productive capacity and quality and reduce the operating costs of its manufacturing facilities. CSI's facilities in St. Peters, Missouri, augmented by Polytek's facilities in The Netherlands, can serve the requirements of the Company's largest multinational customers without the need for the capital investment that would be required for a start-up facility. CSI's El Paso plant and AFA's Forest City facilities have the capacity required to serve the increasing product demands of independent distributors and smaller manufacturers.

                               BUSINESS STRATEGY

     The Company intends to capitalize on its competitive strengths to increase revenues and cash flow through a business strategy that includes the following key elements:

  FOCUS ON GLOBAL SOURCING NEEDS OF MULTINATIONAL CONSUMER PRODUCTS
MANUFACTURERS

     By combining CSI's multinational customer relationships with Polytek's European-based capacity and manufacturing expertise, the Company has positioned itself to capitalize on the global expansion plans of its multinational consumer products customers and will seek to serve their sourcing needs on a worldwide basis. Management also intends to leverage these capabilities to increase revenues by developing new business opportunities with those multinational consumer products companies that are not currently being served by the Company.

  EXPAND PRODUCT OFFERINGS TO DISTRIBUTOR NETWORK

     The acquisition of CSI will allow the Company to offer to AFA's distributor network an expanded product line of trigger sprayers, as well as lotion pumps, enabling the Company to further strengthen its position in this market segment without incremental manufacturing or selling expense, while extending the life cycle of certain CSI products that, to date, have been marketed principally to large multinational consumer products manufacturers.

  ENHANCE UTILIZATION OF PRODUCTION CAPACITY

     The Company anticipates moving its U.K.-based production equipment to Polytek's facility in The Netherlands and utilizing CSI's El Paso plant to alleviate capacity constraints currently being experienced at AFA's Forest City facility. These steps will enable the Company to optimize its consolidated manufacturing capabilities and to efficiently increase its total production volume.

  REALIZE SIGNIFICANT COST SAVINGS

     The Company expects to achieve significant cost savings through the rationalization of certain manufacturing operations and more efficient utilization of its production capacity. Significant cost savings also are expected to result from combining and centralizing various administrative operations, adopting on a Company-wide basis the manufacturing "best" practices from the operations of each of CSI, AFA and Polytek and combining their raw materials requirements to achieve increased purchasing leverage. The Company also will be introducing a new generation of products that are simpler to manufacture, such as the T-1000(TM) trigger sprayer and the Luxor(TM) lotion pump. These products are expected to significantly reduce production costs, resulting in improved margins.

  PURSUE SELECTIVE ACQUISITIONS

     The Company intends to pursue selective acquisitions of businesses or product lines that meet the complementary needs of its multinational and distributor customer base in order to increase sales volume, achieve further production efficiencies and enhance customer penetration. The Company has no current agreements, arrangements or understandings with respect to any future acquisitions.

                                THE TRANSACTIONS

     On February 4, 1998, the Company consummated the CSI Acquisition for a total cash purchase price of approximately $92.9 million. Concurrently therewith, the Company acquired direct ownership of Polytek (which previously was an affiliate of the Company), entered into new revolving credit and term loan agreements and refinanced its then existing domestic credit facilities. Funds used for the CSI Acquisition and the refinancing of the Company's existing indebtedness were provided in the form of term loans aggregating $135.0 million (the "Term Loans") and borrowings of approximately $2.5 million under a $30.0 million revolving credit facility (the "Revolving Credit Facility"). See "Management's Discussion of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." Those transactions, together with the sale of the Old Notes, are referred to collectively as the "Transactions." The net proceeds from the sale of the Old Notes were used, in principal part, to repay and retire all of the Term Loans.

                            ------------------------

     The Company's principal executive offices are located at 950 Third Avenue, New York, New York 10022, and its telephone number is (212) 593-2009.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange up to
                             $145,000,000 aggregate principal amount of the New Notes for a like principal amount of the Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in a Registration Rights Agreement, dated April 23, 1998 (the "Registration Rights Agreement"), among the Company, the Subsidiary Guarantors and NationsBanc Montgomery Securities LLC, the initial purchaser of the Old Notes (the "Initial Purchaser"). For procedures for tendering Old Notes pursuant to the Exchange Offer, see "The Exchange Offer."

Tenders, Expiration Date;
  Withdrawal...............  The Exchange Offer will expire at 5:00 P.M., New
                             York City time, on September 16, 1998, or such later date (not more than 30 days thereafter) and time to which it may be extended (as so extended, the "Expiration Date"). A tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
  Consequences.............  The exchange of New Notes for Old Notes pursuant to the Exchange Offer should not result in any income, gain or loss to the holders of the Old Notes or the Company for federal income tax purposes. See "Certain Federal Income Tax Consequences."

Use of Proceeds............  There will be no proceeds to the Company from the
                             Exchange Offer. The net proceeds from the sale of the Old Notes for which the New Notes will be exchanged were used, in principal part, to repay and retire $135.0 million aggregate principal amount of Term Loans. See "Use of Proceeds."

Exchange Agent.............  Norwest Bank Minnesota, National Association is
                             serving as the Exchange Agent in connection with the Exchange Offer.

Shelf Registration
Statement..................  Under certain circumstances, certain holders of
                             Notes (including holders of Old Notes who are not permitted to participate in the Exchange Offer and holders of New Notes who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and use its best efforts to cause to become effective, a shelf registration statement under the Securities Act that would cover reoffers and resales of Notes by such holders. See "Description of the Notes -- Registration Rights."

Conditions to the Exchange
  Offer....................  The Exchange Offer is not conditioned on any minimum principal amount of Notes being tendered for exchange. The Exchange Offer is subject to certain other customary conditions, each of which may be waived by the Company. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

Consequences of Failure to
  Exchange.................  Holders of Old Notes who do not exchange their Old
                             Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer and sale of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an available exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                             Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder, other than a broker-dealer, has no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Old Notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

                                 THE NEW NOTES

Issuer.....................  Indesco International, Inc.

Securities Offered.........  $145,000,000 aggregate principal amount of 9 3/4%
                             Senior Subordinated Notes due 2008, which are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis, by the Subsidiary Guarantors and have been registered under the Securities Act (the "New Notes").

Maturity Date..............  April 15, 2008.

Interest Payment Dates.....  April 15 and October 15, commencing October 15,
                             1998.

Subsidiary Guarantors......  The New Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis (the "Subsidiary Guarantees") by each of the Company's existing and future domestic subsidiaries that are Restricted Subsidiaries (as defined in the New Notes) (collectively, the "Subsidiary Guarantors"). At the date of issuance of the New Notes, the Subsidiary Guarantors will be Continental Sprayers International, Inc. and AFA Products, Inc. Each Subsidiary Guarantee will be a guarantee of payment and not of collection. See "Description of the Notes -- Subsidiary Guarantees."

Subordination..............  The New Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined under "Description of the Notes -- Certain Definitions") of the Company, which will include borrowings under the Revolving Credit Facility. The New Notes will also be effectively subordinated to all existing and future Senior Indebtedness of the Subsidiary Guarantors. At April 5, 1998, on a pro forma basis after giving effect to the Transactions, the aggregate amount of indebtedness (excluding intercompany indebtedness) that would have effectively ranked senior to the New Notes and the Subsidiary Guarantees would have been approximately $18.4 million, and the Company would have had additional availability of $8.1 million for borrowings under the Credit Facilities, all of which would be Senior Indebtedness. At July 5, 1998, there was outstanding approximately $13.9 million of indebtedness that would have effectively ranked senior to the New Notes. The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the relevant Subsidiary Guarantor. See "Description of the Notes -- Subordination."

Optional Redemption........  On or after April 15, 2003, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, at any time or from time to time prior to April 15, 2001, the Company may redeem, on one or more occasions, up to 35% of the initial aggregate principal amount of the Notes with the net proceeds of one or more Equity Offerings (as defined under "Description of the Notes -- Certain Definitions") at a redemption price equal to 109.75% of the principal amount thereof, plus accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date); provided that, immediately after giving effect to such redemption, at least 65% of the initial aggregate principal amount of Notes remain outstanding; provided further that any such redemption shall occur within 60 days after the date of closing of the immediately preceding Equity Offering. See "Description of the Notes -- Optional Redemption."

Mandatory Redemption.......  None, except at maturity on April 15, 2008.

Change of Control..........  Upon a Change of Control (as defined under
                             "Description of the Notes -- Certain Definitions"), the Company will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. See "Description of the Notes -- Repurchase at Option of Holders -- Change of Control."

Covenants..................  The Indenture restricts, among other things, the
                             Company's ability to incur additional Indebtedness, pay dividends or make certain other restricted payments, incur liens, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company and enter into certain transactions with affiliates. See "Description of the Notes -- Certain Covenants."

Exchange Offer;
Registration Rights........  Holders of New Notes (other than as set forth below) will not be entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, the Company has agreed, for the benefit of the holders of Old Notes, to file a registration statement under the Securities Act with respect to an exchange offer for the Old Notes. The Registration Statement of which this Prospectus is a part constitutes the exchange offer registration statement referred to in the Registration Rights Agreement. Under certain circumstances described in the Registration Rights Agreement, certain holders of Notes (including holders of Old Notes who are not eligible to participate in the Exchange Offer) may require the Company to file, and use its best efforts to cause to become effective, a shelf registration statement under the Securities Act that would cover resales of Notes by such holders. See "Description of the Notes -- Exchange Offer; Registration Rights."

                                  RISK FACTORS

     Holders of Old Notes should carefully consider the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before tendering their Old Notes in exchange for New Notes.

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain summary unaudited pro forma consolidated financial data of the Company for the twelve months ended December 31, 1997 and the quarter ended April 5, 1998, and are derived from the respective Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this Offering Memorandum. The summary unaudited pro forma consolidated statement of operations data give effect to the Company's acquisitions of AFA, Polytek and CSI as well as the sale of the Old Notes and the application of the proceeds therefrom as if such transactions had occurred as of January 1, 1997. The summary unaudited pro forma consolidated balance sheet data give effect to such acquisitions as well as the sale of the Old Notes and the application of the proceeds therefrom, as if the same had occurred on April 5, 1998 and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Offering Memorandum.

                                                    TWELVE MONTHS
                                                        ENDED           QUARTER
                                                    DECEMBER 31,         ENDED
                                                        1997         APRIL 5, 1998
                                                    -------------    -------------
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................................      $114,531         $ 28,987
  Gross profit(1)...............................        30,926            7,362
  Operating income..............................        16,589            3,741
OTHER DATA:
  EBITDA(2).....................................      $ 28,643         $  6,981
  Cash interest expense(3)......................        14,605            4,005
  Depreciation and amortization.................         9,356            2,439
  Capital expenditures..........................         5,436            1,954
  Ratios:
     Pro forma ratio of earnings to fixed
       charges(4)...............................           1.2x              --
  Margins:
     Gross margin(1)(6).........................          27.0%           25.4%
BALANCE SHEET DATA AT APRIL 5, 1998:
  Working capital...............................                       $ 19,258
  Fixed assets, net.............................                         56,082
  Total assets..................................                        172,796
  Total debt(5).................................                        163,431

---------------
(Footnotes appear on page 9)

Footnotes:

(1) Gross profit for the twelve months ended December 31, 1997 and for the quarter ended April 5, 1998 reflect one-time increases in cost of sales resulting from a $1,713 step-up in the value of AFA and Polytek inventory and a $850 step-up in the value of CSI inventory in connection with the acquisition of those companies, as required by Accounting Principles Board Opinion No. 16 ("APB 16"). Gross profit and gross margin of AFA, Polytek and CSI for the twelve months ended December 31, 1997 and for the quarter ended April 5, 1998, on a pro forma consolidated basis, excluding the non-cash effect of the increases in cost of sales, were $32,639 and 28.5% and $8,212 and 28.3%, respectively.

(2) EBITDA represents income before interest, income taxes, depreciation, amortization and extraordinary items. As used herein and in the Indenture, EBITDA is calculated after elimination of the increases in cost of sales resulting from the non-recurring step-ups in inventory value described in
    Note 1 and, therefore, may not be comparable to similarly titled measures used by other companies. See Description of the Notes -- "Certain Definitions" for the definitions of the terms "Consolidated EBITDA" and "Consolidated Net Income" as used in the Indenture. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company.

(3) Cash interest expense for the twelve months ended December 31, 1997 and the quarter ended April 5, 1998 excludes amortization of deferred financing costs of $515 and $134, respectively.

(4) For purposes of this ratio, earnings consist of income before provision for income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness, amortization of deferred financing costs and one-third of rental expense. For the quarter ended April 5, 1998, earnings, as defined above, were not adequate to cover fixed charges. The coverage deficiency was $447.

(5) Total debt includes long-term debt (including current maturities) and capital lease obligations.

(6) Gross margin is calculated by dividing gross profit by net sales.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth summary historical financial data of Indesco International, Inc. and Subsidiaries (and its predecessors) on a consolidated basis as of December 31, 1996, December 31, 1997 and April 5, 1998 and for each of the periods presented below. The balance sheet data and statement of operations data set forth below are derived from the unaudited financial statements of Indesco International, Inc. and Subsidiaries and WTI, Inc. and Subsidiaries (the predecessor of AFA Holdings Co.) as of and for the quarters ended April 5, 1998 and April 6, 1997, respectively, the audited historical financial statements of AFA Holdings Co. (the Company's parent) as of and for the five months ended December 31, 1997 and WTI, Inc. and Subsidiaries as of December 31, 1996 and July 31, 1997 and the seven months ended July 31, 1997 and the twelve months ended December 31, 1995 and 1996, all of which are included elsewhere in this Prospectus. The following table also sets forth summary financial data of CSI as of May 31, 1996 and 1997 and for each of the years in the three-year period ended May 31, 1997, which data are derived from CSI's audited historical financial statements included elsewhere in this Prospectus. The balance sheet and statement of operations data for CSI as of January 31, 1998 and for the eight months ended January 31, 1997 and 1998 have been derived from the unaudited historical financial statements of CSI included elsewhere in this Prospectus. The following table for CSI includes data relating to assets and liabilities of, and results of operations attributable to, certain business operations that were not purchased in the CSI Acquisition, none of which was material. In the opinion of management, the unaudited data include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the period presented. The data below should be read in conjunction with the Selected Historical Financial Data, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                                WTI, INC. AND
                                SUBSIDIARIES                                                               INDESCO
                                TWELVE MONTHS     WTI, INC. AND   AFA HOLDINGS CO.   WTI, INC. AND   INTERNATIONAL, INC.
                                    ENDED         SUBSIDIARIES      FIVE MONTHS      SUBSIDIARIES     AND SUBSIDIARIES
                                DECEMBER 31,      SEVEN MONTHS         ENDED         QUARTER ENDED      QUARTER ENDED
                              -----------------       ENDED         DECEMBER 31,       APRIL 6,           APRIL 5,
                               1995      1996     JULY 31, 1997         1997             1997               1998
                              -------   -------   -------------   ----------------   -------------   -------------------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
  Net sales.................  $55,238   $54,133      $32,988          $20,108           $15,149           $ 25,016
  Gross profit(1)...........   13,267    14,265        9,124            3,513             4,264              7,091
  Operating income..........    5,390     6,876        4,919              651             2,321              3,855

OTHER DATA:
  EBITDA(2).................  $10,077   $11,621      $ 8,242          $ 4,279             3,923              5,741
  Operating cash flows......    6,705     6,173        5,828            1,448             1,482             (5,788)
  Investing cash flows......   (4,563)   (2,300)      (2,544)            (661)           (1,278)           (93,984)
  Financing cash flows......   (2,241)   (4,158)      (1,628)            (770)              337            101,416
  Interest expense..........    4,489     4,275        2,295            2,231             1,006              3,375
  Depreciation and
    amortization............    4,436     4,470        2,520            1,861             1,348              1,935
  Capital expenditures......    3,604     2,218        2,498              661             1,278              1,028
  Margins:
    Gross margin(1)(3)......     24.0%     26.4%        27.7%            17.5%             28.1%              28.3%

BALANCE SHEET DATA AT PERIOD END:
  Working capital...........       --   $   945           --          $ 5,510                --           $  3,932
  Fixed assets, net.........       --    16,004           --           28,009                --             56,082
  Total assets..............       --    44.801           --           60,887                --            172,696
  Total debt(4).............       --    24,111           --           51,295                --            154,950

CSI

                                                                                     EIGHT MONTHS ENDED
                                                      FISCAL YEAR ENDED MAY 31,          JANUARY 31,
                                                    -----------------------------    -------------------
                                                     1995       1996       1997       1997        1998
                                                    -------    -------    -------    -------    --------
                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.......................................  $58,320    $57,104    $62,249    $39,245    $ 40,972
  Gross profit....................................   15,829     12,490     13,348      7,463       9,678
  Operating income................................    9,615      6,155      7,062      3,250       5,761

OTHER DATA:
  EBITDA(2).......................................  $15,358    $12,186    $13,560    $ 8,010    $ 10,086
  Operating cash flows............................   13,847     12,706     11,299      6,924      12,044
  Investing cash flows............................   (5,414)    (3,559)    (4,609)    (3,512)     (2,016)
  Financing cash flows............................   (8,484)    (9,145)    (6,699)    (3,438)    (10,018)
  Interest expense................................    1,355        983        616        429         147
  Depreciation....................................    5,562      6,173      6,526      4,813       4,382
  Capital expenditures............................    5,301      3,337      4,477      3,378       1,816

  Margins:
    Gross margin(3)...............................     27.1%      21.9%      21.4%      19.0%       23.6%

BALANCE SHEET DATA AT PERIOD END:
  Working capital.................................       --    $ 8,024    $ 8,937         --    $  7,702
  Fixed assets, net...............................       --     32,464     30,588         --      28,149
  Total assets....................................       --     48,631     45,928         --      41,660
  Total debt(4)...................................       --      8,813      5,712         --       1,058

---------------

(1) Gross profit for Indesco International, Inc. and Subsidiaries for the five months ended December 31, 1997 and the quarter ended April 5, 1998 reflect one-time increases in cost of sales resulting from a $1,713 step-up in the value of AFA and Polytek inventory and a $850 step-up in the value of CSI inventory in connection with the acquisition of those companies, as required by APB 16. Gross profit and gross margin of Indesco International Inc. and Subsidiaries for the five months ended December 31, 1997 and for the quarter ended April 5, 1998, excluding the effect of the increases in cost of sales were $5,226 and 26.0% and $7,941 and 31.7%, respectively.

(2) EBITDA represents income before interest, income taxes, depreciation, amortization and extraordinary items. As used herein and in the Indenture, EBITDA is calculated after elimination of the increases in cost of sales resulting from the non-recurring step-ups in inventory value described in
    Note 1 and, therefore, may not be comparable to similarly titled measures used by other companies. See Description of the Notes -- "Certain Definitions" for the definitions of the terms "Consolidated EBITDA" and "Consolidated Net Income" as used in the Indenture. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company.

(3) Gross margin is calculated by dividing gross profit by net sales.

(4) Total debt includes long-term debt (including current maturities) and capital lease obligations.

                                  RISK FACTORS

     Holders of the Old Notes should carefully consider the following factors, as well as the other information and financial data contained in this Prospectus, before tendering their Old Notes in exchange for the New Notes offered hereby. The risk factors set forth below (other than those under the caption "Resales of New Notes") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer of the Old Notes, including the restrictions on transfer of such Old Notes as set forth in the legend thereon, as a consequence of the offer and sale of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an available exemption from, or in a transaction that is otherwise not subject to, the Securities Act. Upon consummation of the Exchange Offer, the Company's principal obligations under the Registration Rights Agreement will terminate and the Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted for exchange pursuant to the Exchange Offer, any trading market for those Old Notes that are not so tendered and remain outstanding could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

RESALES OF NEW NOTES

     The Company is making the Exchange Offer in reliance upon interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties. Based on such interpretations, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder, other than a broker-dealer, has no arrangement or understanding with any person to engage or participate in a distribution of such New Notes. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Old Notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of the New Notes and has no arrangement or understanding to engage or participate in a distribution of the New Notes. If any holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year after the Expiration Date, it will make this Prospectus available to broker-dealers for use in connection with any such resale. See "The Exchange Offer -- Resales of New Notes."

SUBSTANTIAL LEVERAGE

     The Company incurred substantial indebtedness to finance the CSI Acquisition and to refinance outstanding indebtedness, and has remained highly leveraged and has significant debt service obligations. As of April 5, 1998, after giving pro forma effect to the sale of the Old Notes and the related Transactions, the Company would have had approximately $163.4 million of indebtedness outstanding. Immediately following the sale of the Old Notes and application of the proceeds therefrom there was outstanding approximately $10.9 million of Senior Indebtedness, representing outstanding borrowings under the Revolving Credit Facility, and approximately $7.9 million of indebtedness under credit facilities of Polytek (the "Polytek Facilities") that effectively ranked senior to the Old Notes and would effectively rank senior to the New Notes. The Revolving Credit Facility and the Polytek Facilities are referred to collectively as the "Credit Facilities." See "Pro Forma Capitalization." Subject to certain limitations, the Indenture and the Credit Facilities permit the Company and its subsidiaries to incur additional indebtedness.

     The degree to which the Company continues to be leveraged could have important consequences to holders of the New Notes, including the following: (i) the Company's ability to obtain additional financing in the future for capital expenditures, acquisitions or general corporate purposes, including working capital, may be limited; (ii) a substantial portion of the Company's cash flow from operations will be required for debt service, thereby reducing the funds available to the Company for its operations, capital expenditures, acquisitions or other purposes; (iii) the Company's borrowings under the Revolving Credit Facility will bear interest at variable rates, which could result in higher interest expense if interest rates rise; (iv) the Company's level of indebtedness could limit its flexibility in planning for and reacting to, and make it more vulnerable to, competitive pressures and changes in industry and economic conditions generally; and (v) indebtedness incurred under the Credit Facilities is scheduled to become due prior to the time any principal payments are required in respect of the New Notes and, therefore, the Company may need to refinance such indebtedness. The Company's ability to refinance the Credit Facilities, if necessary, will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its then outstanding indebtedness and other factors, including general economic and market conditions, that are beyond the control of the Company. In addition, the Company's operating flexibility with respect to certain business matters will be limited by financial and restrictive covenants contained in the Indenture and the Credit Facilities and the failure to comply with those covenants could have a material adverse effect on the Company. There can be no assurance that those covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in business activities that may be in its interest. See "Description of the Notes" and "Description of Other Indebtedness."

     The ability of the Company to service its indebtedness, and to comply with the financial and restrictive covenants contained in the Indenture and the Credit Facilities, will depend upon the Company's future performance and ability to generate cash, which are subject to financial, economic, competitive and other factors, many of which are beyond the Company's control. Based on the Company's current expectations with respect to its existing business, the Company does not expect to generate cash sufficient to repay the New Notes at maturity and, accordingly, will have to refinance the New Notes at their maturity. In addition, there can be no assurance that the Company will be able to generate sufficient cash to meet its other debt service obligations. If the Company is unable to generate sufficient funds to meet its debt service obligations, it may be required to refinance some of its indebtedness, to sell assets or to raise additional equity. No assurance can be given that such refinancings, asset sales or equity sales could be accomplished or, if accomplished, would raise sufficient funds to meet the Company's debt service obligations. The Company's high degree of leverage and related financial covenants could have a material adverse effect on its ability to withstand competitive pressures or adverse economic conditions, to make acquisitions, to obtain future financing or to take advantage of business opportunities that may arise.

HOLDING COMPANY STRUCTURE

     The Company is a holding company and, accordingly, its cash flow and ability to service its debt, including the New Notes, is dependent upon the earnings of its subsidiaries and the payments of funds by those subsidiaries to the Company in the form of dividends or other distributions or pursuant to a Subsidiary

Guarantor's guarantee of the New Notes. Although the Indenture generally prohibits the Company from permitting its Restricted Subsidiaries (including CSI, AFA and Polytek) to allow restrictions on their ability to pay dividends and other amounts to the Company, any such restrictions could materially and adversely affect the Company's ability to service and repay its debts, including the New Notes. For example, the Polytek Facilities contain a restriction on payment of dividends in certain circumstances. See "Description of Other Indebtedness." Creditors of those subsidiaries, including trade creditors, will have a prior claim on the earnings and funds of those subsidiaries. Moreover, while the Old Notes are, and the New Notes will be, guaranteed on an unsecured senior subordinated basis by the Subsidiary Guarantors, the existing Subsidiary Guarantors are obligors with respect to substantial indebtedness, including as guarantors of indebtedness under the Revolving Credit Facility, and the capital stock of those Subsidiary Guarantors has been pledged by the Company to secure amounts borrowed under the Revolving Credit Facility. In addition, the Company's parent corporation, Indesco Holdings Co. (the "Parent"), has guaranteed the Company's obligations under the Revolving Credit Facility and, as security for such guarantee, has pledged its holdings of the capital stock of the Company. See also "-- Fraudulent Conveyance Statutes."

SUBORDINATION OF NOTES AND SUBSIDIARY GUARANTEES; ASSET ENCUMBRANCES

     The Old Notes are, and the New Notes will be, general unsecured obligations of the Company, subordinated in right of payment to all of the Company's existing and future Senior Indebtedness (as defined in the Indenture), including borrowings under the Revolving Credit Facility. In addition, each Subsidiary Guarantee will be a general unsecured obligation of the relevant Subsidiary Guarantor, and similarly subordinated in right of payment to all existing and future Senior Indebtedness of that Subsidiary Guarantor, including its obligations under the Revolving Credit Facility. At April 5, 1998, on a pro forma basis after giving effect to the Transactions, the aggregate amount of indebtedness that would have effectively ranked senior to the New Notes and the Subsidiary Guarantees would have been approximately $18.4 million, and the Company would have had additional availability of $8.1 million for borrowings under the Credit Facilities, all of which would be Senior Indebtedness, if borrowed. At July 5, 1998, there was outstanding approximately $13.9 million of indebtedness that ranked senior to the Old Notes and would effectively rank senior to the New Notes. Additional Senior Indebtedness may be incurred by the Company and the Subsidiary Guarantors from time to time, subject to certain restrictions.

     In the event of the bankruptcy, liquidation or reorganization of the Company or any Subsidiary Guarantor, the assets of the Company and the Subsidiary Guarantors will be available to pay obligations on the New Notes only after all Senior Indebtedness of those entities has been paid in full, following which there may not be sufficient assets remaining to pay amounts due in respect of New Notes then outstanding. In addition, under certain circumstances the Company will not be permitted to pay its obligations under the Notes in the event of a default under certain Senior Indebtedness. See "Description of the Notes -- Subordination" and "Description of the Notes -- Subordination of Subsidiary Guarantees."

     In addition, the New Notes and each Subsidiary Guarantee will be effectively subordinated to all secured obligations of the Company and such Subsidiary Guarantor, respectively, to the extent of the assets securing those obligations. The Revolving Credit Facility is secured by all of the capital stock of the Company's domestic subsidiaries, 66% of the capital stock of the Company's foreign subsidiaries and substantially all of the domestic assets of the Company and its domestic subsidiaries.

     The New Notes also will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's non-U.S. Subsidiaries that are not Subsidiary Guarantors (including indebtedness of Polytek under the Polytek Facilities), and would be so subordinated to all existing and future indebtedness of the Subsidiary Guarantors if the Subsidiary Guarantees were avoided or subordinated in favor of the Subsidiary Guarantors' other creditors. See "-- Fraudulent Conveyance Statutes."

ABILITY TO SUCCESSFULLY COMBINE OPERATIONS

     The integration of CSI's operations with those of AFA and Polytek will require substantial management, engineering and other resources. Although the Company believes that it has sufficient resources to accomplish this integration, there can be no assurance that the Company will not experience difficulties with manufacturing processes, tooling, manufacturing personnel or other matters. In addition, although management believes that combining the resources and businesses of CSI, AFA and Polytek will enhance the Company's competitive position and business prospects, there can be no assurance that those benefits will be realized or that the combination of the operations of CSI with those of AFA and Polytek will be successful.

     As the Company proceeds to integrate the operations of CSI, AFA and Polytek, it will consolidate the human resources, purchasing, accounting and management information activities of these three entities. There can be no assurance, however, as to the timing or amount of any cost savings that may be realized as a result of those changes, which may result in a disruption of the Company's operations and could have a material adverse effect on its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY CUSTOMERS

     AFA sells its products through a network of more than 40 distributors to a large and diversified customer base. CSI and Polytek market their trigger sprayers directly to a small number of large consumer products manufacturers. The Company's ten largest customers accounted for an aggregate of approximately 41.6% and 45.1% of its net sales on a consolidated pro forma basis during the twelve months ended December 31, 1997 and the quarter ended April 5, 1998, respectively. A substantial reduction in the Company's sales to, or the loss of, any of these customers could have a material adverse effect on the Company's results of operations and financial condition. In 1993, one of CSI's largest customers, which at the time accounted for approximately 22.0% of its total unit volume, was acquired by S.C. Johnson and in late 1994 ceased purchasing products from CSI. The loss of this customer's business adversely impacted CSI's results of operations in fiscal 1995 and fiscal 1996. In January 1998, Dow Brands, CSI's largest customer, sold certain of its product lines to S.C. Johnson and subsequently notified CSI that it would be terminating its contract with CSI effective April 23, 1998. Dow Brands' purchases from CSI during the twelve months ended December 31, 1997 and the quarter ended April 5, 1998 accounted for approximately 10.0% and 10.3%, respectively of the Company's net sales on a pro forma consolidated basis. The Company does not expect to retain any of the business attributable to the product lines sold by Dow Brands to S.C. Johnson, but is using and expects to continue to use the production capacity previously allocated to this business to meet the requirements of other customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Distribution; Principal Customers."

COMPETITION

     The Company operates in highly competitive markets with a number of companies of varying sizes. There can be no assurance that the Company can continue to compete successfully with such other companies. Competitive pressures or other factors could cause the Company's products to lose market share or could result in significant price erosion, which would have a material adverse effect on the Company. See "Business -- Competition."

PRICING AND AVAILABILITY OF RAW MATERIALS

     The Company's results of operations may be affected by the pricing and availability of raw materials. Sudden increases in demand or decreases in supply can greatly increase the cost of raw materials used by the Company in the manufacture of its products. Plastic resin (particularly polypropylene) is the principal raw material purchased by the Company. Approximately 18.9% and 18.2% of the Company's cost of sales, on a pro forma consolidated basis, for the twelve months ended December 31, 1997 and the quarter ended April 5, 1998, respectively were attributable to purchases of plastic resin. The cost of plastic resin fluctuates, based on supply and demand, and rose significantly from 1994 to mid-1996. In the second half of 1996, market prices for resin decreased as new capacity came on line and such prices have continued to decline since that date. There can be no assurance that resin prices may not rise significantly in the future. To date, the Company has been able to obtain sufficient quantities of plastic resin for its requirements. The Company has long-standing relationships with its major suppliers and believes that adequate alternative sources of supply exist for all of its major material requirements. See "Business -- Raw Materials."

IMPACT OF EXCHANGE RATE FLUCTUATIONS ON FOREIGN SALES

     Sales outside of North America (including export sales) accounted for approximately 21.9% and 27.6% of the Company's pro forma net sales for the twelve months ended December 31, 1997 and the quarter ended April 5, 1998, respectively. The Company's business strategy contemplates expanding its sales in non-U.S. markets. The U.S. dollar value of revenues derived from products sold outside the United States (excluding U.S. export sales) varies with currency exchange rate fluctuations, and the Company's revenues have been and may continue to be unfavorably impacted for financial reporting purposes by significant increases in the value of the U.S. dollar relative to certain foreign currencies. In addition, with respect to product sales that are denominated in a currency other than the functional currency of the country in which the products are manufactured, the Company's margins have been and may continue to be adversely affected by fluctuations in exchange rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the efforts, ability and experience of its key executive officers and those of its principal subsidiaries: CSI, AFA and Polytek. The Company's continued growth and success will depend on its ability to attract and retain skilled executive personnel and on the ability of those personnel to successfully manage its operations. The loss of some or all of the Company's key executive personnel could have a material adverse effect on its results of operations.

ENVIRONMENTAL MATTERS

     The Company is subject to a wide range of federal, state and local environmental and health and safety laws and regulations, including those governing the use, handling, discharge, disposal and emissions of hazardous materials and wastes. Some of these environmental laws impose strict, joint and several liability on the owner or operator of a contaminated site, as well as any person who disposes or who arranges for the disposal of hazardous materials at a contaminated site, whether or not the owner or operator of the property knew of, or was responsible for, the presence of such hazardous or toxic substances or wastes. Past and present business operations of the Company subject to such laws, ordinances and regulations include the use, handling and arranging for recycling or disposal of hazardous materials or wastes, including new and waste resins, paints, lacquers, solvents, lubricants, degreasing agents and fuels. The violation of these laws and regulations can result in civil and criminal penalties being levied or in a cease and desist order against operations that are not in compliance. The Company believes that its subsidiaries are in substantial compliance with applicable environmental laws and regulations relating to their operations and that, currently, no material capital expenditures are necessary to maintain compliance with existing laws. However, future laws and regulations may be more stringent and may require the Company to incur significant additional costs. See "Business -- Environmental Compliance."

CONTROL BY EXISTING SHAREHOLDERS

     All of the outstanding capital stock of the Company is owned by the Parent. Ariel Gratch and Yehochai Schneider, together with their affiliates, beneficially own and, upon completion of the Transactions, will continue to beneficially own, directly or through intermediaries, shares representing 100% of the aggregate voting power of the Parent's outstanding capital stock (on a fully diluted basis). As a result, Messrs. Gratch and Schneider effectively control the Company's affairs and business and have the voting power to determine the outcome of all matters requiring action by the Company's stockholders, including the election of directors. Although the Company intends, within a short period of time following consummation of the Exchange Offer, to add two directors who are neither officers nor employees of the Company or any of its affiliates nor members of the families of its principal shareholders, the Board of Directors is expected to continue to be comprised substantially, if not entirely, of persons designated or approved by Messrs. Gratch and Schneider.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes will be entitled to require the Company to purchase any or all of the New Notes held by such holder at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. However, the Company's ability to purchase New Notes upon a Change of Control may be limited by the terms of the Company's then existing contractual obligations. In addition, the Company may not have adequate financial resources to effect such a purchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the New Notes to be purchased or otherwise. The Company's failure to purchase all New Notes that are tendered for purchase upon the occurrence of a Change of Control would constitute an Event of Default under the Indenture.

     The Change of Control provision may not necessarily afford the holders of the New Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions.

FRAUDULENT CONVEYANCE STATUTES

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company, at the time it incurred the indebtedness evidenced by the Old Notes (or the New Notes issued in exchange therefor), or any Subsidiary Guarantor, at the time it executed its Subsidiary Guarantee, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence, (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Subsidiary Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay those debts as they mature, and (ii) the Company or such Subsidiary Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of that indebtedness, the New Notes and the Subsidiary Guarantees could be voided, or claims in respect of the New Notes or the Subsidiary Guarantees could be subordinated to other debts of the Company or such Guarantor in addition to Senior Indebtedness. For similar reasons, other indebtedness of the Company or any Subsidiary Guarantor, including indebtedness under the Revolving Credit Facility and any pledge or other security interest securing that indebtedness, could be voided or subordinated. The voiding or subordination of any such pledges or other security interests or of any such other indebtedness, could result in an event of default with respect to that indebtedness, which could result in acceleration thereof. In addition, the Company's payment of interest on and principal of the New Notes or a Subsidiary Guarantor's payment of amounts pursuant to a Subsidiary Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Subsidiary Guarantor, as the case may be.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

     On the basis of their historical financial information, recent operating history as discussed elsewhere herein under the headings "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as other factors, the Company and each Subsidiary Guarantor believes that, after giving effect to the indebtedness incurred in connection with the Transactions, it (i) will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature and
(ii) will have sufficient assets to satisfy any probable money judgment against it in any pending action. There can be no assurance, however, as to what standard a court would apply in making such determinations.

ABSENCE OF PUBLIC MARKET

     The Old Notes were issued on April 23, 1998 to a limited number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Notes could be adversely affected. The New Notes are a new issue of securities that will initially be owned by holders of the Old Notes that elect to participate in the Exchange Offer and, therefore, will not be widely distributed. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders might be able to sell their New Notes. If such a market were to develop, the Notes could trade at prices that may be higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes. However, the Initial Purchaser is not obligated to do so, however, and any such market making may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or market.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the issuance of the New Notes. As consideration for the New Notes that are issued, the Company will receive Old Notes in a like principal amount, which Old Notes will be retired and cancelled and may not be reissued. Accordingly, the issuance of the New Notes will not result in any change in the Company's outstanding indebtedness.

     The net proceeds from the sale of the Old Notes, after deduction of the discount to the Initial Purchaser and related fees and expenses, were approximately $140.0 million. Those proceeds were used primarily to repay and retire the entire $135.0 million outstanding principal amount of the Term Loans. The Term Loans were incurred under a facility provided by NationsBridge L.L.C., an affiliate of the Initial Purchaser, to finance the CSI Acquisition in February 1998 (approximately $92.9 million) and to refinance previously outstanding indebtedness incurred in connection with the acquisition of AFA in July 1997 (approximately $39.6 million). For further information regarding the Term Loans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In addition, a portion of the net proceeds were used to fund payment of (i) a deferred fee of $573,000 to NationsCredit Commercial Corporation ("NationsCredit") arising out of the prepayment in February 1998 of indebtedness incurred in July 1997 to finance the acquisition of AFA and (ii) a $2.5 million distribution from the Company to the Parent, which, together with an equal amount advanced to the Parent by certain of its stockholders, was used by the Parent to repurchase outstanding common stock purchase warrants held by NationsCredit. See "Certain Transactions." The balance of the net proceeds (approximately $1,518,000) were applied to reduce outstanding borrowings under the Revolving Credit Facility.

                            PRO FORMA CAPITALIZATION

     The following table sets forth the unaudited pro forma capitalization of the Company at April 5, 1998 after giving pro forma effect to the sale of the Old Notes and application of the proceeds therefrom as described under "Use of Proceeds." The information contained in this table should be read in conjunction with the unaudited pro forma consolidated financial statements and the historical unaudited financial statements, each with the related notes thereto, included elsewhere herein.

                                                                   APRIL 5, 1998
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
TOTAL DEBT (INCLUDING CURRENT MATURITIES OF LONG-TERM DEBT)
  Revolving Credit Facility(1)..............................   $ 11,818     $ 10,299
  Term Loans................................................    135,000           --

  Other debt(2).............................................      8,132        8,132
     9 3/4% Senior Subordinated Notes due 2008..............         --      145,000
                                                               --------     --------
          Total debt........................................    154,950      163,431
                                                               --------     --------
SHAREHOLDERS' EQUITY
  Common Stock (200 shares outstanding, $.01 par value).....         --           --
  Additional paid-in capital................................      7,562        5,062
  Accumulated deficit(3)....................................     (3,552)      (8,810)
  Cumulative translation adjustment.........................         11           11
                                                               --------     --------
          Total shareholders' equity (deficit)..............      4,021       (3,737)
                                                               --------     --------
            Total capitalization............................   $158,971     $159,694
                                                               ========     ========

---------------
(1) At July 5, 1998, outstanding borrowings under the Revolving Credit Facility totalled approximately $6.5 million and there was additional availability thereunder of approximately $9.7 million.

(2) Represents outstanding debt of Polytek under the Polytek Facilities, which was incurred in The Netherlands in Dutch guilders, stated in U.S. dollars based on the rate of exchange in effect at April 5, 1998. At July 5, 1998, there was outstanding approximately $7.5 million of indebtedness under the Polytek Facilities and additional availability thereunder of approximately $3.2 million, in each case expressed on the basis of the rate of exchange in effect at July 3, 1998.

(3) Pro forma accumulated deficit reflects a write-off of $5.3 million of deferred financing costs as a result of the refinancing of previously outstanding indebtedness.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements reflect
(i) the acquisition from Contico International, Inc. in February 1998 of substantially all the assets and business of its Continental Sprayers International ("CSI") division, as if such acquisition had occurred on January 1, 1997 for statement of operations purposes, (ii) the consummation of the sale of the Old Notes and application of the net proceeds therefrom as if the same had occurred on April 5, 1998 for purposes of the unaudited pro forma consolidated balance sheet and on January 1, 1997 for purposes of the unaudited pro forma consolidated statements of operations and assumes the Old Notes remained outstanding through December 31, 1997 and April 5, 1998 for purposes of the unaudited pro forma combined statements of operations and (iii) for purposes of the unaudited pro forma consolidated statement of operations for the twelve months ended December 31, 1997, the acquisition from WTI, Inc. (the predecessor of AFA Holdings Co.) in July 1997 of substantially all of the assets and businesses of AFA and all of the outstanding capital stock of Polytek, as if such acquisitions had occurred on January 1, 1997. The unaudited pro forma statement of operations for the twelve months ended December 31, 1997 presents the results of operations of WTI, Inc. and its subsidiaries for the seven months ended July 31, 1997, the results of operations of AFA Holdings Co. and its subsidiaries from August 1, 1997 to December 31, 1997, and the results of operations of CSI for the twelve months ended December 31, 1997. The unaudited pro forma statement of operations for the three month period ended April 5, 1998 presents the results of operations of Indesco International, Inc. and Subsidiaries for the quarter ended April 5, 1998 and the results of operations of CSI for the one month period ended January 31, 1998. The audited historical statements of operations of CSI included in this Prospectus include the results of operations of CSI for the years ended May 31, 1997, 1996 and 1995. The results of operations of CSI for the twelve months ended December 31, 1997 included in the December 31, 1997 pro forma statement of operations and the one month ended January 31, 1998 included in the April 5, 1998 pro forma statement of operations are derived from the financial records of CSI. Pro forma adjustments to the April 5, 1998 pro forma consolidated balance sheet as a result of the CSI acquisition are not necessary as CSI is included in the historical Indesco International, Inc. and Subsidiaries amounts as of April 5, 1998. Prior to its acquisition by the Company, each of these acquired businesses operated as a separate entity. The information presented may not be indicative of the results that would have actually been obtained had such acquisitions been completed on the dates indicated, nor is such information intended to be predictive of the Company's future results of operations or financial position. These unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and the related notes thereto of the respective entities appearing elsewhere in this Prospectus.

                  INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                             AS OF APRIL 5, 1998
                                                              --------------------------------------------------
                                                                    INDESCO             OFFERING          THE
                                                              INTERNATIONAL, INC.      PRO FORMA        COMPANY
                                                               AND SUBSIDIARIES      ADJUSTMENTS(1)    PRO FORMA
                                                              -------------------    --------------    ---------
ASSETS:
Current assets:
  Cash and cash equivalents.................................       $  2,675            $               $  2,675
  Accounts receivable.......................................         17,062                              17,062
  Inventories...............................................         14,507                              14,507
  Prepaid expenses and other................................            914                                 914
                                                                   --------            ---------       --------
         Total current assets...............................         35,158                              35,158
Property, plant and equipment, net..........................         56,082                              56,082
Goodwill....................................................         70,496                              70,496
Patents and other intangibles...............................          5,065                               5,065
Deferred financing costs....................................          5,258                  100          5,358
Other assets................................................            637                                 637
                                                                   --------            ---------       --------
         Total assets.......................................       $172,696            $     100       $172,796
                                                                   ========            =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt.........................       $  3,374            $               $  3,374
  Accounts payable..........................................          4,521                               4,521
  Other accrued expenses....................................          8,628                 (623)         8,005
                                                                   --------            ---------       --------
         Total current liabilities..........................         16,523                 (623)        15,900
Long term debt:
  Revolving Credit Facility.................................         14,703               (1,519)        13,184
  Term Loans................................................        136,873             (135,000)         1,873
  9 3/4% Senior Subordinated Notes due 2008.................                             145,000        145,000
                                                                   --------            ---------       --------
         Total long term debt...............................        151,576                8,481        160,057
Deferred income taxes.......................................            576                                 576
                                                                   --------            ---------       --------
         Total liabilities..................................        168,675                7,858        176,533
                                                                   --------            ---------       --------
Stockholder's equity (deficit)
  Common stock..............................................          3,242                               3,242
  Paid-in capital...........................................          4,320               (2,500)         1,820
  Accumulated deficit.......................................         (3,552)              (5,258)        (8,810)
  Cumulative translation adjustment.........................             11                                  11
                                                                   --------            ---------       --------
         Total stockholders' equity (deficit)...............          4,021               (7,758)        (3,737)
                                                                   --------            ---------       --------
         Total liabilities and stockholders' equity
           (deficit)........................................       $172,696            $     100       $172,796
                                                                   ========            =========       ========

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                  INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                     QUARTER ENDED APRIL 5, 1998
                                              -------------------------------------------------------------------------
                                                 INDESCO            CSI         LESS: CSI
                                              INTERNATIONAL,      FOR THE      OPERATIONS       OFFERING         THE
                                                 INC. AND        MONTH OF          NOT         PRO FORMA       COMPANY
                                               SUBSIDIARIES    JANUARY, 1998   ACQUIRED(2)   ADJUSTMENTS(5)   PRO FORMA
                                              --------------   -------------   -----------   --------------   ---------
Net sales...................................      $25,016         $4,284          $(313)        $              $28,987
Cost of sales...............................       17,925          4,358           (230)           (428)        21,625
                                                  -------         ------          -----         -------        -------
         Gross profit.......................        7,091            (74)           (83)            428          7,362
Operating expenses:
  Selling, general & administrative
    expenses................................        3,236            289            (75)            171          3,621
                                                  -------         ------          -----         -------        -------
         Income from operations.............        3,855           (363)            (8)            257          3,741
Other expense:
  Interest..................................        3,375                                           764          4,139
  Other, net................................           49                                                           49
                                                  -------         ------          -----         -------        -------
         Total other expense, net...........        3,424                                           764          4,188
                                                  -------         ------          -----         -------        -------
         Income (loss) before extraordinary
           item and provision for income
           taxes............................          431           (363)            (8)           (507)          (447)
Income tax provision -- foreign.............          171             11             (2)                           180
                                                  -------         ------          -----         -------        -------
Income (loss) from continuing operations
  before non-recurring charges directly
  attributable to the early extinguishment
  of debt...................................      $   260         $ (374)         $  (6)        $  (507)       $  (627)
                                                  =======         ======          =====         =======        =======

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                  INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                          AFA HOLDINGS    FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                           WTI INC. AND      CO. AND      ----------------------------------------------
                           SUBSIDIARIES   SUBSIDIARIES                                          CSI
                           SEVEN MONTHS    FIVE MONTHS                     AFA HOLDINGS    TWELVE MONTHS
                              ENDED           ENDED                           CO. AND          ENDED
                             JULY 31,     DECEMBER 31,      PRO FORMA      SUBSIDIARIES    DECEMBER 31,
                               1997           1997        ADJUSTMENTS(4)     PRO FORMA         1997
                           ------------   -------------   --------------   -------------   -------------
Net sales................    $32,988         $20,108          $               $53,096         $63,799
Cost of sales............     23,864          16,595            148            40,607          47,497
                             -------         -------          -----           -------         -------
        Gross profit.....      9,124           3,513           (148)           12,489          16,302
Selling, general and
  administrative
  expenses...............      4,205           2,862           (236)            6,831           6,235
                             -------         -------          -----           -------         -------
        Income from
          operations.....      4,919             651             88             5,658          10,067
Other expense (income):
  Interest...............      2,295           2,231            563             5,089             396
  Other, net.............       (803)            (54)                            (857)           (128)
                             -------         -------          -----           -------         -------
        Total other
          expense........      1,492           2,177            563             4,232             268
                             -------         -------          -----           -------         -------
Income (loss) before
  provision for income
  taxes..................      3,427          (1,526)          (475)            1,426           9,799
Income tax provision
  (benefit)..............        354            (152)                             202             456
                             -------         -------          -----           -------         -------
        Net income
          (loss).........    $ 3,073         $(1,374)         $(475)          $ 1,224         $ 9,343
                             =======         =======          =====           =======         =======

                           FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                           ----------------------------------------

                            LESS: CSI
                           OPERATIONS                        THE
                               NOT         PRO FORMA       COMPANY
                           ACQUIRED(2)   ADJUSTMENTS(5)   PRO FORMA
                           -----------   --------------   ---------
Net sales................    $2,364         $             $114,531
Cost of sales............     1,431          (3,068)        83,605
                             ------         -------       --------
        Gross profit.....       933           3,068         30,926
Selling, general and
  administrative
  expenses...............       597           1,868         14,337
                             ------         -------       --------
        Income from
          operations.....       336           1,200         16,589
Other expense (income):
  Interest...............                     9,635         15,120
  Other, net.............                                     (985)
                             ------         -------       --------
        Total other
          expense........                     9,635         14,135
                             ------         -------       --------
Income (loss) before
  provision for income
  taxes..................       336          (8,435)         2,454
Income tax provision
  (benefit)..............       125             497          1,030
                             ------         -------       --------
        Net income
          (loss).........    $  211         $(8,932)      $  1,424
                             ======         =======       ========

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                  INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) Acquisition and Related Financing

    Effective February 1, 1998, the Company consummated the CSI Acquisition. On April 23, 1998, the Company received proceeds of $145,000 from the sale of the Notes (See "Description of the Notes"), the proceeds have been applied as follows:

Repayment of Term Loans.................................    $135,000
Financing Costs.........................................       4,508
Return of Capital to the Parent.........................       2,500
Reduction of Revolving Credit Borrowings................       1,519
Interest Payable........................................         900
Prepayment Fee..........................................         573
                                                            --------
          Total.........................................    $145,000
                                                            ========

     In addition to the financing cost reflected above, the Company has accrued approximately $850 of additional offering cost.

     The pro forma balance sheet reflects the write-off of $5,258 of financing fees, net of accumulated amortization, in connection with the February, 1998 bank financing.

(2) The Company did not acquire certain low volume operations of CSI in the United Kingdom that relate to the production and sale of specialty items.

(3) The Company has recorded fixed assets and identifiable intangibles at their net historical book value, pending completion of appraisals. However, management does not expect the final valuations resulting from the appraisals to differ materially from the recorded amounts. Differences, if any, between these amounts and the amounts resulting from appraisals and valuations of these assets, which have not yet been completed, will be reflected as adjustments to goodwill, which may increase or decrease related depreciation and amortization charges.

(4) Pro forma adjustments to reflect the results of the acquisitions of AFA and Polytek in the 1997 pro forma statement of operations as if the same had occurred on January 1, 1997 are as follows:

                                                              1997
                                                             -------
(a) Additional fixed asset depreciation..................    $   289
(b) Amortization of intangibles..........................       (232)
    Elimination of lease payments for assets purchased...       (145)
    Predecessor interest elimination.....................     (2,295)
(c) Interest on July 1997 financing......................      2,858
                                                             -------
                                                             $   475
                                                             =======

     (a) Reflects the depreciation of the increase in fair market value of fixed assets acquired and the effects of new service lives.

     (b) Amortization of intangibles, including patents and goodwill of approximately $6,000 and $6,500, respectively, with lives ranging from 15 to 30 years, net of predecessor amortization.

     (c) Debt incurred as a result of the acquisition of AFA and Polytek consisted of $38,000 of long-term borrowings at an average interest rate of 10.14% and a revolving line of credit of $7,000 at floating rates.

                          INDESCO INTERNATIONAL, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(5) Pro forma adjustments to reflect the CSI Acquisition and the consummation of the sale of the Old Notes as if the same had occurred on January 1, 1997 are as follows:

                                      TWELVE MONTHS ENDED    QUARTER ENDED
                                       DECEMBER 31, 1997     APRIL 5, 1998
                                      -------------------    -------------
(a) Fixed asset depreciation........        $(3,068)              (428)
(b) Amortization of intangibles.....          1,868                171
(c) Increase in interest expense....          9,635                764
(d) Income taxes....................            497                 --
(e) Write-off of finance fees.......             --              5,258
                                            -------             ------
                                            $ 8,932             $5,765
                                            =======             ======

     (a) Reflects the adoption of AFA depreciation methods and the effect of new service lives (see Note 3 above).

     (b) Reflects amortization of estimated values of identifiable intangibles and goodwill of approximately $61,000 with an amortization life of 30 years (see Note 3 above).

     (c) Reflects elimination of interest charges and related amortization of debt financing costs related primarily to the financing of the acquisitions of AFA and CSI. Includes interest on the Notes at a rate of 9.75% per annum and amortization of estimated deferred financing charges, resulting in pro forma interest expense of approximately $14,725 for the twelve months ended December 31, 1997 and $4,023 for the quarter ended April 5, 1998. Interest on certain foreign debt outstanding at a rate of 5.5% per annum resulted in additional interest expense of $395 for the twelve months ended December 31, 1997 and $116 for the quarter ended April 5, 1998.

     (d) The pro forma adjustment for income taxes reflects the tax effect of the pro forma adjustments and the tax effect of S corporation earnings of CSI treated as C corporation earnings. For the quarter ended April 5, 1998 a full valuation allowance has been recorded against the income tax benefit resulting from the loss on the early extinguishment of debt for U.S. tax purposes. The provision for that period reflects only foreign taxes.

     (e) Reflects the write-off of financing fees in connection with the February acquisition of CSI and refinancing of previous outstanding debt, before any current year amortization.

(6) Pro forma EBITDA for the quarter ended April 5, 1998 and the twelve months ended December 31, 1997 was $6,981 and $28,643, respectively. EBITDA represents income before interest, income taxes, depreciation, amortization and extraordinary items. As used herein and in the Indenture, EBITDA is calculated after elimination of the increases in cost of sales resulting from the non-recurring step-ups in inventory value described in Note 1 and, therefore, may not be comparable to similarly titled measures used by other companies. See Description of the Notes -- "Certain Definitions" for the definitions of the terms "Consolidated EBITDA" and "Consolidated Net Income" as used in the Indenture. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company.

                       SELECTED HISTORICAL FINANCIAL DATA

INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

     The following table sets forth selected historical financial data of Indesco International, Inc. and Subsidiaries (and its predecessors) on a consolidated basis as of and for each of the years in the four-year period ended December 31, 1996 and as of December 31, 1997 and April 5, 1998 and for the quarters ended April 6, 1997 and April 5, 1998, and the five months and seven months ended December 31, 1997 and July 31, 1997, respectively. The balance sheet data as of April 5, 1998 and the statement of operations data for the quarters ended April 6, 1997 and April 5, 1998 are derived from the unaudited historical financial statements of Indesco International, Inc. and Subsidiaries included elsewhere in this Prospectus. The balance sheet data as of December 31, 1996 and 1997 and the statement of operations data for each of the years in the two-year period ended December 31, 1996 and for the seven and five month periods ended July 31 and December 31, 1997, respectively, are derived from the audited historical financial statements of AFA Holdings Co. (the Company's parent) and WTI, Inc. and Subsidiaries (the predecessor of AFA Holdings Co.) included elsewhere in this Prospectus. The balance sheet data as of December 31, 1993, 1994 and 1995 and the statement of operations data for each of the years in the two-year period ended December 31, 1994 have been derived from the financial records of WTI, Inc. and Subsidiaries. The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                            WTI, INC. AND SUBSIDIARIES         WTI, INC AND    AFA HOLDINGS CO.
                                                TWELVE MONTHS ENDED            SUBSIDIARIES      FIVE MONTHS
                                                   DECEMBER 31,                SEVEN MONTHS         ENDED
                                       -------------------------------------       ENDED         DECEMBER 31,
                                        1993      1994      1995      1996     JULY 31, 1997         1997
                                       -------   -------   -------   -------   -------------   ----------------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Net sales...........................  $45,679   $48,572   $55,238   $54,133      $32,988          $20,108
 Cost of sales.......................   32,918    34,418    41,971    39,868       23,864           16,595
                                       -------   -------   -------   -------      -------          -------
 Gross profit(1).....................   12,761    14,154    13,267    14,265        9,124            3,513
 Selling, general and administrative
   expenses..........................    7,741     7,751     7,877     7,389        4,205            2,862
                                       -------   -------   -------   -------      -------          -------
 Income from operations..............    5,020     6,403     5,390     6,876        4,919              651
 Interest expense....................    4,178     4,289     4,489     4,275        2,295            2,231
 Other expense (income), net.........     (464)     (163)     (251)     (275)        (803)             (54)
                                       -------   -------   -------   -------      -------          -------
 Income (loss) before extraordinary
   item and provision (benefit) for
   taxes.............................    1,306     2,277     1,152     2,876        3,427           (1,526)
 Income taxes (benefit)..............      917       761       880       354          354             (152)
                                       -------   -------   -------   -------      -------          -------
 Net income (loss) before
   extraordinary item................      389     1,516       272     2,522        3,073           (1,374)
 Extraordinary item -- loss on early
   extinguishment of debt............
                                       -------   -------   -------   -------      -------          -------
 Net income (loss)...................  $   389   $ 1,516   $   272   $ 2,522      $ 3,073          $(1,374)
                                       =======   =======   =======   =======      =======          =======
OTHER DATA:
 EBITDA(2)...........................  $ 9,387   $10,710   $10,077   $11,621      $ 8,242          $ 4,279
 Operating cash flows................    6,343     5,785     6,705     6,173        5,828            1,448
 Investing cash flows................   (5,283)   (3,133)   (4,563)   (2,300)      (2,544)            (661)
 Financing cash flows................     (328)   (2,726)   (2,241)   (4,158)      (1,628)            (770)
 Depreciation and amortization.......    3,903     4,144     4,436     4,470        2,520            1,861
 Capital expenditures................    5,407     3,003     3,604     2,218        2,498              661
 Ratio of earnings to fixed
   charges(3)........................      1.3x      1.5x      1.3x      1.6x         2.4x              --
 Gross margin(4).....................     27.9%     29.1%     24.0%     26.4%        27.7%            17.5%
BALANCE SHEET DATA AT PERIOD END:
 Working capital.....................  $   672   $ 5,428   $ 3,166   $   945           --          $ 5,510
 Fixed assets, net...................   15,558    16,931    18,149    16,004           --           28,009
 Total assets........................   42,504    46,459    47,956    44,801           --           60,887
 Total debt(5).......................   34,282    32,394    30,827    24,111           --           51,295
 Stockholders' equity................   (2,654)     (240)      762     2,413           --            3,216

                                       WTI, INC. AND         INDESCO
                                       SUBSIDIARIES    INTERNATIONAL, INC.
                                          QUARTER       AND SUBSIDIARIES
                                           ENDED          QUARTER ENDED
                                       APRIL 6, 1997      APRIL 5, 1998
                                       -------------   -------------------
                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Net sales...........................     $15,149           $ 25,016
 Cost of sales.......................      10,885             17,925
                                          -------           --------
 Gross profit(1).....................       4,264              7,091
 Selling, general and administrative
   expenses..........................       1,943              3,236
                                          -------           --------
 Income from operations..............       2,321              3,855
 Interest expense....................       1,006              3,375
 Other expense (income), net.........        (254)                49
                                          -------           --------
 Income (loss) before extraordinary
   item and provision (benefit) for
   taxes.............................       1,569                431
 Income taxes (benefit)..............         166                171
                                          -------           --------
 Net income (loss) before
   extraordinary item................       1,403                260
 Extraordinary item -- loss on early
   extinguishment of debt............                          2,438
                                          -------           --------
 Net income (loss)...................     $ 1,403           $ (2,178)
                                          =======           ========
OTHER DATA:
 EBITDA(2)...........................     $ 3,923           $  5,741
 Operating cash flows................       1,482             (5,788)
 Investing cash flows................      (1,278)           (93,984)
 Financing cash flows................         337            101,416
 Depreciation and amortization.......       1,348              1,935
 Capital expenditures................       1,278              1,028
 Ratio of earnings to fixed
   charges(3)........................          --                1.1x
 Gross margin(4).....................        28.1%              28.3%
BALANCE SHEET DATA AT PERIOD END:
 Working capital.....................          --           $  3,932
 Fixed assets, net...................          --             56,082
 Total assets........................          --            172,696
 Total debt(5).......................          --            154,950
 Stockholders' equity................          --              4,021

---------------
(Footnotes appear on page 28)

CSI

     The following table sets forth selected historical financial data of CSI as of and for each of the years in the five-year period ended May 31, 1997, and as of January 31, 1998 and for the eight-month periods ended January 31, 1997 and 1998. The statement of operations and balance sheet data as of May 31, 1996 and 1997 and for each of the years in the three-year period ended May 31, 1997, as set forth below, are derived from the audited historical financial statements of CSI included elsewhere in this Prospectus. The statement of operations and balance sheet data as of May 31, 1993, 1994 and 1995 and for each of the years in the two-year period ended May 31, 1994 have been derived from the financial records of CSI. The balance sheet and statement of operations data of CSI as of January 31, 1998 and for the eight-month periods ended January 31, 1997 and 1998 have been derived from the unaudited historical financial statements of CSI included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements of CSI include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the eight-month periods presented are not necessarily indicative of results that can be expected in the future. The table includes data relating to assets and liabilities of, and results of operations attributable to, certain business operations that were not purchased in the CSI Acquisition, none of which was material. The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                   EIGHT MONTHS ENDED
                                                           TWELVE MONTHS ENDED MAY 31,                JANUARY 31,
                                                 -----------------------------------------------   ------------------
                                                  1993      1994      1995      1996      1997      1997       1998
                                                 -------   -------   -------   -------   -------   -------   --------
                                                                        (DOLLARS IN THOUSANDS)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales....................................  $50,672   $58,133   $58,320   $57,104   $62,249   $39,245   $ 40,972
  Cost of sales................................   32,612    41,969    42,491    44,614    48,901    31,782     31,294
                                                 -------   -------   -------   -------   -------   -------   --------
  Gross profit.................................   18,060    16,164    15,829    12,490    13,348     7,463      9,678
  Selling, general and administrative
    expenses...................................    5,515     5,174     6,214     6,335     6,286     4,213      3,917
                                                 -------   -------   -------   -------   -------   -------   --------
  Income from operations.......................   12,545    10,990     9,615     6,155     7,062     3,250      5,761
  Interest expense.............................      651       984     1,355       983       616       429        147
  Other expense, net...........................       84       (84)     (181)      142        28        53         57
                                                 -------   -------   -------   -------   -------   -------   --------
  Income before provision for taxes............   11,810    10,090     8,441     5,030     6,418     2,768      5,557
  Income taxes.................................      267       175       260       258       361       164        253
                                                 -------   -------   -------   -------   -------   -------   --------
  Net income...................................  $11,543   $ 9,915   $ 8,181   $ 4,772   $ 6,057   $ 2,604   $  5,304
                                                 =======   =======   =======   =======   =======   =======   ========
OTHER DATA:
  EBITDA(2)....................................  $15,988   $15,720   $15,358   $12,186   $13,560   $ 8,010   $ 10,086
  Operating cash flows.........................   13,796    12,871    13,847    12,706    11,299     6,924     12,044
  Investing cash flows.........................   (8,895)  (14,395)   (5,414)   (3,559)   (4,609)   (3,512)    (2,016)
  Financing cash flows.........................   (4,908)    1,544    (8,484)   (9,145)   (6,699)   (3,438)   (10,018)
  Depreciation.................................    3,527     4,646     5,562     6,173     6,526     4,813      4,382
  Capital expenditures.........................    8,910    14,408     5,301     3,337     4,477     3,378      1,816
  Ratio of earnings to fixed charges(3)........     19.1x     11.3x      7.2x      6.1x     11.4x      7.5x      38.8x
  Gross margin(4)..............................     35.6%     27.8%     27.1%     21.9%     21.4%     19.0%      23.6%

BALANCE SHEET DATA AT PERIOD END:
  Working capital..............................  $ 7,821   $10,002   $10,170   $ 8,024   $ 8,937        --   $  7,702
  Fixed assets, net............................   25,678    35,432    35,206    32,464    30,588        --     28,149
  Total assets.................................   40,265    51,456    50,655    48,631    45,928        --     41,660
  Total debt(5)................................   10,860    18,548    15,329     8,813     5,712        --      1,058
  Divisional equity............................   23,206    27,068    30,203    31,940    34,178        --     35,276

---------------
(Footnotes appear on page 28)

Footnotes:

(1) Gross profit for the twelve months ended December 31, 1997 and for the quarter ended April 5, 1998 reflect one-time increases in cost of sales resulting from a $1,713 step-up in the value of AFA and Polytek inventory and a $850 step-up in the value of CSI inventory in connection with the acquisition of those companies, as required by Accounting Principles Board Opinion No. 16 ("APB 16"). Gross profit and gross margin of AFA, Polytek and CSI for the twelve months ended December 31, 1997 and for the quarter ended April 5, 1998, on a pro forma consolidated basis, excluding the non-cash effect of the increases in cost of sales, were $32,639 and 28.5% and $8,212 and 28.3%, respectively.

(2) EBITDA represents income before interest, income taxes, depreciation, amortization and extraordinary items. As used herein and in the Indenture, EBITDA is calculated after elimination of the increases in cost of sales resulting from the non-recurring step-ups in inventory value described in
    Note 1 and, therefore, may not be comparable to similarly titled measures used by other companies. See Description of the Notes -- "Certain Definitions" for the definitions of the terms "Consolidated EBITDA" and "Consolidated Net Income" as used in the Indenture. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and should not be deemed to represent funds available to the Company.

(3) For purposes of this ratio, earnings consist of income before provision for income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness, amortization of deferred financing costs and one-third of rental expense. For the five month period ended December 31, 1997, earnings, as defined above, were not adequate to cover fixed charges. The coverage deficiency was $1,526.

(4) Gross margin is calculated by dividing gross profit by net sales.

(5) Total debt includes long-term debt (including current maturities) and capital lease obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the pro forma historical financial statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

     The Company acquired the assets and business of AFA in July 1997. The acquisition was financed with revolving credit borrowings and term loans aggregating approximately $40.8 million (the "AFA Debt") and equity contributions and subordinated loans from stockholders of the Parent and their affiliates. In August 1997, through an intermediate holding company, a stockholder of the Parent and an affiliate of another stockholder of the Parent acquired all of the outstanding capital stock of Polytek. This acquisition was financed with term loans and revolving credit facilities, aggregating approximately $7.9 million, under the Polytek Facilities and equity contributions. Effective February 1, 1998, the Company consummated the CSI Acquisition, refinanced the AFA Debt in its entirety and acquired all the capital stock of Polytek.

     As a result of the combination of the business of CSI, AFA and Polytek, the Company expects to achieve significant cost savings, certain of which have already been realized. Completed cost savings include those associated with renegotiated purchase contracts and insurance coverage. Additional business synergies are expected to be attained through the rationalization of certain manufacturing operations and more efficient utilization of production capacity. Savings also are expected from the combination and centralization of various administrative operations and adoption on a Company-wide basis of the manufacturing "best" practices from the operations of each of CSI, AFA and Polytek. Management estimates the total amount of such annual cost savings to be approximately $3.8 million.

     The Company also will be introducing a new generation of products that are simpler to manufacture, such as the T-1000(TM) trigger sprayer and the Luxor(TM) lotion pump. These products are expected to significantly reduce production costs, resulting in improved margins.

     As a result of the CSI Acquisition, the Company incurred, in accordance with APB 16, step-ups in the valuation of CSI's inventories and certain fixed assets as well as an overall increase in goodwill. The increase in the value of the inventories have resulted in a non-cash increase in cost of goods sold of $850,000 during the first quarter of 1998.

RESULTS OF OPERATIONS

  AFA HOLDINGS CO.

     The following discussion compares the combined results of operations of AFA Holdings Co. and WTI for the years ended December 31, 1996 and 1995, the seven-month period ended July 31, 1997 and the five-month period ended December 31, 1997. As required by APB 16, upon the acquisition of AFA and Polytek, certain of the acquired assets were revalued and new service lives for depreciable assets were established.

     Prior to their acquisition by the Company, AFA and Polytek were subsidiaries of WTI, and, accordingly, their historical results are presented in the financial statements on a combined basis. The financial statements do not show the separate contributions of each of AFA and Polytek to the combined results. During the periods covered by the financial statements, AFA experienced net sales and EBITDA growth at compound annual rates of 13.3% and 34.6%, respectively, due primarily to new product introductions and the addition of a specialty product application for a major multinational customer.

     Since 1995, results of operations at Polytek were adversely impacted by increased competition in the European market for trigger sprayers. Polytek did not quickly respond to those competitive pressures and experienced a 9.5% decline in unit shipments in 1996. In late 1996, Polytek's management took actions to increase sales volume, including new pricing strategies, resulting in a 20.7% increase in trigger sprayer unit sales in 1997. Polytek's gross margin declined from 25.9% in 1995 to 21.9% in 1997 on a local currency denominated basis.

     Polytek is based in The Netherlands and reports its results in Dutch guilders. The value of the Dutch guilder declined relative to the U.S. dollar by 5% in 1996 and 16% in 1997. These declines negatively impacted the combined results of AFA and Polytek when translating Polytek's results to U.S. dollars for financial reporting purposes.

     AFA's net sales include revenues solely from trigger sprayer sales, while Polytek's net sales include revenues from sales of trigger sprayers and custom molding services. Cost of sales in each case includes the cost of materials, labor and manufacturing overhead.

     Selling, general and administrative expenses consist primarily of salaries and benefits paid to sales and administrative personnel and travel, marketing, advertising and research and development expenses and amortization of intangibles.

                                                                                                     INDESCO
                              WTI, INC. AND SUBSIDIARIES       AFA HOLDINGS CO.                   INTERNATIONAL,
                           ---------------------------------   AND SUBSIDIARIES   WTI, INC. AND      INC. AND
                                               SEVEN MONTHS      FIVE MONTHS      SUBSIDIARIES     SUBSIDIARIES
                                                   ENDED            ENDED            QUARTER         QUARTER
                                                 JULY 31,        DECEMBER 31,         ENDED           ENDED
                            1995      1996         1997              1997         APRIL 6, 1997   APRIL 5, 1998
                           -------   -------   -------------   ----------------   -------------   --------------
                                                          (DOLLARS IN THOUSANDS)
Net sales................  $55,238   $54,133      $32,988          $20,108           $15,149         $25,016
Cost of sales............   41,971    39,868       23,864           16,595            10,885          17,925
                           -------   -------      -------          -------           -------         -------
  Gross profit...........   13,267    14,265        9,124            3,513             4,264           7,091
  Selling, general and
     administrative
     expense.............    7,877     7,389        4,205            2,862             1,943           3,236
                           -------   -------      -------          -------           -------         -------
Operating income.........    5,390     6,876        4,919              651             2,321           3,855
Interest expense.........    4,489     4,275        2,295            2,231             1,006           3,375
Other expense (income)...     (251)     (275)        (803)             (54)             (254)             49
                           -------   -------      -------          -------           -------         -------
  Income before
     extraordinary item
     and income taxes
     (benefit)...........    1,152     2,876        3,427           (1,526)            1,569             431
Income taxes (benefit)...      880       354          354             (152)              166             171
                           -------   -------      -------          -------           -------         -------
Income before
  extraordinary item.....      272     2,522        3,073           (1,374)            1,403             260
Extraordinary
  item -- loss on early
  extinguishment of
  debt...................                                                                              2,438
                           -------   -------      -------          -------           -------         -------
Net income (loss)........  $   272   $ 2,522      $ 3,073          $(1,374)          $ 1,403         $(2,178)
                           =======   =======      =======          =======           =======         =======

  QUARTER ENDED APRIL 5, 1998 COMPARED TO THE QUARTER ENDED APRIL 6, 1997

     The results of operations of the Company for the 1998 first quarter includes the results of operations of AFA and Polytek from January 1, 1998 and the results of operations of CSI from February 1, 1998 (the date of its acquisition). Financial results for 1997 do not include any results of operations of CSI. Accordingly, the Company's results of operations for the 1998 first quarter are not directly comparable to those of WTI for the first quarter of 1997.

     Net sales for the 1998 first quarter were $25.0 million, an increase of $9.9 million or 65.1%, compared to the corresponding 1997 period. The increase was due solely to the inclusion of CSI's net sales of approximately $10.4 million for the period from February 1, 1998 to April 5, 1998. Exclusive of the CSI results, net sales for the 1998 first quarter decreased approximately $500,000, due primarily to the effect of a stronger U.S. dollar when translating sales from Dutch guilders for financial reporting purposes. Net sales for Polytek for the 1998 first quarter were 12.4 million guilders compared to 12.2 million guilders for the corresponding period in 1997. However, translated to U.S. dollars, Polytek net sales were $6.0 million for the 1998 first quarter compared to $6.6 million for the first quarter of 1997. Net sales for AFA did not significantly change on a year-to-year basis.

     Cost of sales for the 1998 first quarter were $7.0 million higher than the first quarter of 1997. This increase was due solely to the inclusion of CSI's results of operations for the period from February 1, 1998 to April 5, 1998. As a percentage of net sales, cost of sales were 71.7% during the 1998 first quarter compared to 71.9% for the corresponding period in 1997. AFA and Polytek's cost of sales as a percentage of net sales (exclusive of those attributable to CSI) were 71.3% in the 1998 first quarter compared to 71.9% for the corresponding period in 1997.

     CSI's cost of sales as a percentage of net sales for the period February 1, 1998 through April 5, 1998 was 72.1% and was adversely affected by a one-time step-up of $850,000 of inventory. This amount was expensed during the period from February 1, 1998 to April 5, 1998. The percentage would have been approximately 63.5%, excluding this one-time charge. CSI's cost of sales was beneficially impacted by reduced depreciation expense and reduced material costs. As a result of the acquisition, depreciation has been calculated utilizing new lives, but has not yet been affected by the results of appraisals and valuations. Accordingly, CSI's depreciation expense may change upon finalization of fixed asset valuations. The decrease in material costs relates to renegotiated purchase contracts for raw materials.

     Gross profit was $7.1 million for the 1998 first quarter, an increase of $2.8 million over the corresponding period in 1997 that was due primarily to the inclusion of CSI's results of operations subsequent to its acquisition on February 1, 1998.

     Selling, general and administrative expenses were $3.2 million, or 12.9% of net sales, for the 1998 first quarter compared to $1.9 million, or 12.8% of net sales, for the corresponding period in 1997. The increase of $1.3 million is attributable to the inclusion of $1.0 million of expenses incurred by CSI subsequent to its acquisition on February 1, 1998 and the costs associated with establishing the Company's corporate office infrastructure. Research and development costs were approximately the same for the two quarters.

     Interest expense for the 1998 first quarter was $3.4 million compared to $1.0 million for the first quarter of 1997. The increase is a result of interest charges in the 1998 first quarter on debt previously incurred to finance the acquisitions of AFA and CSI.

     No U.S. tax liability is currently anticipated for 1998. Provision for taxes in the 1998 and 1997 quarterly periods relate to income from foreign operations.

     In the 1998 first quarter, the Company incurred an extraordinary expense of $2.4 million representing the write-off of unamortized deferred financing fees and prepayment penalties in conjunction with the prepayment in February 1998 of indebtedness incurred in July 1997 to fund the acquisition of AFA.

  SEVEN MONTHS ENDED JULY 31, 1997

     Net sales for the seven months ended July 31, 1997 were $33.0 million and cost of goods sold were $23.9 million, or 72.4% of net sales. Selling, general and administrative expenses for the same period were $4.2 million, or 12.7% of net sales. During the seven months ended July 31, 1997, net cash from operations was $5.8 million. For the same period, the Company used approximately $2.5 million for capital expenditures.

  FIVE MONTHS ENDED DECEMBER 31, 1997

     The Company's net sales for the five months ended August 1, 1997 to December 31, 1997 were $20.1 million and cost of goods sold were $16.6 million, or 82.6% of net sales. The cost of goods sold was impacted by a one-time write-up of inventory pursuant to APB 16 of approximately $1.7 million, or 8.5% of net sales. Selling, general and administrative expenses for the same period were $2.9 million, or 14.4%. During the period from August 1, 1997 to December 31, 1997, net cash provided by operating activities was $1.5 million. For the same period, the Company used approximately $.7 million for capital expenditures. The Company acquired AFA for approximately $46.9 million and Polytek for approximately $.8 million and refinancing of debt of approximately $7.9 million.

     The Company believes that its operating results for the seven months ended July 31, 1997 and for the five months ended December 31, 1997 are not comparable to its operating results for the year ended December 31, 1996 nor to operating results expected to be achieved in the future due to, among other things, the acquisitions made in 1997 and 1998, the finance costs and write-offs incurred in connection with such acquisitions and the one-time write-ups pursuant to APB 16. The Company believes that, due to such acquisitions, sales, cost of goods sold and selling, general and administrative expenses in subsequent periods will increase from that reported for the seven months ended July 31, 1997 and for the five months ended December 31, 1997.

  TWELVE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1995

     Net sales. AFA's net sales increased 24.1% from $24.5 million in 1995 to $30.4 million in 1996. The increase was primarily attributable to the inclusion in 1996 of sales of two new trigger sprayer models introduced in late 1995. This increase was offset by a 22.8% decrease in Polytek's net sales from $30.7 million in 1995 to $23.7 million in 1996. Polytek's net sales were adversely impacted by a 5% reduction in the value of the Dutch guilder relative to the U.S. dollar. Unit sales of trigger sprayers by Polytek declined 9.4% as Polytek attempted to resist price competition in Europe. Sales of custom molding services decreased by approximately 18.7% (on a guilder-denominated basis) in 1996 compared to 1995, when sales were favorably impacted by the accelerated introduction of two new products by a major customer.

     Gross margin. As a percentage of net sales, gross margin increased from 24.0% to 26.4%, due to an increase in gross margin at AFA as a percentage of sales from 21.9% in 1995 to 29.2% in 1996. This increase resulted from reduced raw material and purchased parts costs and increased manufacturing efficiencies, together with absorption of a greater percentage of fixed manufacturing costs on increased production levels and higher price margin on one of the new product introductions. As a percentage of net sales, Polytek's gross margin decreased from 25.9% in 1995 to 23.7% in 1996, due to reduced absorption of fixed manufacturing costs associated with substantially lower production levels, partially offset by reductions in the cost of certain materials.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased from $7.9 million in 1995 to $7.4 million in 1996. The decrease in selling, general and administrative expenses relates primarily to a $300,000 termination payment in 1995 to a former employee. Other costs remained relatively unchanged between the periods.

     Income taxes. The provision for income taxes of $354,000 in 1996 reflects a tax provision of $1.2 million (42% effective rate) offset by a decrease in a valuation allowance of $848,000. The provision for income taxes in 1995 reflects a tax provision of $525,000 (45.5%) before an increase in the valuation allowance of $355,000. This effective rate in 1995 is affected by a pre-tax loss for U.S. tax purposes of $1.0 million and a gain in foreign countries of $2.2 million, which affected the overall effective tax rate.

  CSI

     The historical financial statements of CSI represent the combined financial statements of certain divisions of Contico. During the periods covered by those financial statements, CSI experienced net sales growth at a compound annual rate of 5.2% and experienced a reduction in EBITDA attributable primarily to the loss of its largest customer in 1994, as discussed below. These financial statements include the assets and liabilities of, and the results of operations attributable to, certain business operations of CSI that were not purchased in the CSI Acquisition, none of which was material.

     Net sales for CSI include revenues from trigger sprayer and dispenser pump sales. Cost of sales includes materials, labor and manufacturing overhead. Selling, general and administrative expenses consist primarily of salaries and benefits paid to sales and administrative personnel, travel, marketing, advertising and research and development expenses and distribution expenses.

                                                                                       EIGHT MONTHS ENDED
                                                       TWELVE MONTHS ENDED MAY 31,        JANUARY 31,
                                                      -----------------------------    ------------------
                                                       1995       1996       1997       1997       1998
                                                      -------    -------    -------    -------    -------
                                                                                          (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
Net sales...........................................  $58,320    $57,104    $62,249    $39,245    $40,972
Cost of sales.......................................   42,491     44,614     48,901     31,782     31,294
                                                      -------    -------    -------    -------    -------
Gross profit........................................   15,829     12,490     13,348      7,463      9,678
Selling, general and administrative expenses........    6,214      6,335      6,286      4,213      3,917
                                                      -------    -------    -------    -------    -------
Income from operations..............................    9,615      6,155      7,062      3,250      5,761
Interest expense....................................    1,355        983        616        429        147
Other expense (income)..............................     (181)       142         28         53         57
                                                      -------    -------    -------    -------    -------
Income before provision for taxes...................    8,441      5,030      6,418      2,768      5,557
Income taxes........................................      260        258        361        164        253
                                                      -------    -------    -------    -------    -------
Net income..........................................  $ 8,181    $ 4,772    $ 6,057      2,604    $ 5,304
                                                      =======    =======    =======    =======    =======

     In 1993, one of CSI's largest customers, which accounted for approximately 22% of its total unit volume at that time, was acquired by S.C. Johnson and in late 1994 ceased purchasing products from CSI. The loss of this customer's business adversely impacted CSI's results of operations in fiscal 1995 and fiscal 1996. In January 1998, following the sale of certain of its product lines to S.C. Johnson, Dow Brands, CSI's largest customer, notified CSI that it would be terminating its contract with CSI effective April 23, 1998. Dow Brands purchases from CSI during the twelve months ended December 31, 1997 accounted for approximately 18.0% of CSI's net sales for that period. The Company does not expect to retain any of the business attributable to the product lines sold by Dow Brands to S.C. Johnson, but is using and expects to continue to use the production capacity previously allocated to this business to meet the requirements of other customers.

  EIGHT MONTHS ENDED JANUARY 31, 1998 COMPARED TO EIGHT MONTHS ENDED JANUARY 31, 1997

     Net sales. Net sales for the eight months ended January 31, 1998 (the "1998 Interim Period") increased $1.7 million to $41.0 million from $39.2 million for the eight months ended January 31, 1997 (the "1997 Interim Period"), or 4.4%. This increase was mainly attributable to increased sales in Europe to a multinational U.S. consumer products manufacturer offset by allowances of $875,000 provided to a customer.

     Cost of sales. Costs of sales for the 1998 Interim Period decreased $488,000 to $31.3 million from $31.8 million for the 1997 Interim Period or 1.5%. Resin price declines reduced costs by about $265,000. Indirect labor savings from transitioning to a five-day schedule at CSI's two U.S. manufacturing facilities were over $1.0 million, scrap and inventory losses were reduced by more than $860,000 and the Company recorded reserves of $335,000 for the return of certain merchandise.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased $296,000 to $3.9 million for the 1998 Interim Period from $4.2 million for the 1997 Interim Period, or 7.0%. This decrease resulted principally from a reduction in sales staff and lower fees paid for professional services.

  TWELVE MONTHS ENDED MAY 31, 1997 COMPARED TO TWELVE MONTHS ENDED MAY 31, 1996

     Net sales. Net sales increased $5.1 million to $62.2 million for fiscal 1997 from $57.1 million for fiscal 1996, or 9.0%. This increase was primarily due to increased sales in Europe and the United States to three multinational consumer products manufacturers and sales to two new customers.

     Cost of sales. Cost of sales increased $4.3 million to $48.9 million in fiscal 1997 from $44.6 million in fiscal 1996, or 9.6%. The increase was primarily due to increased sales volume as discussed above.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $6.3 million in both fiscal 1997 and fiscal 1996. Administrative expenses decreased as a result of the elimination of an executive position and a general reduction in administrative personnel, which were offset by an increase in distribution costs in connection with the commencement of operations at the United Kingdom facility.

  TWELVE MONTHS ENDED MAY 31, 1996 COMPARED TO TWELVE MONTHS ENDED MAY 31, 1995

     Net sales. Net sales decreased $1.2 million to $57.1 million for fiscal 1996 from $58.3 million for fiscal 1995, or 2.1%. This decrease was primarily due to the impact of the loss of business of a major customer, offset in part by increased sales of lower priced trigger sprayers to two domestic manufacturers and new sales in Europe to a multinational consumer products manufacturer.

     Cost of sales. Cost of sales increased $2.1 million to $44.6 million in fiscal 1996 from $42.5 in fiscal 1995, or 5.0%. This increase was primarily attributable to the loss of manufacturing efficiencies associated with production of products for a major customer that terminated its relationship with CSI.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.1 million to $6.3 million in fiscal 1996 from $6.2 million in fiscal 1995, or 1.6%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company acquired the assets and business of AFA in July 1997. The acquisition was financed with the AFA Debt, aggregating approximately $40.8 million, and equity contributions and subordinated loans from stockholders of the Parent and their affiliates. In August 1997, through an intermediate holding company, a stockholder of the Parent and an affiliate of another stockholder of the Parent acquired all of the outstanding capital stock of Polytek. This acquisition was financed with term loans and revolving credit facilities aggregating approximately $7.9 million under the Polytek Facilities and equity contributions.

     Effective February 1, 1998, the Company consummated the CSI Acquisition, refinanced the AFA Debt in its entirety and received a contribution of all of the capital stock of Polytek. Funds used for the CSI Acquisition and the refinancing of the AFA Debt were provided by (a) the Term Loans, which consisted of (i) a $70.0 million principal amount tranche A term loan bearing interest at LIBOR plus 3.75%; and (ii) a $65.0 million tranche B term loan bearing interest at LIBOR plus 5.5%, and (b) $2.5 million of advances under the Revolving Credit Facility bearing interest at LIBOR plus 3.0%. The tranche A and tranche B loans required quarterly principal amortization payments beginning in June 1998 and were scheduled to mature on December 31, 2003 and February 4, 2005, respectively. On April 23, 1998, the Company issued the Old Notes in the aggregate principal amount of $145.0 million. The net proceeds from the sale of the Old Notes were used principally to repay and retire, without premium, the entire $135.0 million principal amount of the Term Loans.

     AFA's Forest City facility, which operated at near capacity during 1997, historically has not been capital intensive, with capital expenditures aggregating $2.1 million, $0.7 million, and $1.9 million in 1995, 1996 and 1997, respectively. Management believes that the availability of CSI's El Paso manufacturing facility to augment AFA's Forest City facility will increase the total production capacity available to service AFA's customer base as well as provide additional product lines to market to AFA's customers.

     Like AFA, Polytek has not historically been a capital intensive business, with annual capital expenditures aggregating approximately $1.2 million, $1.5 million and $1.5 million in 1995, 1996 and 1997, respectively.

     Throughout the 1990s, CSI invested in modern manufacturing equipment, including injection molding presses, automated assembly machines and tooling, to increase capacity, improve quality, reduce costs and improve manufacturing flexibility in order to provide the high level of service required by large consumer products manufacturers. During the six-year period ending May 1997, CSI invested approximately $43.0 million in capital improvements, adding 37 new injection molding presses and ten new assembly lines. CSI anticipates additional capital investment for the introduction of the T-1000(TM) trigger sprayer and Luxor(TM) pump, which are expected to further reduce manufacturing costs and improve operating margins.

     The net cash used for operating activities in the quarter ended April 5, 1998, was primarily affected by the increase in CSI accounts receivable from zero at the date of the CSI acquisition to $8.0 million at April 5, 1998.

     The net cash used in investing activities in the quarter ended April 5, 1998 included amounts expended to effect the CSI acquisition and capital expenditures of $1.0 million.

     During the twelve months ended December 31, 1997, AFA, Polytek and CSI generated cash from operations of $4.7 million, $2.6 million and $15.7 million, respectively. Capital expenditures for AFA, Polytek and CSI during this period were $1.9 million, $1.3 million and $2.3 million, respectively. Working capital and capital expenditure requirements of AFA and Polytek during the twelve months ended December 31, 1997, were financed with cash from operations and revolving credit borrowings. CSI's working capital and capital expenditure requirements during the twelve months ended December 31, 1997 were financed with cash flow from operations and borrowings from its then parent, Contico International, Inc.

     A portion of the net proceeds for the sale of the Old Notes was used to fund payment of (i) a deferred fee of $573,000 to NationsCredit arising out of the prepayment in February 1998 of indebtedness incurred in July 1997 to finance the acquisition of AFA and (ii) a $2.5 million distribution from the Company to the Parent to be used by the Parent, together with an equal amount advanced to the Parent by certain of its stockholders, to redeem outstanding common stock purchase warrants held by NationsCredit. See "Certain Transactions."

     The Revolving Credit Facility, which matures on February 4, 2003, provides for borrowings from time to time in an aggregate amount not to exceed $30.0 million, subject to a Borrowing Base (as defined). Until April 30, 1999 (or under certain conditions, September 30, 1998), the Revolving Credit Facility will allow for additional availability of $5.0 million in excess of the Borrowing Base (but in no event in excess of $30.0 million). At July 23, 1998, the interest rate on the Revolving Credit Facility is LIBOR plus 2.25%. The facility contains certain covenants, the most restrictive of which limit capital expenditures and set forth minimum required EBITDA amounts, maximum leverage ratios and minimum debt service coverage ratios. See "Description of Other Indebtedness."

     Immediately after giving effect to the sale of the Old Notes and the application of the proceeds therefrom, (i) there was approximately $9.5 million outstanding under the Revolving Credit Facility and additional borrowing availability thereunder of approximately $14.1 million and (ii) Polytek had outstanding under the Polytek Facilities term loans of $4.8 million, and revolving credit borrowings of approximately $2.8 million, and there was additional borrowing availability thereunder of approximately $2.8 million. See "Description of Other Indebtedness."

     The Company anticipates that its principal uses of cash will be to finance working capital and capital expenditures, to pay interest on its outstanding bank borrowings and on the Notes and, in the case of Polytek, to pay interest and principal on its outstanding borrowings under the Polytek Facilities. The Company's anticipated capital expenditures for 1998 and 1999 are approximately $14.0 million and $13.7 million, respectively. These expenditures will include continued investments in the T-1000(TM) and Luxor(TM) manufacturing platforms, modifying the Polytek facility to accommodate additional CSI sales volumes and ongoing maintenance capital expenditures.

     The Company expects to fund its domestic cash requirements with cash flow from operations and borrowings under the Revolving Credit Facility. The Company expects that Polytek will fund its cash requirements with cash flow from its own operations and borrowings under the Polytek Facilities.

     The Company believes that net cash from operations, together with amounts available under the Revolving Credit Facility and the Polytek Facilities, will be adequate to fund the payment of interest on its outstanding indebtedness (including the Notes) as well as its capital expenditure plans and working capital needs. The Company's future operating performance and ability to service or refinance the Notes and to service and extend or refinance the Revolving Credit Facility and the Polytek Facilities will depend on various factors, including market and general economic conditions, that are beyond the Company's control. See "Risk Factors."

     The Revolving Credit Facility and the Indenture impose certain restrictions on the Company's ability to make capital expenditures and limit the Company's ability to incur additional indebtedness. Such restrictions could limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities. The covenants contained in the Credit Facilities and the Notes also will restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company and enter into certain transactions with affiliates. See "Description of the Notes" and "Description of Other Indebtedness".

     On July 29, 1998, the Company received a commitment from First Union Commercial Corporation ("First Union") with respect to a new revolving credit facility (the "New Credit Facility"), which will replace the existing Revolving Credit Facility with NationsCredit. The New Credit Facility will have a five year term and will provide for borrowings from time to time in an aggregate amount not to exceed $30.0 million, subject to a Borrowing Base (as defined). The New Credit Facility will contain covenants similar to those contained in the Revolving Credit Facility, the most restrictive of which will limit capital expenditures and will set forth maximum leverage ratios and minimum debt service coverage ratios. See "Description of Other Indebtedness." The Company intends to use borrowings under the New Credit Facility to retire the Revolving Credit Facility and for the financing of the Company's ongoing working capital and capital expenditure requirements and other general corporate purposes.

     First Union's obligation to provide the New Credit Facility is subject to certain conditions, including there not having occurred any event that has had, or could reasonably be expected to have, a material adverse effect on the business, properties, prospects, operations or financial condition of the Company, the completion of a definitive credit agreement and related documentation, compliance with all applicable laws and regulations, satisfactory completion of legal due diligence and the receipt of certain financial information satisfactory to First Union. There can be no assurance that these conditions will be met or that the Company and First Union will enter into the New Credit Facility on the terms contemplated by the commitment letter or at all.

HEDGING

     The Company has not historically entered into and does not expect in the future to enter into, currency or raw materials hedging transactions.

EFFECTS OF INFLATION

     Inflation has not had a significant impact on the Company's operations. However, there can be no assurance that inflation will not have a material effect on the Company's operations in the future.

SEASONALITY

     Sales of trigger sprayers for use in lawn and garden applications are generally stronger in the second quarter of the year. All other customer requirements are fairly consistent throughout the year.

ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, is effective for years beginning after December 15, 1997. This statement requires that an enterprise classify items of comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of position.

     Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information, is effective for years beginning after December 15, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable business segments.

     Management of the Company believes that the future adoption of these statements will not have a significant impact on the Company's combined financial position, results of operations or cash flows, but will result in additional disclosure.

                                    BUSINESS

GENERAL

     The Company, created by the combination of CSI, AFA and Polytek, is a global leader in the design, manufacture and sale of liquid dispensing products, primarily plastic trigger sprayers, used in household consumer product applications, such as hard surface cleaning, laundry and lawn and garden products, as well as industrial applications, such as products for the automotive, janitorial and sanitation markets. Management believes the Company is the largest producer of trigger sprayers in the world, with an estimated market share of approximately 48% in North America and 24% in Europe. The Company's products are sold to (i) multinational, national and regional manufacturers of brand name and private label consumer products and (ii) independent distributors of containers and packaging products. The Company is the only trigger sprayer manufacturer with a leading presence in both of these market segments. For the twelve months ended December 31, 1997 and the quarter ended April 5, 1998, on a pro forma combined basis, the Company generated net sales of approximately $114.5 million and $29.0 million, respectively, and EBITDA of approximately $28.6 million and $7.0 million, respectively.

INDUSTRY OVERVIEW

  TRIGGER SPRAYERS

     Trigger sprayers are essential components of commonly used products in household and industrial applications throughout the world. Shipments in the world-wide trigger sprayer industry are expected to reach nearly 1.1 billion units in 1997, which represents compound annual growth of approximately 3% since 1992. This growth is primarily due to the application of trigger sprayers to an increasing number of end uses as well as heightened awareness of the efficiency and aesthetics of trigger sprayers on the part of manufacturers of liquid products. Management projects that total industry shipments will grow at an increased compounded rate of 5%, reaching nearly 1.3 billion units by 2000. This accelerated growth will be driven by opportunities in foreign markets, particularly Europe and South America.

     North America is the principal market for trigger sprayers, accounting for approximately 60% of the estimated 1.1 billion units sold worldwide during 1997. The North American market includes large multinational and national manufacturers of brand name consumer products, smaller manufacturers of brand name, private label and specialty products for consumer and industrial use and marketers of general purpose liquid spray containers that are sold in empty form. The large consumer products manufacturers are served directly by a limited number of trigger sprayer producers that can meet their high volume, product innovation and consistent quality requirements. Other customers are served both directly by trigger sprayer manufacturers and indirectly by independent distributors that can process smaller volume orders and provide more personalized service support. Outside North America, the principal market for trigger sprayers is in Western Europe, where unit sales, although less on a per capita basis than in North America, have been growing at a greater rate than that in the United States. The Western European market which consists primarily of large manufacturers of consumer products, is served by brokers and agents. Eastern Europe, Central and South America and the Pacific Rim do not yet represent significant markets, but are expected to grow in the next several years as per capita consumption increases and local economies in these regions mature.

  DISPENSING PUMPS

     Finger actuated pump dispensers have long been utilized in commercial applications, such as the food service industry, and gained popularity in consumer applications with the introduction of liquid soap in the 1980s. Pump dispenser usage has grown considerably in recent years, as new applications have been developed, most notably in the markets for hair and skin care products. Domestic sales of pump dispensers has grown at a compound annual rate of approximately 2.0% from 1992 through 1996 totaling approximately 600.0 million units in 1996. Management estimates that domestic growth will continue at this pace for the remainder of the decade. The U.S. market is more mature than the global market, which is expected to grow at a substantially faster rate.

COMPETITIVE STRENGTHS

     CSI is the world's largest supplier of trigger sprayers to large national and multinational consumer products manufacturers, such as Clorox, Monsanto/Solaris and Proctor & Gamble. CSI's reputation for quality, design innovation, high volume production capability and competitive pricing has enabled it to establish long-term relationships with leading multinational consumer products companies. CSI also manufactures and sells finger-actuated plastic pumps for nationally branded soaps and lotions. AFA is focused on serving independent container and packaging distributors as well as smaller manufacturers of brand name and private label consumer products. AFA is the nation's largest supplier of trigger sprayers to independent distributors, which typically purchase in smaller volumes but at higher margins than large multinational consumer products companies. Polytek is a major producer and supplier of trigger sprayers to the European market and performs custom injection molding services for European manufacturers of plastic packaging, consumer and industrial products.

     CSI's ability to meet the increasingly global requirements of its large U.S.-based multinational customers that are seeking to expand their sales outside North America will be enhanced by Polytek's established technological expertise and manufacturing base in The Netherlands. CSI's El Paso manufacturing operations will augment those at AFA's Forest City facility, which currently is operating at full capacity, increasing the Company's ability to meet the needs of AFA's client base and providing additional product lines to AFA's customers. Management believes that these synergies will enable the Company to provide enhanced customer service and product availability and will increase sales and provide substantial cost savings.

     The combination of CSI, AFA and Polytek provides the Company with a unique blend of competitive strengths, principal among which are the following:

     - The Company is the only trigger sprayer manufacturer with a leading presence in the two principal market segments it serves. In 1997, the Company accounted for approximately 48% of the trigger sprayers produced in the United States, providing approximately 45% of the units shipped to consumer products manufacturers and 67% of the units shipped to the distributor market. In addition, the Company accounted for approximately 24% of European shipments of trigger sprayers during 1997. The Company's market presence is supported by strong customer relationships, a well established marketing organization and channels of distribution and a strong reputation for customer service and responsiveness.

     - CSI and Polytek are recognized as technological and product design innovators within the trigger sprayer industry and, together with AFA (which introduced the world's first trigger sprayer in 1959), hold a combined portfolio of more than 200 active patents. Recent product innovations -- such as CSI's "Quick Twist"(TM) closure system and Polytek's precompression sprayer technology -- are expected to result in quality enhancements for the Company's customers and potential margin improvements for the Company as a result of reduced manufacturing costs.

     - The Company has invested approximately $54.3 million during the five years ended December 31, 1997 to increase the productive capacity and quality and reduce the operating costs of its manufacturing facilities. CSI's facilities in St. Peters, Missouri, augmented by Polytek's facilities in The Netherlands, can serve the requirements of the Company's largest multinational customers without the need for the capital investment that would be required for a start-up facility. CSI's El Paso plant and AFA's Forest City facilities have the capacity required to serve the increasing product demands of independent distributors and smaller manufacturers.

BUSINESS STRATEGY

     The Company intends to capitalize on its competitive strengths to increase revenues and cash flow through a business strategy that includes the following key elements:

  FOCUS ON GLOBAL SOURCING NEEDS OF MULTINATIONAL CONSUMER PRODUCTS
MANUFACTURERS

     By combining CSI's multinational customer relationships with Polytek's European-based capacity and manufacturing expertise, the Company has positioned itself to capitalize on the global expansion plans of its multinational consumer products customers and will seek to serve their sourcing needs on a worldwide basis. Management also intends to leverage these capabilities to increase revenues by developing new business opportunities with those multinational consumer products companies that are not currently being served by the Company.

  EXPAND PRODUCT OFFERINGS TO DISTRIBUTOR NETWORK

     The acquisition of CSI will allow the Company to offer to AFA's distributor network an expanded product line of trigger sprayers, as well as lotion pumps, enabling the Company to further strengthen its position in this market segment without incremental manufacturing or selling expense, while extending the life cycle of certain CSI products that, to date, have been marketed principally to large multinational consumer products manufacturers.

  ENHANCE UTILIZATION OF PRODUCTION CAPACITY

     The Company anticipates moving its U.K.-based production equipment to Polytek's facility in The Netherlands facilities and utilizing CSI's El Paso plant to alleviate capacity constraints currently being experienced at AFA's Forest City facility. These steps will enable the Company to optimize its consolidated manufacturing capabilities and to efficiently increase its total production volume.

  REALIZE SIGNIFICANT COST SAVINGS

     The Company expects to achieve significant cost savings through the rationalization of certain manufacturing operations and more efficient utilization of its production capacity. Significant cost savings are expected to result from combining and centralizing various administrative operations, adopting on a Company-wide basis the manufacturing "best" practices from the operations of each of CSI, AFA and Polytek and combining their raw materials requirements to achieve increased purchasing leverage. The Company also will be introducing a new generation of products that are simpler to manufacture, such as the T-1000(TM) trigger sprayer and the Luxor(TM) lotion pump. These new products are expected to significantly reduce production costs, resulting in improved margins.

  PURSUE SELECTIVE ACQUISITIONS

     The Company intends to pursue selective acquisitions of businesses or product lines that meet the complementary needs of its multinational and distributor customer base in order to increase sales, achieve further production efficiencies and enhance customer penetration. The Company has no current agreements, arrangements or understandings with respect to any future acquisitions.

PRODUCTS

     All of CSI's trigger sprayer products have external vents and low actuation force. In addition, these sprayers are available in custom colors and with three nozzle options: standard spray, fully adjustable spray or stream and foamer. CSI's newest trigger sprayer model, the T-1000(TM), is designed to further reduce manufacturing costs, incorporates a patented "Quick Twist"(TM) closure system that improves customer fill line efficiency and eliminates leakage during shipment of the customer's products. Certain of CSI's products can be outfitted with customized shrouds that enable customers to create a distinctive look for their packaging and while permitting CSI to employ a standard sprayer manufacturing platform to enhance manufacturing cost effectiveness. CSI also has developed two basic models of sprayers for use in chemical, janitorial, beauty supply, plant and garden and other commercial applications. Both models are highly reliable and have excellent longevity and chemical compatibility.

     AFA introduced the first trigger sprayer in 1959. Today, AFA's product line includes seven basic sprayer models and over ten product line extensions. Its trigger sprayers can be supplied with a variety of features, including adjustable nozzles, turreted nozzles, a three way nozzle configuration, foaming capabilities, high output, quick priming, a high torque cap, and non-leakage protection during shipping. AFA also offers its customers a choice of over 150 different colors. Polytek manufactures three of the seven basic trigger sprayer models offered by AFA, which is consistent with market demand in Europe.

  PUMP DISPENSERS

     CSI currently offers two types of liquid pump dispensers: one for consumer applications and one for industrial applications.

     The consumer dispenser unit provides accurate quantity dispensing and is compatible with most liquids. This product is sold to several large customers in the high-end segment of the liquid soap and hand lotion markets. The Company's Luxor(TM) pump dispenser is a new lightweight unit with improved valve technology, includes the Company's new proprietary "Quick Twist"(TM) closure system and is designed to permit greater manufacturing and assembly efficiency.

     CSI's industrial pump dispenser is a versatile pump that can handle high-viscosity liquids. It has an adjustable output and is constructed of polypropylene and stainless steel for maximum chemical compatibility. This product is currently used for cleaners, waxes, solvents and germicidal detergents.

  CUSTOM MOLDING SERVICES

     Polytek provides custom molding services to European manufacturers of a variety of plastic components for both consumer and industrial products. Polytek satisfies its customers' demands by offering design and technological support, high volume capacity, ISO 9001 designation and competitive pricing. By providing a "complete package" of custom molding capabilities, Polytek has developed strong relationships with a number of large multinational companies.

MARKETING AND DISTRIBUTION; PRINCIPAL CUSTOMERS

     In North America, sales to major national and multinational consumer products manufacturers are made on a direct basis through the Company's own sales organization. Sales to smaller manufacturers and certain end users are made directly and through AFA's network of more than 40 independent container and packaging distributors, with over 100 sales offices throughout the United States. AFA has maintained long-standing non-exclusive relationships with its North American distributors, most of which have been doing business with AFA for over ten years. In Europe, a majority of Polytek's trigger sprayers are sold to and through distributors and commission paid agents.

     The Company's products also are sold in the Pacific Rim market through licensing arrangements under which it receives royalties. In 1997, the amount of such royalties was immaterial. Most of the Company's business in this market is in Japan, Thailand, Australia and New Zealand.

     The Company has over 200 customers. Approximately 41.6% and 45.1% of the Company's pro forma combined net sales for the twelve months ended December 31, 1997 and the quarter ended April 5, 1998, respectively, were to its ten largest customers, eight of which are major national and multinational consumer products manufacturers. In January 1998, Dow Brands, CSI's largest customer, sold certain of its product lines to S.C. Johnson and subsequently notified CSI that it would be terminating its contract with CSI effective April 23, 1998. See "Risk
Factors -- Dependence on Key Customers." Dow Brands' purchases from CSI during the twelve months ended December 31, 1997 and the quarter ended April 5, 1998 accounted for approximately 10.0% and 10.3%, respectively, of the Company's net sales on a pro forma combined basis for those periods. The Company does not expect to retain any of the business attributable to the product lines sold by Dow Brands to S.C. Johnson, but is using and expects to continue to use the production capacity previously allocated to this business to meet the requirements of other customers.

COMPETITION

     The markets for the Company's products are highly competitive. In North America, the Company competes primarily with Calmar Inc. and the Specialty Products division of Owens-Illinois, Inc. The European markets for the Company's products are highly fragmented. In addition to the presence of North American competitors in Europe, most notably Calmar Inc., there are a number of local competitors, including Spraysol, Canyon Corporation and Guala. In the Pacific Rim (where the Company operates primarily through licensees), and Central and South America, the Company typically competes with other multinational companies as well as local producers.

     The Company believes that it competes on the basis of its strong customer relationships, its reputation for quality, reliability, performance and prompt delivery, and the price of its products. In addition, many of the Company's major customers are multinational companies that compete on a global basis with worldwide brands and place increased emphasis on global sourcing of input materials and components. Management believes that the Company's ability to serve these customers globally from its North American and European production bases will continue to be an important competitive factor.

RESEARCH AND DEVELOPMENT; INTELLECTUAL PROPERTY; PATENTS

     Management believes that the Company is a leader in the technological development and innovation of products in the industry. The focus of the Company's research, development and engineering efforts is to: (i) develop products that will increase the size of the available market, (ii) provide the highest level of quality, (iii) develop unique value-added product features,
(iv) customize products for specific customer applications and (v) continue to simplify the design/production process to reduce costs. Many development projects are conducted jointly with customers and, in some instances, are partially or fully funded by these customers.

     The Company has developed and is currently producing a pre-compression sprayer that releases the spray in a very controlled intensity and pattern. This provides a finer, more consistent spray and eliminates dripping. The Company also has developed several technologies that are owned but not yet in production. For example, the Company has developed a dual-chamber sprayer that can mix two cleaning products at the spray head for certain formulations that would degenerate if stored in combination.

     The Company's technology effort often includes cost sharing agreements with its customers regarding the purchase of manufacturing equipment for new products and/or additional capacity. These arrangements help the Company to share some of the risk in both product development and product sales associated with introducing a new product or a modified product into the market.

     The Company has over 300 patents, of which 217 are active. Many of the Company's products are protected by patents and the Company is continually exploring opportunities for new patentable products through research and development. While the Company believes that its patents are important to its business and enhance its competitive position, the Company does not believe that the loss of any one particular patent would have a material adverse effect on its business.

RAW MATERIALS

     The principal raw material used by the Company is plastic resin, primarily polypropylene. Plastic resins are available from a number of suppliers in the United States and in Europe. Approximately 18.9% and 18.2% of the Company's cost of sales on a pro forma consolidated basis in 1997 and the quarter ended April 5, 1998, respectively, was attributable to purchases of plastic resin. To date, the Company has been able to obtain sufficient quantities of plastic resin for its requirements. The Company has long-standing relationships with its major suppliers. See "Risk Factors -- Pricing and Availability of Raw Materials."

FACILITIES AND MANUFACTURING

     The Company manufactures products at plants located in Forest City, North Carolina, St. Peters, Missouri, El Paso, Texas and Helmond, The Netherlands. The Company has additional assembly operations in Costa Rica, Mexico and the United Kingdom.

     The following table sets forth information with respect to the Company's facilities:

           LOCATION              SQUARE FOOTAGE    OWNERSHIP                FUNCTION
           --------              --------------    ---------                --------
Forest City, North Carolina....     146,000        Owned         Injection molding, automated
                                                                 assembly, distribution
St. Peters, Missouri...........     124,000        Owned         Injection molding, automated
                                                                 assembly, distribution
Helmond, The Netherlands.......     110,000        Owned         Injection molding, automated
                                                                 assembly, distribution
El Paso, Texas.................     101,000        Owned         Injection molding, automated
                                                   Land lease    assembly, distribution
Cartago, Costa Rica............      39,615        Owned         Manual assembly, distribution
Juarez, Mexico.................      35,000        Owned         Manual assembly, distribution
Redruth, United Kingdom*.......      15,000        Leased        Automated assembly
St. Louis, Missouri............       9,500        Owned         Mold and die construction

---------------
* This facility is operated under a short-term lease. The Company intends to consolidate the Redruth operations into its Helmond, The Netherlands, facility.

     Management believes that the Company's facilities are in good condition and adequate for its present operating needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for information with respect to planned capital investments in certain of those facilities.

     Plastic components are produced at the Company's own manufacturing facilities. In addition, the Company manufactures certain other components used in its products; the remaining components are purchased from outside suppliers.

     The Company's products are assembled automatically on assembly machines built to the Company's specifications and, at its facilities in Costa Rica and Mexico, by hand.

EMPLOYEES

     At March 31, 1998, the Company had approximately 1,571 employees, of whom approximately 1,046 were engaged in manufacturing and manufacturing support, 42 were engaged in product sales and the balance were employed in various administrative capacities. The 289 employees at the Company's Juarez, Mexico, assembly facility are covered by a collective bargaining agreement that expired in June 1998 but is expected to be renegotiated on acceptable terms. Seven employees at the Company's St. Louis, Missouri, facility are represented by a union. Management considers the Company's relationships with its employees to be satisfactory.

ENVIRONMENTAL COMPLIANCE

     The Company is subject to various evolving federal, state and local environmental laws and regulations governing, among other things, the emission, discharge, generation, handling, storage, transportation, treatment and disposal of hazardous and non-hazardous substances and wastes. Failure to comply with these laws could result in substantial fines and penalties. Moreover, it is possible that the Company could be required to remediate a site to meet applicable legal requirements. The Company believes, although there can be no assurance, that liabilities relating to environmental matters will not have a material adverse effect on its future financial position or results of operations.

LEGAL PROCEEDINGS

     The Company has from time to time been involved in legal proceedings related to the ordinary course of its business, none of which has had a material adverse effect on the Company. Other than one proceeding relating to a claim of wrongful termination by the former managing director of Polytek, the outcome of which the Company believes will not have a material adverse effect on the Company, the Company is not currently involved in any legal proceedings and maintains property, general liability and product liability insurance in amounts that it believes are consistent with industry practices and adequate for its operations.

YEAR 2000 COMPLIANCE

     The Company is in the process of modifying, upgrading or replacing its computer software applications and systems to accommodate the "year 2000" dating changes necessary to permit correct recording of dates for 2000 and later years. The Company does not expect the cost of its year 2000 compliance program to be material to its financial condition or results of operations. The Company does not currently have any information concerning the year 2000 compliance status of its suppliers and customers.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to each of the Company's directors and executive officers. All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. All of the Company's officers are elected by the Board of Directors and serve at the discretion of the Board of Directors. The Company intends, shortly following completion of the Exchange Offer, to add two additional directors, neither of whom will be affiliated with the Company's existing stockholders or management.

NAME                               AGE                        POSITION
----                               ---                        --------
Yehochai Schneider...............  64     Chairman of the Board of Directors
Ariel Gratch.....................  46     President, Chief Executive Officer and Vice
                                            Chairman of the Board of Directors
Louis H. Dixey, Jr...............  61     Vice President, Treasurer, Chief Financial
                                            Officer, Secretary and Director

     MR. SCHNEIDER has been the Chairman of the Board of Directors of the Company since February 2, 1998. He also is the Chairman of the Board of the Parent. Mr. Schneider has over 40 years experience in manufacturing, management and corporate transactions. Since 1981, he has been involved in the acquisition and operation of several businesses, including AFA, various divisions of J.P. Stevens, and Waynesboro Textiles, Inc. Mr. Schneider is a shareholder of WTI and served as its Chairman until the Company's acquisition of AFA and Polytek. Prior to 1981, he served as Chief Executive Officer of A & E Plastik Pak Co., a plastic container business that he co-founded in 1956.

     MR. GRATCH has been the President, Chief Executive Officer and a Director of the Company since February 2, 1998. He also is the President and a Director of the Company's parent corporation and the Vice Chairman of AFA. Mr. Gratch has fifteen years of experience in structuring and financing the acquisition of companies in the United States and Europe. Since 1980, Mr. Gratch has been a senior member of the New York law firm, Gratch Jacobs & Brozman, P.C., specializing in mergers and acquisitions of mid-sized industrial companies. Since 1992, he has acted as principal in the acquisition and management of various manufacturing businesses and commercial real estate operations. From 1985 through 1996, Mr. Gratch served on the Board of Directors of Tyco Toys, the third largest toy company in the United States prior to its purchase by Mattel. Mr. Gratch has also served on the Board of Directors of several private companies, including Glenoit Mills, Inc., a textile and consumer goods company (from 1989 to 1995).

     MR. DIXEY has been the Vice President, Treasurer, Chief Financial Officer, Secretary and a Director of the Company since February 2, 1998. From 1988 through 1991, Mr. Dixey served as Executive Vice President and Chief Financial Officer of JPS Textile Group ("JPS"). From 1979 to 1988 he was a director and Chief Financial Officer of Waynesboro Textiles, Inc. and Executive Vice President, Chief Financial Officer and Director of AFA and Polytek. From 1990 until 1997, he was a Managing Partner of Concord Capital, a residential real estate leasing company. In addition, from 1984 through 1994, Mr. Dixey was a Managing Partner of Afton Capital, a commercial leasing corporation.

OTHER KEY MANAGEMENT PERSONNEL

     PETER D. MANCUSO has served as President of AFA since June 1992, having also served as President of AFA's Marketing Division from March 1991 through June 1992. For five years prior thereto, Mr. Mancuso was the President and Chief Executive Officer of the plastics division of Packaging Corporation of America. He also served as a consultant for Proudfoot Company, an international management consulting firm.

     WILLIAM DRIGGERS has served as President of CSI since July 1995. From 1979 to July 1995, he was employed by Tredegar Industries, serving from 1991 to 1995 as President/General Manager of its Molded Products Division.

     JAN HERPS was appointed Managing Director of Polytek in July 1997. From 1992 to July 1997, he was General Manager of Fico Tooling B.V. Brunssum, a designer and manufacturer of encapsulation molds for the semiconductor industry.

     JAMES A. WANTUCH has served as AFA's Vice President of Operations since May 1992. For more than six years prior thereto, he served in various manufacturing capacities at AFA, including Production Control Manager.

     BENJAMIN HOLDER has served since March 1996 as Plant Manager of CSI's manufacturing facility in St. Peters, Missouri. For ten years prior thereto, he was a Plant Manager in the injection molding division of Tredegar Industries.

     TOM WILCOX has served as CSI's Vice President of Sales and Marketing since June 1990, having also served as President of CSI from January 1993 through July 1995. From 1986 until joining CSI, he was Director of Sales Administration of the Non-Foods Division of Miles Consumer Household Products.

     DONALD FOSTER has served as CSI's Vice President of Research and Development since February 1989. For more than ten years prior thereto, he was Director of Research and Development for Realex Corporation.

     DAVID GUINTA was named Executive Vice President - Director of Marketing and Sales (Global Sales Division) of CSI effective July 27, 1998. From September 1991 until July 1998, he was employed by Calmar Inc., serving from January 1997 until July 1998 as its Vice President of North American Sales.

COMMITTEES OF THE BOARD OF DIRECTORS

     It is expected that the Board of Directors will establish an Audit Committee and a Compensation Committee. The membership of these committees has not yet been determined pending the selection and election of additional directors. The Compensation Committee will make recommendations concerning the salaries and incentive compensation of employees of and consultants to the Company and its subsidiaries. The Audit Committee will be responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

EXECUTIVE COMPENSATION

     The Company paid no direct remuneration to its executive officers for the year ended December 31, 1997. Payments were made in 1997 under a management agreement to certain affiliates of Messrs. Gratch and Schneider. See "Certain Transactions."

COMPENSATION OF DIRECTORS

     None of the directors who are officers of the Company has received or will receive any compensation for their service on the Company's Board of Directors. The Company anticipates payment of compensation to non-officer directors for their services, including attendance at meetings, the amount of which has not yet been determined but is not expected to be significant.

EMPLOYMENT ARRANGEMENTS

     Mr. Gratch has entered into a five-year employment agreement with the Company, dated as of February 4, 1998, which contains customary employment terms. The agreement provides for a base annual salary of $500,000, a minimum guaranteed bonus of $200,000 and additional incentive compensation based on increases in the Company's consolidated EBITDA. The agreement is automatically renewable for two additional five-year terms unless otherwise terminated by the Company or Mr. Gratch. Mr. Gratch participated in deliberations of the Board of Directors with respect to the employment agreement.

MANAGEMENT INCENTIVE PLAN

     The Parent intends to propose to its stockholders the adoption of an equity incentive plan for management and certain other employees of the Company and its subsidiaries (other than Messrs. Gratch or Schneider). The plan would authorize grants of stock options and stock appreciation rights with respect to approximately 10% of the Parent's outstanding common stock on a fully-diluted basis. Of the aggregate options or stock appreciation rights, approximately 90% would be allocated to senior management personnel.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company is a direct wholly owned subsidiary of the Parent. The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Parent, as of April 30, 1998, by (i) each director of the Company, (ii) each of the executive officers of the Company,
(iii) all executive officers and directors of the Company as a group and (iv) each person who is the beneficial owner of more than 5% of the outstanding Common Stock of the Parent. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them and the address of each such person is in care of the Company's offices at 950 Third Avenue, New York, New York 10022.

NAME AND ADDRESS                                               NUMBER      PERCENTAGE OF SHARES
OF INDIVIDUAL OR ENTITY                                       OF SHARES        OUTSTANDING
-----------------------                                       ---------    --------------------
Ariel Gratch(1)(3)..........................................  7,155,000            86.7%
Yehochai Schneider..........................................  1,095,000            15.0
AFA International Limited(2)(3).............................  5,110,000            70.0
Waldock Limited(1)(4).......................................    950,000            11.5
All directors and executive officers of the Company as a
  group (3 persons).........................................  8,250,000           100.0%

---------------
(1) Includes 1,095,000 shares of Common Stock held by Mr. Gratch, 5,110,000 shares of Common Stock held by AFA International Limited and 950,000 shares of Common Stock issuable upon exercise of the warrants held by Waldock Limited. Mr. Gratch has voting control over the shares of Common Stock held by AFA International Limited and the 950,000 shares of Common Stock issuable upon the exercise of the warrants held by Waldock Limited. Mr. Gratch disclaims beneficial ownership of the shares of Common Stock held by AFA International Limited and by Waldock Limited.

(2) The outstanding capital stock of AFA International Limited is owned by a trust for the benefit of members of the family of Mr. Gratch.

(3) As noted under "Certain Transactions," concurrently with consummation of the sale of the Old Notes, AFA International Limited and Ariel Gratch advanced to the Parent an aggregate of $2.5 million to fund the repurchase by the Parent from NationsCredit of outstanding warrants to purchase 875,000 shares of its Common Stock. The Parent has the option to repay the amount so advanced by delivery to AFA International Limited and Mr. Gratch of the repurchased warrants.

(4) Waldock Limited owns currently exercisable warrants to purchase an aggregate of 950,000 shares of Class A Common Stock. The warrants were granted on July 29, 1997 and, unless sooner redeemed, expire July 29, 2007. The outstanding capital stock of Waldock Limited is owned by a trust for the benefit of members of the family of Mr. Schneider.

     The Parent also has authorized a class of Preferred Stock, having a liquidation and redemption value of $10.00 per share, that provides for payment of dividends, out of funds legally available therefor, at an annual rate of 7% of the liquidation value thereof. Concurrently with the consummation of the sale of the Old Notes, an aggregate of 1,094,000 shares of such Preferred Stock were issued to AFA International Limited and Warcop Investments Ltd., the former stockholders of Polytek upon receipt of the outstanding capital stock of Polytek. Of such shares, 820,500 were issued to AFA International Limited and 273,500 shares were issued to Warcop Investments Ltd. Warcop Investments Ltd. is an affiliate of Mr. Schneider. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

     On July 29, 1997, Messrs. Gratch and Schneider entered into a management agreement with AFA, providing for annual aggregate payments of $500,000 to Messrs. Gratch and Schneider, or their respective affiliates, in consideration of strategic and financial planning advisory services. Affiliates of Messrs. Gratch and Schneider received an aggregate of $250,000 in 1997 pursuant to this agreement. Effective February 4, 1998, the agreement was terminated and the Company entered into a new management agreement with a company affiliated with Mr. Schneider that provides for annual payments of $300,000 and expires on July 29, 2008, subject to renewal for successive five-year periods. Pursuant to the new management agreement, Mr. Schneider's affiliated company advises the Company on matters relating to strategic and financial planning and provides financial and administrative services to the Company as is necessary.

     From time to time in the ordinary course of business, AFA purchases certain metal springs for use in trigger sprayers from Spring & Wire Designs LLC ("S&W"), a company affiliated with Messrs. Gratch and Schneider. In 1997, AFA purchased for an aggregate of $90,000 approximately 6.0% of its metal springs requirements from S&W at competitive prices. Currently, S&W is supplying approximately 80% of AFA's requirements for metal springs. The Company anticipates that S&W will continue to supply these components at competitive prices to AFA and that S&W will begin supplying these components to CSI at prices and on terms comparable to those offered to AFA.

     The law firm of Gratch, Jacobs & Brozman, P.C., of which Mr. Gratch is a senior member, provides legal services on an ongoing basis to the Company and its subsidiaries. During fiscal 1997 and the first quarter of 1998, the Company paid fees of approximately $364,000 and $340,000, respectively, to Gratch, Jacobs & Brozman, P.C.

     In connection with the acquisition of AFA, AFA International Limited and Waldock Limited made loans to AFA in the principal amounts of $1,000,000 and $2,000,000, respectively. On February 4, 1998, Parent assumed AFA's obligations in connection with said loans, and as evidence thereof, issued unsecured subordinated notes (the "Subordinated Notes") to AFA International Limited and Waldock Limited in the original principal amounts of $1,000,000 and $2,000,000 (plus interest on such principal amounts accrued from July 29, 1997 through February 4, 1998), respectively. The Subordinated Notes bear interest at 11.5% per annum, and the principal thereof is prepayable at any time at the option of the Parent and, unless sooner prepaid, will mature on May 15, 2008.

     Concurrent with the acquisition of CSI, Polytek became a direct wholly owned subsidiary of the Company. The Parent agreed to issue to AFA International Limited and Warcop Investments Ltd. (a company affiliated with Mr. Schneider), 820,500 shares and 273,500 shares, respectively, of a new class of Preferred Stock of the Parent having a liquidation and redemption value of $10.00 per share and providing for dividends at an annual rate of 7% of the liquidation value thereof. See "Security Ownership of Certain Beneficial Owners and Management."

     In July 1997, the Company entered into a credit facility with NationsCredit to finance the acquisition of AFA. As an inducement to NationsCredit to provide that credit facility, the Parent issued to NationsCredit warrants to purchase, at a price of $0.01 per share, up to an aggregate of 1,750,000 shares of Common Stock of the Parent (equivalent to 17.5% of its outstanding Common Stock on a fully-diluted basis), at any time up to July 29, 2007. Concurrently with consummation of the sale of the Old Notes, the Parent repurchased all of those warrants for a cash payment of $5.0 million as part of a general renegotiation of various of the terms of the Company's arrangements with NationsCredit. Funding for such repurchase was provided by (i) distribution to the Parent by the Company of $2.5 million and (ii) the advance to the Parent by AFA International Limited and Mr. Gratch of a like amount in cash. The advance of those funds was evidenced by unsecured promissory notes of the Parent bearing interest at the rate of 11.5% per annum. The principal amount of such notes are prepayable at any time at the option of the Parent, either in cash or by delivery of half of the warrants so repurchased from NationsCredit, and, unless sooner prepaid, will mature on May 15, 2008.

     The Parent and its U.S. subsidiaries (including Indesco) have entered into a tax sharing agreement providing (among other things) that Parent shall pay the federal income tax liability of the consolidated federal income tax group that includes Indesco and such subsidiaries and that Indesco and each such subsidiary, subject to certain limitations, will make payments to Parent on account of income taxes, in an amount determined as if Indesco and the subsidiaries filed a consolidated federal income tax return that did not include the Parent.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on September 16, 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date (not later than October 16, 1998) to which the Exchange Offer is extended.

     As of the date of this Prospectus, $145,000,000 aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent to holders of the Old Notes on or about August 17, 1998, to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth below under "-- Certain Conditions to the Exchange Offer."

     The Company expressly reserves the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and thereby to delay acceptance for exchange of any Old Notes, by giving notice by press release or other announcement of such extension to the holders of the Notes as described below. However, in no event may such extension continue beyond October 16, 1998. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of $1,000 or any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING NOTES

     Only a registered holder of Old Notes may tender such Notes in the Exchange Offer. The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Norwest Bank Minnesota, National Association (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer ("a Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED

THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Any beneficial owner of Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangements to register ownership of such Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal Rights"), as the case may be, must be guaranteed (see "-- Guaranteed Delivery Procedures") unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of those Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guaranties must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the Old Notes with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes not properly tendered or the acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation by the Company of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering Old Notes for exchange, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to engage or participate in a distribution of the New Notes. If any holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) may not rely on the applicable interpretation of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Old Note accepted for exchange, the holder of such Old Note will receive as set forth below under "Description of the Notes -- Book-Entry, Delivery and Form" a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from April 23, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date for which the record date occurs on or after consummation of the Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of Old Notes desires to tender such Old Notes and such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 P.M., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of such Old Notes and the amount of such Old Notes that are being tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal are deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificate for such Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution in which case such guarantee will not be required. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not have been validly tendered for exchange purposes of the Exchange Offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered at any time on or prior to the Expiration Date by following one of the procedures described above under "-- Procedures for Tendering Old Notes."

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New

Notes in exchange for, any Old Notes, and may terminate or amend the Exchange Offer, if, at any time before the acceptance of such Old Notes for exchange, any of the following events shall occur:

          (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

          (ii) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff or the Commission.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the Commission or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     The Exchange Offer is not conditioned on any minimum principal amount of Notes being tendered for exchange.

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    By Registered or Certified Mail:               By Overnight Delivery:                      By Hand Delivery:
      Norwest Bank Minnesota, N.A.                Norwest Bank Minnesota,                   Norwest Bank Minnesota,
       Corporate Trust Operations                           N.A.                                      N.A.
             P.O. Box 1517                        Corporate Trust Services                  Northstar East Building
       Minneapolis, MN 55480-1517                Sixth and Marquette Avenue                 608 Second Avenue South,
                                                 Minneapolis, MN 55479-0113                        12th Floor
                                                                                            Corporate Trust Services
                                                                                                Minneapolis, MN

                             Facsimile Transmission
                                    Number:
                        (For Eligible Institutions Only)
                                 (612) 667-4927
                          Confirm Receipt of Facsimile
                                 by Telephone:
                                 (612) 667-9764

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated to be approximately $425,000.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer of the Old Notes, including the restrictions on transfer of such Old Notes as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an available exemption from, or in a transaction that is otherwise not subject to, the Securities Act. Upon consummation of the Exchange Offer, the Company's principal obligations under the Registration Rights Agreement will terminate and the Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted for exchange pursuant to the Exchange Offer, any trading market for those Old Notes that are not so tendered and remain outstanding could be adversely affected.

RESALES OF NEW NOTES

     The Company is making the Exchange Offer in reliance upon interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties. Based upon those interpretations, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder, other than a broker-dealer, has no arrangement or understanding with any person to engage or participate in a distribution of such New Notes. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Old Notes, other than a broker-dealer, must acknowledge in the Letter of Transmittal that it is not engaged in, and does not intend to engage in, a distribution of the New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If any holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to a distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes that were acquired by a broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to broker-dealers for use in connection with any such resale. In addition, until November 15, 1998, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

                            DESCRIPTION OF THE NOTES

     The Old Notes were issued and the New Notes will be issued under an indenture dated as of April 23, 1998 (the "Indenture") among the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). A copy of the Indenture, including the forms of the Old Notes and the New Notes, has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Old Notes that remain outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions" below. As used in this section, the term "Notes" means the Old Notes and the New Notes, treated as a single class.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on April 15, 2008, are limited in aggregate principal amount to $145.0 million and are senior subordinated unsecured obligations of the Company. The Indenture provides for the issuance of up to $75.0 million aggregate principal amount of additional Notes (the "Additional Notes") having identical terms and conditions to the outstanding Notes, subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the outstanding Notes and will vote on all matters with the outstanding Notes. For purposes of this "Description of the Notes," reference to the Notes does not include Additional Notes. No offering of any such Additional Notes is being or shall in any manner be deemed to be made by this Prospectus. In addition, there can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.

     Interest on the Notes will accrue at the rate of 9.75% per annum and will be payable semi-annually on each April 15 and October 15 (each an "Interest Payment Date"), commencing October 15, 1998, to the Holders of record on the immediately preceding April 1 and October 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Accordingly, registered holders of New Notes on the relevant record date for the first Interest Payment Date following the consummation of the Exchange Offer will receive interest from the most recent Interest Payment Date to which interest has been paid on the Old Notes, or if no interest has been paid, from April 23, 1998 (the date of original issuance of the Old Notes). Old Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any Interest Payment Date for which the record date occurs on or after the consummation of the Exchange Offer. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

     The principal of and premium, if any, and interest on the Notes will be payable and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located in care of The Depository Trust Company, at 55 Water Street, New York, New York 10041) or, at the option of the Company (which option the Company currently intends to exercise), payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     The Notes will not be entitled to the benefit of any sinking fund.

SUBORDINATION

     The Old Notes are and the New Notes will be unsecured senior subordinated obligations of the Company. The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all amounts payable under the Senior Indebtedness.

     Upon any distribution to creditors of the Company in a total or partial liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due on or in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders of Notes (or the Trustee on their behalf) would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and Holders of Notes may recover payments made from the trust described under the caption "Legal Defeasance and Covenant Defeasance").

     The Company also may not make any direct or indirect payment upon or in respect of the Notes (except in such subordinated securities or from the trust described under the caption "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment when due of all or any portion of the principal of, premium, if any, or interest on or any other obligations under or in respect of any Designated Senior Indebtedness exists, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise and such default shall not have been cured or waived or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Agent Bank or the holders or the representative of the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

     The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of any Event of Default.

     As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, reorganization or liquidation of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. See "Risk Factors -- Subordination of Notes and Subsidiary Guarantees; Asset Encumbrances." On a pro forma basis, after giving effect to the Transactions, the principal amount of indebtedness outstanding at April 5, 1998 that would have effectively ranked senior to the Notes would have been approximately $18.4 million and the Company would have had additional availability of $8.1 million for borrowings under the Credit Agreement, all of which would be secured Senior Indebtedness, if borrowed. The terms of the Indenture will permit the Company and its Restricted Subsidiaries to incur additional Senior Indebtedness, subject to certain limitations, including Indebtedness that may be secured by Liens on property of the Company and its Restricted Subsidiaries. See the discussion below under the captions "Certain Covenants --

Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Certain Covenants -- Liens." In addition, the Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries that will not guarantee the Notes (the "Non-Guarantor Subsidiaries"). On a pro forma basis, after giving effect to the Transactions, as of April 5, 1998, the Company's Non-Guarantor Subsidiaries would have had $8.1 million of indebtedness outstanding. See "Risk Factors -- Subordination of Notes and Subsidiary Guarantees; Asset Encumbrances."

SUBSIDIARY GUARANTEES

     Payment of the principal of (and premium, if any) and interest on the Notes, when and as the same become due and payable, will be guaranteed, jointly and severally, on a senior subordinated and unsecured basis (the "Subsidiary Guarantees") by each of the Company's Restricted Subsidiaries organized within the United States (collectively, the "Subsidiary Guarantors"). At the date of this Prospectus, the Subsidiary Guarantors are CSI and AFA. In addition, if the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary (other than any Foreign Subsidiary), then such newly-acquired or created Restricted Subsidiary shall be required to execute a Subsidiary Guarantee, in accordance with the terms of the Indenture. See "Certain Covenants -- Guarantees of Indebtedness by Restricted Subsidiaries." The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee is limited in a manner that is intended to cause it not to constitute a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk
Factors -- Fraudulent Conveyance Statutes."

     Each Subsidiary Guarantee is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all amounts payable under the Senior Indebtedness of the relevant Subsidiary Guarantor.

     Upon any distribution to creditors of a Subsidiary Guarantor in a total or partial liquidation or dissolution of such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Guarantor or its property, whether voluntary or involuntary, an assignment for the benefit of creditors or any marshaling of such Subsidiary Guarantor's assets and liabilities, the holders of Senior Indebtedness of such Subsidiary Guarantor will be entitled to receive payment in full in cash or cash equivalents of all Obligations due on or in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness of such Subsidiary Guarantor) before the Holders of Notes, or the Trustee on their behalf, will be entitled to receive any payment with respect to the relevant Subsidiary Guarantee, and until all Obligations with respect to Senior Indebtedness of such Subsidiary Guarantor are paid in full in cash or cash equivalents, any payment that would have been made under such Subsidiary Guarantee shall be made to the holders of Senior Indebtedness of such Subsidiary Guarantor (except that Holders of Notes may receive (i) Capital Stock of such Subsidiary Guarantor (other than Disqualified Stock) and (ii) securities that are subordinated at least to the same extent as such Subsidiary Guarantee to Senior Indebtedness of such Subsidiary Guarantor and to any securities issued in exchange for Senior Indebtedness of such Subsidiary Guarantor).

     Such Subsidiary Guarantor also may not make any direct or indirect payment upon or in respect of its Subsidiary Guarantee (except in such subordinated securities of such Subsidiary Guarantor) if (i) a default in the payment when due of all or any portion of the principal of, premium, if any, or interest on or any other obligations under or in respect of any Designated Senior Indebtedness of the relevant Subsidiary Guarantor exists, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise and such default shall not have been cured or waived or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness of such Subsidiary Guarantor which permits holders of the Designated Senior Indebtedness of such Subsidiary Guarantor as to which such default relates to accelerate its maturity and the Trustee receives a Payment Blockage Notice from the holders or the representative of the holders of any Designated Senior Indebtedness of such Subsidiary Guarantor. Any payments under any Subsidiary Guarantee may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of a Subsidiary Guarantor, creditors of the relevant Subsidiary Guarantor who are holders of Senior Indebtedness of such Subsidiary Guarantor may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness of such Subsidiary Guarantor has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. As of April 5, 1998, on a pro forma basis after giving effect to the Transactions, the Subsidiary Guarantors would have had $10.3 million in the aggregate of outstanding Senior Indebtedness, all of which would have consisted of guarantees of the Credit Agreement. The terms of the Indenture will permit Restricted Subsidiaries of the Company to incur additional Senior Indebtedness, subject to certain limitations, including Indebtedness that may be secured by Liens on property of the Restricted Subsidiaries. See the discussion below under the captions "Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Certain Covenants -- Liens."

     The Indenture provides that upon a sale or other disposition to a Person not an Affiliate of the Company of all or substantially all of the assets of any Subsidiary Guarantor, whether by way of merger, consolidation or otherwise, or a sale or other disposition to a Person not an Affiliate of the Company of all of the Capital Stock of any Subsidiary Guarantor, whether by way of merger, consolidation or otherwise, which transaction is carried out in accordance with the covenants described below under the captions "Repurchase at the Option of Holders -- Asset Sales" or "Certain Covenants -- Merger, Consolidation or Sale of Assets," so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such release and, (b) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of "Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" on the date on which such release occurs, such Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Subsidiary Guarantee without any further action on the part of the Trustee or any holder of the Notes; provided that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate upon such sale, disposition or release.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to April 15, 2003. Thereafter, the Notes will be redeemable, at the option of the Company, at any time as a whole or from time to time in part, on not less than 30 nor more than 60 days' prior notice to the Holders at the following Redemption Prices (expressed as percentages of principal amount) together with accrued interest, if any, to the redemption date (subject to the right of holders of record in the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on April 15, of the years indicated below.

                                                            REDEMPTION
                           YEAR                               PRICE
                           ----                             ----------
2003......................................................   104.875%
2004......................................................   103.250
2005......................................................   101.625
2006 and thereafter.......................................   100.000

     Notwithstanding the foregoing, at any time or from time to time prior to April 15, 2001, the Company may redeem, on one or more occasions, up to 35% of the sum of (i) the initial aggregate principal amount of the Notes and (ii) the initial aggregate principal amount of any Additional Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 109.75% of the principal amount thereof, plus accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date); provided that, immediately after giving effect to such redemption, at least 65% of the initial aggregate principal amount of the Notes (excluding the Additional Notes) remains outstanding; provided further that such redemptions shall occur within 60 days of the date of closing of each Equity Offering.

     If less than all the Notes or Additional Notes, if any, are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate, provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs at any time, then each Holder will have the right to require that the Company purchase such Holder's Notes and Additional Notes, if any, in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes and Additional Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things: (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act;
(ii) that any Note or Additional Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes or Additional Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and (iv) certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes and Additional Notes that might be tendered by Holders of Notes and Additional Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of Notes and Additional Notes the rights described under "Events of Default and Remedies."

     The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes and Additional Notes, if any, the Company could seek the consent of its lenders to the purchase of Notes and Additional Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes and Additional Notes, if any. In such case, the Company's failure to purchase tendered Notes and Additional Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes and Additional Notes.

     One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders of Notes and Additional Notes elect to require the Company to purchase the Notes and Additional Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

     The existence of a Holder's right to require the Company to purchase such Holder's Notes or Additional Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders of Notes or Additional Notes the right to require the Company to repurchase such Notes or Additional Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" below for the definition of "Change of Control." A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

     The Company will comply with the applicable tender offer rules including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Company will not, and will not permit any Restricted Subsidiary to, create any restriction (other than restrictions (i) existing under Indebtedness as in effect on the Closing Date or (ii) in refinancings of such Indebtedness or in other Senior Indebtedness hereafter incurred so long as such restrictions on indebtedness referred to in this clause (ii) are no more restrictive than the restrictions in Indebtedness in existence on the Closing Date) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or Additional Notes tendered for purchase.

     Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes and Additional Notes, if any, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Restricted Subsidiaries. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes and Additional Notes, if any, protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  ASSET SALES

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold evidenced by a resolution of the Board of Directors of such entity set forth in an officers' certificate delivered to the Trustee and
(ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or cash equivalents (for purposes of this clause (ii), cash and cash equivalents includes (a) the principal amount of any Indebtedness for money borrowed (as reflected in the Company's consolidated balance sheet) of the Company or any Restricted Subsidiary that is assumed by any transferee of any such assets or other property in such Asset Sale and (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days of consummation of such Asset Sale by the Company or such Restricted Subsidiary into cash and cash equivalents (to the extent of the cash and cash equivalents received)).

     If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale, (i) apply all or a portion of the Net Cash Proceeds to the permanent reduction of amounts outstanding under the Credit Agreement or to the permanent repayment of other senior Indebtedness of the Company or a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the business of the Company or its Restricted Subsidiaries, as the case may be. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph shall constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will, within 30 days thereafter, make an offer to purchase (an "Excess Proceeds Offer") from all Holders of Notes and Additional Notes, if any, on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes and Additional Notes, if any, that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes and Additional Notes, if any, tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes and Additional Notes, if any, validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes and Additional Notes, if any, to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

     The Company will comply with the applicable tender offer rules including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with the repurchase of Notes as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary, other than (i) dividends or distributions payable solely in Qualified Equity Interests or (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary;

          (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock, of the Company, any Restricted Subsidiary or any Affiliate of the Company (other than, in either case, any such Capital Stock owned by the Company or any of its Restricted Subsidiaries);

          (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Pari Passu Indebtedness or Subordinated Indebtedness; and

          (d) make any Investment (other than a Permitted Investment) in any Person;

(such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

          (i) no Default or Event of Default has occurred and is continuing,

          (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," and

          (iii) the aggregate amount of all Restricted Payments made after the Closing Date does not exceed the sum of:

             (A) 50% of the aggregate Consolidated Net Income of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter during which the Closing Date occurs to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such amount); plus

             (B) the aggregate net cash proceeds received by the Company after the Closing Date from the issuance or sale (other than to a Subsidiary) of either (1) Qualified Equity Interests of the Company or (2) debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Equity Interests of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as no Default or Event of Default has occurred and is continuing or would occur:

          (a) the payment of any dividend in cash or Qualified Equity Interests of the Company within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

          (b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company;

          (c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Equity Interests of the Company;

          (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Pari Passu Indebtedness or Subordinated Indebtedness, respectively, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Pari Passu Indebtedness or Subordinated Indebtedness with such new Pari Passu Indebtedness or Subordinated Indebtedness pursuant to clause (iv) of the definition of Permitted Indebtedness;

          (e) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in

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

     such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

          (f) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or the Parent, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees of the Company or of any Restricted Subsidiary (or their estates or beneficiaries under their estates) or by any employee benefit plan, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock after the Closing Date does not exceed in any fiscal year the sum of
     (i) $500,000 and (ii) amounts referred to in clause (i) that remains unused from the two immediately preceding fiscal years;

          (g) the payment of any dividend or distribution by the Company to the Parent pursuant to the terms of the tax sharing agreement in existence on the Closing Date among the Company, the Parent and other members of the consolidated group of corporations of which the Company is a member, and any amendments to such agreement, provided that the tax sharing agreement as so amended is no less favorable in any material respect to the Company than the tax sharing agreement in effect on the Closing Date;

          (h) the payment of dividends or distributions to the Parent to pay its franchise taxes and other fees required to maintain its legal existence and to provide for operating expenses of up to $150,000 in any fiscal year of the Company;

          (i) the payment of a distribution to the Parent that does not exceed $2,500,000 on the Closing Date for the Parent's repurchase from NationsCredit of warrants to purchase the Parent's common stock; and

          (j) other Restricted Payments that do not exceed $1,000,000.

     The actions described in clauses (b), (c), (e) and (j) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant and the actions described in clauses (a), (d), (f), (g), (h) and (i) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant.

     For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the greater of the fair market value or net book value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required under "Certain Covenants -- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

     If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, other than the redesignation of an Unrestricted Subsidiary or other Person as a Restricted Subsidiary), to the extent such net reduction is not included in the Company's Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

     In computing the Consolidated Net Income of the Company for purposes of the foregoing clause (iii)(A) of the first paragraph of this covenant, (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that the Company or any Subsidiary Guarantor may incur Indebtedness if, at the time of such event, the Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.0 to 1.0.

     In making the foregoing calculation for any four-quarter period that includes the Closing Date, pro forma effect will be given to the Offering, as if such transactions had occurred at the beginning of such four-quarter period. In addition (but without duplication), in making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) the amount of Indebtedness under a revolving credit facility will be computed based on the average daily balance of such Indebtedness during such four-quarter period, (B) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate, and (C) the amount of any Indebtedness that bears interest at a floating rate will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months).

     Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Indebtedness ("Permitted Indebtedness"):

          (i) Indebtedness of the Company or any Subsidiary Guarantor under the Credit Agreement (and the incurrence by any Subsidiary Guarantor of guarantees thereof) in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $30 million or (y) the amount of the Borrowing Base of the Company, less any amounts applied to the permanent reduction of such credit facilities pursuant to the provisions of the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

          (ii) Indebtedness represented by the Notes (other than the Additional Notes) and the Subsidiary Guarantees;

          (iii) Existing Indebtedness (other than the Polytek Credit Agreement);

          (iv) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, any Indebtedness that is permitted to be incurred under clause (ii) or (iii) above;

          (v) Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary (provided that such Indebtedness is held by the Company or such Restricted Subsidiary); provided, however, that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company's obligations under the Notes;

          (vi) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations incurred in the ordinary course of business;

          (vii) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

          (viii) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests, in each case, incurred to finance the purchase, lease or improvement of real or personal property so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Indebtedness is created within 90 days of the acquisition of the related property; provided that the aggregate amount of Indebtedness under clauses (A) and (B) does not exceed $10 million at any one time outstanding;

          (ix) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the covenant described under the caption "-- Guarantees of Indebtedness by Restricted Subsidiaries;"

          (x) Indebtedness under the Polytek Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of
     (A) $11 million or (B) the amount of the Borrowing Base of Polytek;

          (xi) Indebtedness of the Company or any Subsidiary Guarantor not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $10 million at any one time outstanding; and

          (xii) Indebtedness in respect of surety or performance bonds, worker's compensation claims, payment obligations in connection with self-insurance and other similar requirements arising in the ordinary course of business.

  LIENS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of the Company on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (i) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and
(ii) in the case of any Lien securing Pari Passu Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien.

     (b) The Company will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of such Subsidiary Guarantor on or with respect to such Subsidiary Guarantor's properties or assets, including any shares of stock or Indebtedness of any other Restricted Subsidiary, whether owned at the date of the Indentures or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (i) in the case of any Lien securing Pari Passu Indebtedness of such Subsidiary Guarantor, each Subsidiary Guarantee of such Subsidiary Guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing Subordinated Indebtedness of such Subsidiary Guarantor, each Subsidiary Guarantee of such Subsidiary Guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

  DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions imposed under or by reason of:

          (i) any agreement existing on the Closing Date;

          (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

          (iii) the refinancing or successive refinancing of Indebtedness incurred under the agreements in effect on the Closing Date, so long as such encumbrances or restrictions are no more restrictive than those contained in such original agreement;

          (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; or

          (v) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

  LIMITATION ON LAYERING DEBT

     The Company and each Subsidiary Guarantor will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness or guarantee, as applicable, that is subordinate or junior in right

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

of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, respectively.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly and/or indirectly through its Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another corporation, Person or entity unless:

          (a) either (i) the Company is the surviving corporation or (ii) in the case of a transaction involving the Company, the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

          (b) immediately after giving effect to such transaction and treating any obligation of the Company in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

          (c) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of "-- Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (d) each Subsidiary Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Subsidiary Guarantee applies to the Surviving Entity's obligations under the Indenture and the Notes;

          (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the covenant described above under the caption "-- Liens" are complied with;

          (f) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

          (g) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person (other than the Company or another Subsidiary Guarantor) unless: (a) subject to the provisions of the following paragraph, the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and (c) the Subsidiary Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all its obligations and covenants under the Indenture and Notes.

  TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company ("Interested Persons"), unless
(a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with third parties who are not Interested Persons and (b) the Company delivers to the Trustee (i) with respect to any transaction or series of related transactions entered into after the Closing Date involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company and (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $5 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm, in each case of national standing.

     The foregoing covenant will not restrict:

          (A) transactions among the Company and/or its Restricted Subsidiaries;

          (B) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

          (C) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors of the Company or any Subsidiary, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

          (D) payment of management, consulting and advisory fees and related expenses to the Permitted Holders or their Affiliates not subject to employment agreements not to exceed $300,000 in any fiscal year of the Company;

          (E) transactions permitted by the provisions of the covenant described under the caption "Certain Covenants -- Restricted Payments"; or

          (F) payment of any amounts under a supply agreement effective as of February 4, 1998, between the Company and Springs & Wire Design LLC, and the employment agreement effective as of February 4, 1998 between the Company and Ariel Gratch, and any amendments to such agreements, provided that such agreements as so amended are no less favorable in any material respect to the Company than the agreements in effect on the Closing Date.

  LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (b) will not, and will not permit any Restricted

Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); provided, however, that this covenant will not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture, or (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     The Company will not permit any Restricted Subsidiary to issue any Preferred Stock.

  PAYMENTS FOR CONSENT

     The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

     The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary and (b) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     Any guarantee by a Restricted Subsidiary of the Notes pursuant to the preceding paragraph may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company's and the Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

  ISSUANCES OF GUARANTEES BY NEW RESTRICTED SUBSIDIARIES

     The Company will provide to the Trustee, on the date that any Person (other than a Foreign Subsidiary) becomes a Restricted Subsidiary, a supplemental indenture to the Indenture, executed by such new Restricted Subsidiary, providing for a full and unconditional guarantee on a senior subordinated basis by such new Restricted Subsidiary of the Company's obligations under the Notes and the Indenture to the same extent as that set forth in the Indenture.

  UNRESTRICTED SUBSIDIARIES

     (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its

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

stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant described under the caption "-- Restricted Payments,"
(iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company, (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results, and (vi) such Unrestricted Subsidiary has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company may not designate any of its Subsidiaries existing as of the Closing Date or any successor to any of them as an Unrestricted Subsidiary and may not sell, transfer or otherwise dispose of any properties or assets of any such Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business.

     (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).

  REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operation of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act other than during any period in which the Company is subject to Section 13 or 15(d) of the Exchange Act and in compliance with the requirements thereof.

EVENTS OF DEFAULT AND REMEDIES

     The following will be "Events of Default" under the Indenture:

          (a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture);

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

          (b) default in the payment of the principal of (or premium, if any, on) any Note when due (whether or not prohibited by the subordination provisions of the Indenture);

          (c) failure to perform or comply with the Indenture provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of
     Holders -- Asset Sales," or "-- Merger, Consolidation or Sale of Assets";

          (d) failure to perform or comply with the Indenture provisions described under the captions "-- Certain Covenants -- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" and continuance of such default or breach for a period of 30 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (e) default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary Guarantor contained in the Indenture or in any Note or Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (f) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Indebtedness of the Company or any Restricted Subsidiary, which issue individually or in the aggregate has an aggregate outstanding principal amount of not less than $5 million, and such default has resulted in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or
     (ii) a default in any payment when due at final maturity of any such Indebtedness;

          (g) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments (not subject to appeal) the uninsured portion of which exceeds in the aggregate $5 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

          (h) any Subsidiary Guarantee ceases to be in full force and effect or is declared null and void or any such Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture); or

          (i) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

     If an Event of Default (other than as specified in clause (i) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders will, declare the principal of, and accrued interest on, all of the outstanding Notes immediately due and payable and, upon any such declaration, such principal and such interest will become due and payable immediately provided, however, that the Notes shall not become due and payable until the earlier to occur of (i) the acceleration of the maturity of any Indebtedness under the Credit Agreement or (ii) five business days following written notice of such declaration to the agent under the Credit Agreement.

     If an Event of Default specified in clause (i) above occurs and is continuing, then the principal of and accrued interest on all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if: (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes,
(B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

     No Holder has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all of the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the Holders if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders.

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Subsidiary Guarantors of their obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees, as applicable, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants forth in the Indenture and described under "Certain Covenants" above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either legal defeasance or covenant defeasance: (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (i) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; (d) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer document and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Modifications and amendments of the Indenture and any Subsidiary Guarantee may be made by the Company, any affected Subsidiary Guarantor and the Trustee with the consent of the Holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

          (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (b) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the covenant described under the covenant entitled "Repurchase at the Option of the Holders -- Asset Sales" or the obligation of the

     Company to make and consummate a Change of Control offer in the event of a Change of Control in accordance with the covenant entitled "Repurchase at the Option of the Holders -- Change of Control," including, in each case, amending, changing or modifying any definition relating thereto;

          (c) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture;

          (d) waive a default in the payment of principal of, or premium, if any, or interest on the Notes or reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

          (e) modify the ranking or priority of the Notes or the Subsidiary Guarantee of any Subsidiary Guarantor; or

          (f) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture other than in accordance with the terms of the Indenture.

     The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

     Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or
(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; or (3) to add additional Events of Default; or (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to secure the Notes; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause do not adversely affect the interests of the Holders in any material respect; or (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     Norwest Bank Minnesota, National Association, the Trustee under the Indenture, is the paying agent and registrar for the Notes.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the Holders of a majority in outstanding principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

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

BOOK-ENTRY, DELIVERY AND FORM

     The New Notes initially will be issued in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Notes will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

     Before the 40th day after the later of the commencement of the Offering and the Closing Date, transfers by an owner of a beneficial interest in the Offshore Global Note to a transferee who takes delivery of such interest through the U.S. Global Note will be made only in accordance with the applicable procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided in the Indenture to the effect that such transfer is being made to a person whom the transferor reasonably believes is a Qualified Institutional Buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or an institutional "accredited investor."

     Transfers by an owner of a beneficial interest in the U.S. Global Note to a transferee who takes delivery of such interest through the Offshore Global Note, whether before, on or after the 40th day after the later of the commencement of the Offering and the Closing Date, will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers of Certificated Notes held by institutional "accredited investors" to persons who will hold through the U.S. Global Note or the Offshore Global Note will be subject to certifications provided by the Trustee.

  CERTIFICATED NOTES

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Note Holder of the Global Notes, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearinghouse or next-day funds. In contrast, Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

REGISTRATION RIGHTS

     Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, (a copy of which has been filed as an exhibit to the registration statement of which this Prospectus is a part), the Company and the Subsidiary Guarantors agreed, for the benefit of the Holders of the Old Notes, at the expense of the Company and the Subsidiary Guarantors, to (i) file with the Commission on or prior to the 90th calendar day following the date of original issuance of the Old Notes a registration statement (the "Exchange Offer Registration Statement") with respect to the Exchange Offer. The registration statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the New Notes may be offered for resale, resold and otherwise transferred by the Holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each Holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in a distribution (within the meaning of the Securities
Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (an "Exchanging Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) by delivering a copy of this Prospectus, as the same may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Exchanging Dealers to use this Prospectus, as the same may be amended or supplemented from time to time in connection with their resales of New Notes.

     In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated within 150 days of the date of original issuance of the Old Notes or if one or more Holders of Old Notes are not eligible to participate in the Exchange Offer pursuant to existing interpretations of the Commission's staff, the Company and the Subsidiary Guarantors will, at their expense, (i) as promptly as practicable, and in any event on or prior to 30 days after such filing obligation arises (and within 150 days after the Closing Date), file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Notes, (ii) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 45 days after such filing occurs and (iii) keep effective the Shelf Registration Statement until two years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). In the event of the filing of a Shelf Registration Statement, the Company will provide to each Holder of Old Notes covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A Holder that sells Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations). In addition, each Holder will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have its Notes included in the Shelf Registration Statement.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or becomes a Subsidiary or
(b) assumed in connection with the acquisition of assets from such Person.

     "Affiliate" means, with respect to any specified person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock or any executive officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agent Bank" means NationsCredit Commercial Corporation and its successors under the Credit Agreement, in its capacity as agent.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of merger, consolidation or similar arrangement) (collectively, a "transfer") by the Company or any Restricted Subsidiary other than in the ordinary course of business and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Shares of Capital Stock of any of the Company's Restricted Subsidiaries (which shall be deemed to include the sale, grant or conveyance of any interest in the income, profits or proceeds therefrom), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (x) that have a fair market value in excess of $750,000 or (y) for Net Cash Proceeds in excess of $750,000. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "-- Certain
Covenants -- Consolidation, Merger and Sale of Assets" or "-- Restricted Payments," (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (iii) representing damaged, worn out, obsolete or permanently retired equipment and facilities, (iv) that constitutes or would constitute the creation or grant of a Lien not prohibited by the Indenture or (v) that constitutes or would constitute the surrender or waiver of contract rights or the settlement, release or surrender of contract tort or other claims of any kind.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remainder of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Banks" means the banks and other financial institutions that from time to time are lenders under the Credit Agreement.

     "Borrowing Base" means, with respect to any Person, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by such Person and its Subsidiaries (or, in the case of the Company, its Subsidiary Guarantors) as of such date that are not more than 90 days past due and (b) 60% of the book value of all inventory owned by such Person and its Subsidiaries (or, in the case of the Company, its Subsidiary Guarantors) as of such date, all calculated on a consolidated basis and in accordance with GAAP.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

     "Capital Stock" of any Person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's equity interest (however designated), whether now outstanding or issued after the Closing Date.

     "Capitalized Lease Obligation" means, with respect to any Person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

     "Change of Control" means the occurrence of any of the following events:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Permitted Holders) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more of the Voting Stock of the Company or Parent and such person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or Parent than the percentage beneficially owned by the Permitted Holders as a group;

          (b) the Company consolidates with, or merges with or into, another person or, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties of the Company and the Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any person (other than the Company or a Restricted Subsidiary) pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as described under the "Certain Covenants -- Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Permitted Holders) is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the surviving or transferee corporation;

     (c) during any consecutive twenty-four month period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Parent, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Parent then in office; or

     (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than in a transaction that complies with the provisions described under "Certain Covenants -- Consolidation, Merger and Sale of Assets."

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period (a) Fixed Charges for such period, plus (b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business, provided that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges and credits of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

     "Consolidated Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,
(e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Net Income otherwise attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding common stock of such Restricted Subsidiary on the last day of such period, (f) for any period ending on or prior to the first year anniversary of the Closing Date, the aggregate amount of one-time, non-recurring costs, expenses and fees incurred by the Company or a Restricted Subsidiary in connection with (i) the acquisition by AFA Acquisition Corp. of AFA Products, Inc. pursuant to the Asset Purchase Agreement dated as of July 29, 1997, (ii) the financings provided in connection with the acquisition referred to in clause (i) above pursuant to the Credit Agreement dated as of July 29, 1997 among AFA Acquisition Corp., Parent, the lenders referred to therein and NationsCredit Commercial Corporation as agent of the lenders or any refinancings thereof, (iii) the acquisition by the Company of the Continental Sprayers International and Contour Cutting divisions and certain other assets of Contico International, Inc. pursuant to the Asset Purchase Agreement dated as of January 14, 1998, and the concurrent repayment of certain indebtedness of AFA Products, Inc., (iv) the financings provided in connection with the acquisition and repayment of indebtedness referred to in clause (iii) above pursuant to the Credit Agreement, (v) the acquisition by Dejanu BV of the capital stock of Polytek pursuant to the Stock Purchase Agreement dated as of August 6, 1997, and (vi) the financings provided in connection with the acquisition referred to in clause (v) above pursuant to the Polytek Credit Agreement and (g) any non-cash charges attributable to (i) the amortization expense of the Parent associated with any original issue discount attributable to any warrants owned by NationsCredit Commercial Corporation or Waldock Limited to purchase respectively 1,750,000 shares of Class B Common Stock, par value $.01 per share of Parent and 950,000 shares of Class A Common Stock, par value $.01 per share of Parent or (ii) the interest expense of the Parent incurred in respect of the Subordinated Parent Notes, to the extent such amortization expense or interest expense is incurred by the Company as a result of the Parent's obligations under the warrants or the Subordinated Parent Notes being accounted for financial reporting purposes as an expense of the Company in accordance with "push-down" accounting.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and less to the extent included in calculating such stockholders' equity of the Company and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means the Credit Agreement dated as of February 4, 1998, among the Company, Parent, the lenders named therein, NationsCredit Commercial Corporation, as collateral agent and as initial Issuing bank and NationsBridge LLC, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, restated, supplemented, refinanced or otherwise modified from time to time.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) so long as the Senior Bank Debt is outstanding or any lender has any commitment to extend credit to the Company under the Credit Agreement, the Senior Bank Debt and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which at the time of designation is $20 million or more and that has been specifically designated by the Company, in the instrument creating or evidencing such Senior Indebtedness or in an officers' certificate delivered to the Trustee, as "Designated Senior Indebtedness."

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors, to make a finding or otherwise take action under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the Holder thereof, at any time prior to such final Stated Maturity or (iii) at the option of the Holder thereof is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions therein giving Holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the Holders of such Capital Stock than the provisions contained in the covenants described under the captions "Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales" described herein and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the provisions contained in the covenants described under the captions "Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales."

     "Equity Offering" means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Indebtedness" means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) outstanding on the date of the Indenture and listed on a schedule to the Indenture, until such amounts are repaid.

     "Fixed Charges" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs, and (v) the interest component of Capitalized Lease Obligations, plus (b) cash dividends paid on Preferred Stock and Disqualified Stock by the Company and any Restricted

Subsidiary (to any Person other than the Company and its Restricted Subsidiaries), computed on a tax effected basis, plus (c) all interest on any Indebtedness of any Person guaranteed by the Company or any of its Restricted Subsidiaries or secured by a lien on the assets of the Company or any of its Restricted Subsidiaries; provided, however, that Fixed Charges will not include
(i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, and (ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition thereof for such period.

     "Fixed Charge Coverage Ratio" means, for any period, the ratio of Consolidated EBITDA for such period to Fixed Charges for such period.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and that has no material operations or assets in the United States.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, and (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates.

     "Holder" means the Person in whose name a Note is, at the time of determination, registered on the Registrar's books.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) the Attributable Debt of every Capitalized Lease Obligation of such Person, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such Person under or in respect of Hedging Obligations, and (h) every obligation of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.

     "Investment" in any Person means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to such Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person, or the making of any investment in such Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Indebtedness where such Indebtedness is secured by the assets that are the subject of such Asset Sale,
(d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Parent" means Indesco Holdings Co., a Delaware corporation.

     "Pari Passu Indebtedness" means (a) with respect to the Notes, Indebtedness that ranks pari passu in right of payment to the Notes and (b) with respect to any Subsidiary Guarantee, Indebtedness that ranks pari passu in right of payment to such Subsidiary Guarantee.

     "Permitted Holders" means any one or more of Ariel Gratch ("Gratch") and Yehochai Schneider ("Schneider"), the estate, spouse, children and grandchildren of each of Gratch and Schneider, any trust for the benefit solely of Gratch and/or Schneider and/or members of their respective families, and any Person controlled, directly or indirectly, by any one or more of the foregoing Persons.

     "Permitted Investments" means any of the following:

          (a) Investments in (i) securities with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; (iii) any shares of money market mutual or similar funds having assets in excess of $500,000,000; and (iv) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating (A) from Moody's Investors Service, Inc. of at least P-1 or (B) from Standard & Poor's Ratings Group of at least A-1;

          (b) Investments by the Company or a Restricted Subsidiary in another Person, if as a result of such Investment (x) such other Person becomes a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) such other Person becomes a Restricted Subsidiary that is not a Subsidiary Guarantor but, at the time of such Investment, is not subject to a consensual encumbrance or consensual restriction that would be prohibited by the covenant described under "Certain
     Covenants -- Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," without regard to the exception described in clauses (i),
     (ii) and (iv) thereunder, or (z) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary that, at the time of such Investment, either is a Subsidiary Guarantor or is not subject to a consensual encumbrance or consensual restriction that would be prohibited by the covenant described under "Certain Covenants -- Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," without regard to the exception described in clause (i), (ii) and (iv) thereunder;

          (c) Investments by the Company or a Restricted Subsidiary in (x) the Company or, (y) a Subsidiary Guarantor or (z) a Restricted Subsidiary that is not a Subsidiary Guarantor but, at the time of such Investment, is not subject to a consensual encumbrance or consensual restriction that would be prohibited by the covenant described under "Certain Covenants -- Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," without regard to the exception described in clause (i), (ii) and (iv) thereunder;

          (d) Investments in existence on the Closing Date;

          (e) promissory notes or other evidence of Indebtedness received as a result of Asset Sales permitted under the covenant entitled "Repurchase at the Option of Holders -- Asset Sales;"

          (f) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business after the date of the initial issuance of the Notes in an amount not to exceed $1 million in the aggregate at any one time outstanding; and

          (g) other Investments that do not exceed $4 million in the aggregate at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus the lesser of the amount of any premium required to be paid in connection with such refinancings pursuant to the terms of such indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust unincorporated organization or government or any agency or political subdivision thereof.

     "Polytek" means AFA Polytek B.V. and its successors.

     "Polytek Credit Agreement" means the credit agreement dated July 24, 1997 between Polytek and ABN AMRO Bank NV, as such credit agreement may be amended, restated, supplemented, refinanced or otherwise modified from time to time.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person's preferred or preference

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

stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

     "Qualified Stock" of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary. Restricted Subsidiaries shall always include AFA Products, Inc., AFA Polytek B.V., Continental Sprayers International, Inc., Continental Acquisition (U.K.) Limited and Continental Sprayers de Mexico S.A. de C.V.

     "Senior Bank Debt" means the Obligations outstanding under the Credit Agreement.

     "Senior Indebtedness" means (i) the Senior Bank Debt and (ii) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments, restatements, or refinancings thereof. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or the Notes, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) Indebtedness of the Company to the extent incurred in violation of the Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) trade account payables owed or owing by the Company, (vii) amounts owed by the Company for compensation to employees or for services rendered to the Company, (viii) Indebtedness of the Company to any Restricted Subsidiary or any other Affiliate of the Company, (ix) Disqualified Stock of the Company and (x) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Restricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Subsidiaries, (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during such entire fiscal year.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Subsidiary Guarantees issued by such Subsidiary Guarantor, as the case may be.

     "Subordinated Parent Notes" means the unsecured subordinated note issued by Parent on February 4, 1998 to AFA International Limited in the principal amount of $1,000,000 (plus interest on such principal amount accrued from July 29, 1997 through February 4, 1998), the unsecured subordinated note issued by Parent on February 4, 1998 to Waldock Limited in the principal amount of $2,000,000 (plus interest on such principal amount accrued from July 29, 1997 through February 4,
1998) and the unsecured subordinated notes issued by Parent on the Closing Date to AFA International Limited and Ariel Gratch in the aggregate principal amount of $2,500,000.

     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

     "Subsidiary Guarantors" means, collectively, all Restricted Subsidiaries that are incorporated in the United States or a State thereof or the District of Columbia; provided that any Person that becomes an Unrestricted Subsidiary in compliance with the "Restricted Payments" covenant shall not be included in "Subsidiary Guarantors" after becoming an Unrestricted Subsidiary.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the Holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

     "Weighted Average Life" means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which are owned, directly or indirectly, by the Company.

                       DESCRIPTION OF OTHER INDEBTEDNESS

REVOLVING CREDIT FACILITY

     General. The Company is party to a Revolving Credit Facility with NationsCredit Commercial Corporation, as Collateral Agent and Initial Issuing Bank ("NationsCredit"), and other lending institutions party thereto (the "Lenders") providing for $30.0 million of borrowings from time to time.

     The following is a summary of the general terms of the Revolving Credit Facility.

     Letters of Credit Subfacility. The Revolving Credit Facility includes a subfacility for the issuance of letters of credit up to a maximum aggregate amount at any one time outstanding not to exceed $2,000,000.

     Security. Indebtedness of the Company under the Revolving Credit Facility is guaranteed by the Parent and by each of the Company's domestic subsidiaries and is secured by: (i) a first priority security interest in substantially all of the assets and properties (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts and contract rights) of the Company and each of its domestic subsidiaries, (ii) a first priority security interest in the trademarks, copyrights, patents, license agreements and general intangibles of the Company and each of its domestic subsidiaries and (iii) a first priority security interest in all of the capital stock of the Company and of each of the Company's domestic subsidiaries and a first priority security interest in 66% of the voting common stock of the Company's foreign subsidiaries.

     Interest. Indebtedness under the Revolving Credit Facility bears interest at a floating rate based (at the Company's option) upon (i) LIBOR for one month, plus an Applicable Margin ranging from 1.75% to 2.25% or (ii) an Alternate Base Rate plus an Applicable Margin as described in the Revolving Credit Facility.

     Borrowing Base. Advances under the Revolving Credit Facility are calculated using a Borrowing Base equal to the sum of 85% of eligible accounts receivable and 60% of eligible inventory. From the date of consummation of the Offering through April 30, 1999 (or under certain conditions, September 30,
1998) the Revolving Credit Facility will allow for additional availability of up to $5.0 million in excess of the Borrowing Base (but not to exceed the total facility amount).

     Maturity.  The Revolving Credit Facility matures on February 4, 2003.

     Covenants. The Revolving Credit Facility requires the Company to meet certain financial tests at the end of each fiscal quarter, including a minimum EBITDA test of $28.0 million for the quarter ending June 30, 1998 and increasing incrementally to $39.0 million for the quarter ending December 31, 2000 and each fiscal quarter thereafter, a Ratio of Consolidated Free Cash Flow to Total Debt Service of 1.0:1.0 for the quarter ending June 30, 1998 and increasing incrementally to 1.4:1.0 for the quarter ending December 31, 2000 and each fiscal quarter thereafter and a Leverage Ratio of not more than 6.0:1.0 for the quarter ending June 30, 1998 decreasing incrementally to 4.0:1.0 for the quarter ending December 31, 2000 and each fiscal quarter thereafter (as those terms are defined in the Revolving Credit Facility). The Revolving Credit Facility also contains covenants that include, without limitation; (i) required delivery of financial statements, other reports and borrowing base certificates; (ii) notices of default, material litigation and material governmental and environmental proceedings; (iii) compliance with laws; (iv) payment of taxes;
(v) maintenance of insurance; (vi) limitation on liens; (vii) limitations on mergers, consolidations and sales of assets; (viii) limitations on incurrence of debt; (ix) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (x) limitations on investments; (xi) ERISA (as defined therein) matters; (xii) limitations on transactions with affiliates; and
(xiii) limitations on capital expenditures. The Company is in compliance with all the material covenants contained in the Revolving Credit Facility.

     Events of Default; Remedies. The Revolving Credit Facility provides for customary events of default, including, without limitation, (i) the non-payment of principal, interest or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-defaults to certain other indebtedness and material agreements (including the Notes), (v) certain events of bankruptcy and insolvency, (vi) ERISA, (vii) actual or asserted invalidity of any loan documents or security interests, and (viii) changes in control of the ownership of the Company or of the voting control of parent. If any such event of default occurs, the Administrative Agent is entitled, on behalf of the Lenders, to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Revolving Credit Facility and may require all such amounts outstanding thereunder to be immediately paid in full.

POLYTEK FACILITY

     General. On July 24, 1997, Polytek entered into the Polytek Facilities with ABN AMRO Bank N.V. ("Amro"). The Polytek Facilities consist of $5.5 million aggregate principal amount of term loans, which include a $4.3 million 10-year loan subfacility ("Ten-Year Loan") and a $1.2 million 20-year loan subfacility ("Twenty-Year Loan"), as well as a $5.5 million overdraft facility (the "Overdraft Facility"). Borrowings under the Polytek Facilities are denominated in Dutch guilders. The facilities amounts set forth above are U.S. dollar equivalents of guilder amounts based on the Dutch guilder/U.S. dollar exchange rate in effect on December 31, 1997.

     Security. Indebtedness of Polytek under the Polytek Facilities is secured by two mortgages on Polytek's manufacturing facility in The Netherlands with a combined principal amount of $5.0 million.

     Interest. Borrowings under the Polytek Facilities bear interest at the following rates: (a) with respect to the Ten-Year Loan, at 6.10% per annum; (b) with respect to the Twenty-Year Loan, at 5.50% per annum; and (c) with respect to the Overdraft Facility, at a minimum base rate of 3.25% plus a margin of 1.5%.

     Maturity. The Ten-Year Loan will mature on January 11, 2007 and is payable in quarterly installments. The Twenty-Year Loan will mature on January 1, 2012 and is payable in annual installments.

     Prepayments. Polytek is entitled to make early repayments on the Polytek Facilities subject to the satisfaction of certain conditions described therein. Early repayments are applied against amounts outstanding in inverse order of their maturity dates.

     Covenants. The Polytek Facilities contain covenants, including, without limitation (i) required delivery of financial statements and other reports; (ii) limitations on transfers of or liens on its assets; (iii) limitations on guarantees in favor of associated companies; (iv) minimum net worth requirements (a minimum of 10,000,000 guilders); and (v) limitations on dividends. The Company is in compliance with all the material covenants of the Polytek Facilities.

     Events of Default; Remedies. The Polytek Facilities contain customary events of default, including, without limitation, (i) the non-payment of principal, interest or other amounts, (ii) the violation of covenants, (iii) inaccuracy of information provided to Amro in connection with the Polytek Facilities, (iv) cross-defaults to other indebtedness, financing arrangements or guarantees, (iv) certain events of bankruptcy and insolvency, (v) actual or asserted invalidity of any loan documents or security interests, and (vi) changes in control of the ownership of Polytek. If any such event of default occurs, Amro is entitled to demand repayment of the Polytek Facilities and costs for losses sustained and income lost by Amro as a result of such event of default.

NEW CREDIT FACILITY

     General. The New Credit Facility from First Union, which will replace the Revolving Credit Facility with NationsCredit, will provide for up to $30.0 million of borrowings from time to time for a term of five years and will include a subfacility for the issuance of letters of credit up to a maximum aggregate amount at any one time outstanding not to exceed $2,000,000. The effectiveness of the New Credit Facility is subject to customary conditions precedent. First Union will serve as Administrative and Collateral Agent for the New Credit Facility.

     Security. Indebtedness under the New Credit Facility will be secured by a first priority security interest in all accounts receivable, inventory, machinery and equipment (including molds) of the Company and each of its domestic subsidiaries. In addition, the Company and each of its domestic subsidiaries will grant a negative pledge with respect to certain other assets, including real property, general intangibles and intellectual property (including patents).

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

     Interest. Indebtedness under the New Credit Facility will bear interest at a floating rate based (at the Company's option) upon (i) LIBOR (for either one, two, three or six months), plus an Applicable Margin ranging from 1.25% to 2.25% (initially 1.75%) or (ii) the Base Rate (the greater of the Prime Rate announced by First Union or the Federal Funds Rate plus 0.50%) plus an Applicable Margin ranging from 0.00% to 1.00% (initially 0.50%).

     Borrowing Base. The availability of borrowings under the New Credit Facility will be subject to a Borrowing Base equal to the sum of (i) 85% of eligible accounts receivable, (ii) 60% of eligible inventory, (iii) 75% of the orderly liquidation value of selected eligible machinery and equipment, (iv) up to 80% of the cost of certain new machinery and equipment and (v) up to 60% of the cost of the conversion of certain existing machinery and equipment.

     Covenants. The New Credit Facility will require the Company to meet certain financial tests at the end of each fiscal quarter, including a Maximum Total Funded Debt to EBITDA Ratio from the closing date through December 31, 1999 of 6.25:1.0 decreasing incrementally to 4.5:1.0 at January 1, 2002 and thereafter, and a Minimum Fixed Charge Coverage Ratio of not less than 1.0:1.0 for any fiscal period. The New Credit Facility will also contain covenants that include, without limitation; (i) required delivery of financial statements, other reports and borrowing base certificates; (ii) limitation on liens; (iii) limitations on mergers, consolidations and sales of assets; (iv) limitations on incurrence of debt; (v) limitation of permitted capital expenditures; (vi) limitations on restricted payments; (vii) limitations on investments and acquisitions; (viii) limitations on transactions with affiliates; and (ix) limitations on changes in the Company's line of business.

     Events of Default; Remedies. The New Credit Facility will provide for customary events of default.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the New Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the New Notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of Exchange Notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the New Notes as part of a "straddle," a "hedge" or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. This discussion is generally limited to the tax consequences to holders that purchased Old Notes for cash at original issuance at the "issue price" and are exchanging those Old Notes for New Notes pursuant to the Exchange Offer." For this purpose, the "issue price" of an Old Note is the first price at which a substantial part of the Old Notes was sold for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes (except to the limited extent set forth below under "Non-U.S. Holders") or under the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, existing regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder of a New Note that is (i) a citizen or resident (as defined in Section 7701(b)(l) of the Code) of the United States,
(ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below under the heading "Non-U.S. Holders."

Exchange Offer

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer may be disregarded for U.S. federal income tax purposes. As a result, there should be no U.S. federal income tax consequences to U.S. Holders exchanging their Old Notes for New Notes pursuant to the Exchange Offer. Moreover, even if the exchange were not to be disregarded for U.S. federal income tax purposes, it should qualify as a tax free recapitalization exchange under Section 368 of the Code. In that event, U.S. Holders would not recognize any gain or loss and would have the same tax basis and holding period in the New Notes they received that they had in the Old Notes they exchanged.

Stated Interest

     Interest on a New Note should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the New Notes

     Upon the sale, exchange or redemption of a New Note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to

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

accrued interest not yet taken into income) and (ii) the U.S. Holder's tax basis in the New Note. A U.S. Holder's tax basis in a New Note generally will equal the cost to the U.S. Holder of the Old Note exchanged for that New Note. Such gain or loss will generally constitute capital gain or loss.

     Recently enacted legislation revised the holding period and tax rates applicable to certain capital gains. For non-corporate Holders, long term capital gain from the sale or exchange of a New Note is taxed at different rates depending upon whether the holding period is more than one year but not more than 18 months. U.S. Holders are advised to consult their tax advisors concerning the new provisions on the taxation of capital gains.

Backup Withholding and Information Reporting

     Under the Code, a U.S. Holder of a New Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate on cash payments of interest on, or the gross proceeds from disposition of, the New Note thereof. This withholding applies only if a U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after it is requested, (ii) furnishes an incorrect TIN,
(iii) fails to report interest or dividends properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is a correct number and that the Holder is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of Notes should consult their tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining such an exemption.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder of a New Note that is not a U.S. Holder (a "Non-U.S. Holder"). This discussion does not consider all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of New Notes by a Non-U.S. Holder in light of such holder's particular circumstances, including holding New Notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as U.S. residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. Federal income tax on the disposition of its New Notes. In addition, persons who hold New Notes through hybrid entities (i.e., entities that are fiscally transparent for U.S. tax purposes but not for foreign law purposes) may not be entitled to any applicable treaty benefits. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a New Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a resident of a country with which the United States has an income tax treaty, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

Stated Interest

     Generally, any interest paid to a Non-U.S. Holder of a New Note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Interest on the New Notes will qualify as portfolio interest if the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company; (ii) is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code; (iii) is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (iv) the beneficial owner, under penalty of perjury, certifies that it is not a U.S. person and such certificate provides the beneficial owner's name and address.

     The gross amount of interest paid to a Non-U.S. Holder of interest that does not qualify for the portfolio interest exception and that is not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty reduces or eliminates withholding. U.S. trade or business income is taxed on a net basis at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under newly-finalized regulations, not currently in effect, the Forms 1001 and 4224 will be replaced by Form W-8. Also under these newly-finalized regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in these newly-finalized regulations for payments through qualified intermediaries. These newly-finalized regulations are effective January 1, 2000. However, valid withholding certificates that are held on December 31, 1999 (including Forms 1001, 4224 and W-8) will remain valid until the earlier of December 31, 2000 or the expiration date of the certificate under the rules currently in effect.

     NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE CERTIFICATION REQUIREMENTS IN THE NEWLY-FINALIZED REGULATIONS.

Sale, Exchange or Redemption of New Notes

     Except as described below and subject to the discussion of backup withholding above, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a New Note generally will not be subject to U.S. federal income tax, unless (i) the gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the New Note as a capital asset and is present in the United States for 183 days or more during the taxable year of the disposition or (iii) the Non-U.S. Holder is subject to rules applicable to certain former citizens and residents of the United States.

Federal Estate Tax

     New Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided the individual did not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and provided income on the New Notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

     The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. In the case of interest (including OID) paid to Non-U.S. Holders, information reporting and backup withholding (at a rate of 31%) does not apply to such payments if the holder makes the requisite certification or has otherwise established an exemption (provided that neither the payor nor its paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     Backup withholding and information reporting likewise do not apply to the Company's payments of principal on the New Notes to a Non-U.S. Holder, if the holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of New Notes to or through the U.S. office of any broker, U.S. or foreign, are subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or, (iii) a foreign partnership with certain connections to the U.S.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding does not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. Holder).

     Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 15, 1998, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices of negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     The balance sheet of Indesco International, Inc. as of December 31, 1997 and the financial statements of AFA Holdings Co. and Subsidiaries as of December 31, 1997 and for the five-month period then ended, WTI, Inc. and Subsidiaries as of July 31, 1997 and December 31, 1996 and for the seven-month period ended July 31, 1997 and for the years ended December 31, 1996 and 1995, and of Continental Sprayers and Affiliates as of May 31, 1997 and 1996 and for each of the three years in the period ended May 31, 1997, included elsewhere in this Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AFA HOLDINGS CO. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-2
  Combined Balance Sheet as of December 31, 1997............  F-3
  Combined Statement of Operations for the five month period ended December 31, 1997................................  F-4
  Combined Statement of Stockholders' Equity for the five
     month period ended December 31, 1997...................  F-5
  Combined Statement of Cash Flows for the five month period ended December 31, 1997................................  F-6
  Notes to Combined Financial Statements....................  F-7

WTI, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-20
  Consolidated Balance Sheets as of July 31, 1997 and
     December 31, 1996......................................  F-21
  Consolidated Statements of Operations for the seven month
     period ended July 31, 1997 and the years ended December
     31, 1996 and 1995......................................  F-22
  Consolidated Statements of Stockholders' Equity for the
     seven months ended July 31, 1997 and for the years
     ended December 31, 1996 and 1995.......................  F-23
  Consolidated Statements of Cash Flows for the seven month
     period ended July 31, 1997 and for the years ended
     December 31, 1996 and 1995.............................  F-24
  Notes to Consolidated Financial Statements................  F-25

CONTINENTAL SPRAYERS AND AFFILIATES
  Report of Independent Accountants.........................  F-43
  Combined Balance Sheets as of May 31, 1997 and 1996.......  F-44
  Combined Statements of Operations for the years ended May
     31, 1997, 1996 and 1995................................  F-45
  Combined Statements of Divisional Equity for the years
     ended May 31, 1997, 1996 and 1995......................  F-46
  Combined Statements of Cash Flows for the years ended May
     31, 1997, 1996 and 1995................................  F-47
  Notes to Combined Financial Statements....................  F-48

CONTINENTAL SPRAYERS AND AFFILIATES
  Unaudited Combined Balance Sheet as of January 31, 1998...  F-52
  Unaudited Combined Statements of Operations for the eight
     months ended January 31, 1998 and 1997.................  F-53
  Unaudited Statements of Cash Flows for the eight months
     ended January 31, 1998 and 1997........................  F-54
  Notes to Financial Statements.............................  F-55

INDESCO INTERNATIONAL, INC.
  Report of Independent Accountants.........................  F-57
  Balance Sheet as of December 31, 1997.....................  F-58
  Notes to Financial Statement..............................  F-59

INDESCO INTERNATIONAL, INC.
  Unaudited Condensed Consolidated Balance Sheet as of April
     5, 1998................................................  F-60
  Unaudited Condensed Consolidated Statements of Operations
     for the three months ended April 5, 1998 and April 6,
     1997...................................................  F-61
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the three months ended April 5, 1998 and April 6,
     1997...................................................  F-62
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-63

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
AFA Holdings Co. and Subsidiaries:

     We have audited the accompanying combined balance sheet of AFA Holdings Co. and Subsidiaries (the "Company," see Note 1) as of December 31, 1997, and the related combined statements of operations, stockholders' equity, and cash flows for the five month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of AFA Holdings Co. and Subsidiaries as of December 31, 1997 and the combined results of their operations and their cash flows for the five month period then ended, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Charlotte, North Carolina
March 5, 1998, except as to the first paragraph of Note 12 for which the date is April 23, 1998.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

ASSETS:
Current assets:
  Cash and cash equivalents.................................  $ 1,051
  Accounts receivable, net of allowances of $28.............    6,821
  Inventories...............................................    9,918
  Prepaid expenses and other................................      605
                                                              -------
          Total current assets..............................   18,395
Property, plant and equipment...............................   28,009
Excess of cost over fair value of net assets acquired,
  net.......................................................    6,365
Patents and other intangibles, net..........................    5,834
Deferred financing costs....................................    1,628
Other assets................................................      656
                                                              -------
          Total assets......................................  $60,887
                                                              =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt.........................  $ 2,379
  Notes payable.............................................    4,762
  Accounts and drafts payable...............................    2,410
  Other accrued expenses....................................    3,334
                                                              -------
          Total current liabilities.........................   12,885
Subordinated debt...........................................    3,000
Long-term debt..............................................   41,154
Deferred income taxes.......................................      632
                                                              -------
          Total liabilities.................................   57,671
                                                              -------
Commitments and contingencies
Stockholders' equity:
  Common stock..............................................      242
  Additional paid-in capital................................    4,320
  Accumulated deficit.......................................   (1,374)
  Accumulated other comprehensive income....................       28
                                                              -------
          Total stockholders' equity........................    3,216
                                                              -------
          Total liabilities and stockholders' equity........  $60,887
                                                              =======

    The accompanying notes are an integral part of the financial statements.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                        COMBINED STATEMENT OF OPERATIONS
               FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Net sales...................................................  $20,108
Cost of sales...............................................   16,595
                                                              -------
          Gross profit......................................    3,513
Selling, general and administrative expenses................    2,862
                                                              -------
          Income from operations............................      651
Other expense (income):
  Interest..................................................    2,231
  Other.....................................................      (54)
                                                              -------
          Total other expense...............................    2,177
                                                              -------
Loss before income tax benefit..............................   (1,526)
Income tax benefit..........................................     (152)
                                                              -------
          Net loss..........................................  $(1,374)
                                                              =======

    The accompanying notes are an integral part of the financial statements.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                      COMMON STOCK                                  ACCUMULATED
                                   ------------------   ADDITIONAL                     OTHER           TOTAL
                                               AFA       PAID-IN     ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                   POLYTEK   HOLDINGS    CAPITAL       DEFICIT        INCOME          EQUITY
                                   -------   --------   ----------   -----------   -------------   -------------
Balance, August 1, 1997..........   $242        $         $4,320                                      $ 4,562
                                                                                                      -------
Net loss.........................                                      $(1,374)                        (1,374)
Translation adjustment...........                                                       $28                28
                                                                                                      -------
Comprehensive income.............                                                                      (1,346)
                                    ----        --        ------       -------          ---           -------
Balance, December 31, 1997.......   $242        $         $4,320       $(1,374)         $28           $ 3,216
                                    ====        ==        ======       =======          ===           =======

    The accompanying notes are an integral part of the financial statements.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                        COMBINED STATEMENT OF CASH FLOWS
               FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss..................................................  $(1,374)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    1,605
     Amortization...........................................      256
     Deferred income taxes..................................     (180)
     Changes in assets and liabilities:
       Accounts receivable..................................     (248)
       Inventories..........................................    1,434
       Prepaid expenses and other...........................       31
       Accounts and drafts payable..........................     (600)
       Other accrued expenses...............................      524
                                                              -------
          Net cash provided by operating activities.........    1,448
                                                              -------
Cash flows from investing activities:
  Expenditures for property, plant and equipment............     (661)
                                                              -------
          Net cash used in investing activities.............     (661)
                                                              -------
Cash flows from financing activities:
  Repayment of debt.........................................     (770)
                                                              -------
          Net cash used in financing activities.............     (770)
                                                              -------
Effect of exchange rate changes on cash.....................       34
                                                              -------
Net increase in cash and cash equivalents...................       51
Cash and cash equivalents at beginning of period............    1,000
                                                              -------
          Cash and cash equivalents at end of period........  $ 1,051
                                                              =======
Cash paid during the period for:
  Interest..................................................  $ 1,378
  Income taxes..............................................        0

    The accompanying notes are an integral part of the financial statements.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

1.  ORGANIZATION:

AFA HOLDINGS CO.

     AFA Holdings Co. ("AFA") manufactures and sells finger activated liquid dispensing devices ("trigger sprayers"). AFA was formed in July 1997 to acquire, through a wholly-owned subsidiary, the assets and liabilities of AFA Products, Inc. ("Products"), located in Forest City, North Carolina. Concurrent with this transaction, Dejanu B.V., acquired the outstanding capital stock of AFA Polytek B.V. ("Polytek") based in The Netherlands. AFA and Polytek are collectively referred to herein as the "Company." Products and Polytek were formerly operating subsidiaries of W.T.I., Inc. ("WTI"). AFA and Dejanu B.V. are under common control and have been presented on a combined basis.

     The acquisition of Products for an aggregate purchase price of $46,938 (including expenses of $1,926), and the acquisition of Polytek for approximately $800 and refinancing of debt of approximately $7,900, resulted in the following changes in financial position:

            ASSETS:                               LIABILITIES AND EQUITY:
Cash and receivables...........   $7,526      Current liabilities............   $5,620
Inventories....................   11,223      Bank debt......................   48,771
Fixed assets...................   28,646      Subordinated debt..............    3,000
Patents........................    6,000      Other liabilities..............      942
Other assets...................    2,885      Equity.........................    4,562
Goodwill.......................    6,615
                                 -------                                       -------
                                 $62,895                                       $62,895
                                 =======                                       =======

     The WTI businesses were acquired through U.S. dollar bank debt of $38,000, subordinated debt from shareholders of $3,000, an equity investment of $3,752, issuance of warrants with a value of $810 to various lenders and borrowings under lines of credit.

     The acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon the fair values at the date of acquisition.

ACQUISITION OF CONTINENTAL SPRAYERS AND AFFILIATES

     Effective February 1, 1998, AFA acquired certain assets and liabilities of Continental Sprayers and Affiliates ("CSI"), a division of Contico International, Inc. CSI also manufactures and sells trigger sprayers. AFA acquired CSI for $92,947 in cash, paid outstanding debt of Products of $39,567 and paid fees of $4,980. Such amounts were paid through the issuance of term loans of $135,000 and borrowings under a revolving credit facility.

     The assets acquired and liabilities assumed of CSI based on the December 31, 1997 value thereof are as follows:

Cash and receivables.......................................  $   767
Inventory..................................................    5,309
Fixed assets...............................................   27,789
Other assets...............................................    1,135
Goodwill...................................................   60,639
Payables...................................................   (2,692)
                                                             -------
          Purchase price...................................  $92,947
                                                             =======

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

     The acquisitions have been accounted for using the purchase method of accounting. The Company has increased the value of inventory by $850 in accordance with Accounting Principles Board Opinion No. 16 and has recorded fixed assets and identifiable intangibles at their net historical book value, pending completion of appraisals. Differences, if any, between these amounts and the amounts resulting from appraisals and valuations of these assets, which have not yet been completed, will be reflected as adjustments to goodwill, which may increase or decrease related depreciation and amortization charges.

     Concurrent with the acquisition of CSI, Polytek became an indirect wholly-owned subsidiary of AFA. AFA agreed to issue to AFA International Limited and Warcop Investments Ltd. (a company affiliated with a shareholder), 820,500 shares and 273,500 shares, respectively, of a new class of Preferred Stock having a liquidation and redemption value of $10 per share and providing for dividends at an annual rate of 7% of the liquidation value thereof. As a result of the common control of AFA and Polytek this transaction has been recorded at its historical cost basis.

     Condensed pro forma unaudited combined results of operations of AFA, CSI and Polytek for the years ended December 31, 1997 and 1996 as if the transactions had occurred on January 1, 1996 are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                            1997          1996
                                                         ----------    ----------
Net sales............................................     $114,531      $113,139
                                                          ========      ========
Net income...........................................     $  1,424      $    493
                                                          ========      ========

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of AFA and Polytek and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of its products.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided primarily on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to income as incurred and betterments that extend the useful life are capitalized. Upon retirement or sale, the cost and accumulated depreciation are eliminated from the respective accounts, and the gain or loss, if any, is included in income.

     If events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived asset, an impairment loss is recognized. To date, no impairment losses have been recognized.

RESEARCH AND DEVELOPMENT

     The cost of research and development expenditures is expensed as incurred.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the financial statements relate to the allowance for uncollectible accounts receivable, the allowance for slow-moving and obsolete inventories, the allowance for sales returns and the valuation allowance for deferred tax assets.

INCOME TAXES

     The Company uses the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of Polytek are translated at exchange rates in effect at the balance sheet date ($.4935 per guilder at December 31, 1997). Items of revenue and expense are translated at average exchange rates during the period ($.4990 per guilder for the five months of 1997 presented). Translation adjustments, resulting from translating Polytek's financial statements into dollars, are reported in the equity section of the accompanying balance sheet under the caption "cumulative translation adjustment."

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     Net excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over a period of thirty years. Accumulated amortization was $90 as of December 31, 1997. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through forecasted future operations. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. To date, no impairment losses have been recognized.

PATENTS AND OTHER INTANGIBLE ASSETS

     The cost of patents acquired and other intangible assets, consisting primarily of an exclusive sales agreement and royalty agreements, are being amortized using the straight-line method over the estimated useful lives of fifteen years. Accumulated amortization was $166 at December 31, 1997.

DEFERRED FINANCING FEE

     Costs incurred to obtain financing are amortized using the straight-line method (which approximates the interest method) over the term of the related debt.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

DEFERRED TOOLING

     From time to time, the Company purchases certain molds and equipment (tooling) to meet specific customer product requirements. These tooling costs are capitalized by the Company and are amortized into operations over the estimated life of the sales contract period.

CASH EQUIVALENTS

     The Company considers demand deposits and time deposits with original maturities of three months or less as equivalent to cash.

RECENTLY ISSUED ACCOUNTING STANDARDS

     The Company has adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.

     Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related information, is effective for years beginning after December 15, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable business segments. Management of the Company believes that the future adoption of this statement will not have a significant impact on the Company's combined financial position, results of operations or cash flows, but will result in additional disclosure.

3.  INVENTORIES:

     The components of inventories as of December 31, 1997 are summarized below:

Raw material................................................  $2,172
Work-in-process.............................................   3,346
Finished goods..............................................   4,400
                                                              ------
                                                              $9,918
                                                              ======

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment, summarized by major classification and estimated useful lives for depreciation purposes, is as follows:

                                                               USEFUL        DECEMBER 31,
                                                            LIVES (YEARS)        1997
                                                            -------------    ------------
Land....................................................                       $ 1,293
Buildings...............................................       30 - 40           7,940
Machinery and equipment.................................        5 - 7           10,095
Molds...................................................          7              8,469
Furniture and fixtures..................................        5 - 7            1,582
Vehicles................................................          5                  3
Construction in progress................................         --                225
                                                                               -------
                                                                                29,607
Less accumulated depreciation...........................                        (1,598)
                                                                               -------
Property, plant and equipment, net......................                       $28,009
                                                                               =======

     Construction in progress primarily consists of additions and improvements to buildings, molds and machinery.

5.  DEBT:

     Debt consists of the following as of December 31, 1997:

WORKING CAPITAL BORROWINGS(A):
  Working capital line of credit -- dollar denominated,
     bearing interest at 9.22% at December 31, 1997.........  $ 2,541
  Working capital line of credit -- guilder denominated,
     bearing interest at 4.75% at December 31, 1997.........    2,221
                                                              -------
          Total working capital borrowings..................  $ 4,762
                                                              =======
LONG-TERM DEBT:
  Senior mortgage note -- dollar denominated, bearing
     interest at 9.72% at December 31, 1997(b)..............   28,000
  Senior mortgage note -- dollar denominated, bearing
     interest at 10.97% at December 31, 1997(c).............    6,000
  Senior mortgage note -- dollar denominated, bearing
     interest at 11.86% at December 31, 1997(d).............    4,000
  Subordinated note payable -- dollar denominated, bearing
     interest at 11.5% at December 31, 1997(e)..............    2,000
  Subordinated note payable -- dollar denominated, bearing
     interest at 11.5% at December 31, 1997(f)..............    1,000
  ABN/AMRO loan -- guilder denominated, bearing interest at
     6.1% at December 31, 1997(g)...........................    4,090
  Senior mortgage note -- guilder denominated, payable in
     quarterly principal installments of $86,363 (175,000
     guilders), bearing interest at 5.5% at December 31,
     1997(h)................................................    1,209
  Installment notes payable -- guilder denominated, bearing
     interest at rates ranging from 7.1% to 7.75%...........      234
                                                              -------
                                                               46,533
Less current portion........................................    2,379
                                                              -------
          Total long-term debt..............................  $44,154
                                                              =======

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

  (a) WORKING CAPITAL BORROWINGS:

     At December 31, 1997, the Company had loan and security agreements (the "Agreements" or "Term Loans") with a U.S. lender and Dutch bank that provided for working capital lines of credit, denominated in both dollars and guilders.

     Borrowings under the dollar denominated working capital line of credit, which had a maximum amount of $7,000 were limited to 85% of eligible accounts receivable (as defined), and 60% of eligible inventories (as defined). Borrowings under the guilder denominated line of credit had a maximum amount of 11,000 guilders ($5,429 at December 31, 1997.)

     Interest payments on the dollar denominated working capital line of credit are due monthly, beginning September 1, 1997 at a rate of LIBOR plus 3.25%. The due date of the dollar denominated working capital line of credit is July 29, 2004. The dollar denominated working capital line of credit agreement contained certain covenants, the most restrictive of which limit capital expenditures, set forth maximum leverage ratios and set forth minimum debt coverage ratios and earnings requirements.

     Interest payments on the guilder denominated line of credit are due quarterly. Borrowings under this line of credit are collateralized by a lien on the facility. This line of credit contains certain prohibitions, the most significant of which relate to minimum net worth requirements.

LONG-TERM DEBT

  (b) TERM LOAN -- TRANCHE A -- DOLLAR DENOMINATED

     At December 31, 1997, the Company had a Term Loan payable of $28,000 to a bank. Quarterly installments of varying amounts are due beginning April 1998 through July 2004. Interest payments are due monthly, beginning September 1, 1997 at a rate of LIBOR plus 3.75%. The Term Loan agreement contained certain covenants, the most restrictive of which limit capital expenditures, set forth maximum leverage ratios and set forth minimum debt coverage ratios and earnings requirements.

  (c) TERM LOAN -- TRANCHE B -- DOLLAR DENOMINATED

     At December 31, 1997, the Company had a Term Loan of $6,000 to a bank. Quarterly installments of $1,500 are due beginning July 2003 through July 2004. The Term Loan agreement contains a clause requiring quarterly payments to begin upon repayment in full of the Term Loan described in (b) above. Interest payments are due monthly, beginning September 1, 1997 at a rate of LIBOR plus 5.00%. The Term Loan agreement contains certain covenants, the most restrictive of which limit capital expenditures, set forth maximum leverage ratios and set forth minimum debt coverage ratios and earnings requirements.

  (d) TERM LOAN -- TRANCHE C -- DOLLAR DENOMINATED

     At December 31, 1997, the Company had a Term Loan payable of $4,000 to a bank. Quarterly installments of $1,000 are due beginning July 2004 through July 2005. The Term Loan agreement contains a clause requiring quarterly payments to begin upon repayment in full of the Term Loan described in (b) and (c) above. Interest payments are due monthly, beginning September 1, 1997 at a rate of LIBOR plus 5.90%. The Term Loan agreement contains certain covenants the most restrictive of which limit capital expenditures, set forth maximum leverage ratios and set forth minimum debt coverage ratios and earnings requirements.

     Warrants, with a value of $525, were issued in conjunction with execution of this Term Loan and are recorded as deferred financing costs. Under the terms of these warrants, the bank was granted the option to purchase 175 shares of Class B Common Stock at an exercise price of $.01 per share. These warrants expire on July 29, 2007. No options have been exercised under these warrants as of December 31, 1997.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

  (e) SUBORDINATED NOTE PAYABLE -- DOLLAR DENOMINATED

     On July 29, 1997, the Company borrowed $2,000, with interest at 11.5%, from Waldock Limited, an entity affiliated with a shareholder of AFA. The principal amount of the loan is due the earlier of July 30, 2005 or the date on which the Term Loan has been paid in full. In accordance with certain covenants contained in the Term Loan agreements, interest payments have been deferred. Accrued interest payable on this obligation amounted to $98.

     Warrants, with a value of $285, were issued in conjunction with execution of this note and are recorded as deferred financing costs. Under the terms of these warrants, Waldock Limited was granted the option to purchase 95 shares of Class A Common Stock at an exercise price of $.01 per share. These warrants expire on July 29, 2007. No options have been exercised under these warrants as of December 31, 1997.

  (f) SUBORDINATED NOTE PAYABLE -- DOLLAR DENOMINATED

     On July 29, 1997, the Company borrowed $1,000, with interest at 11.5%, from AFA International Limited, an entity affiliated with a shareholder of AFA. The principal amount of the loan is due the earlier of July 30, 2005 or the date on which the Term Loans have been paid in full. In accordance with certain covenants contained in the Term Loan agreements, interest payments have been deferred. Accrued interest payable on this obligation amounted to $49.

  (g) ABN/AMRO LOAN

     Polytek has a credit facility with the ABN AMRO Bank, The Netherlands. This credit facility includes a loan of $4,195 (8,500 guilders) requiring quarterly payments of $105 (213 guilders) through 2007. This note is collateralized by a lien on the facility. This note contains certain prohibitions, the most significant of which relate to minimum net worth requirements.

  (h) SENIOR MORTGAGE NOTE

     In connection with the construction of a manufacturing facility in 1991, Polytek obtained a 3,500 guilder mortgage from ABN Bank, The Netherlands. Borrowings under this mortgage agreement are collateralized by a lien on the facility.

     In connection with the acquisition of CSI, the Company refinanced its dollar denominated bank debt ((a), (b), (c) and (d) above) with a new credit facility which provides for up to $135,000 of term loans and a $30,000 revolving credit facility, that have various interest rates based upon type and level of borrowings. The facility contains certain covenants, the most restrictive of which limits capital expenditures, sets forth maximum leverage ratios, debt coverage and income ratios.

COLLATERAL AND DEBT COVENANTS UNDER LOAN AGREEMENTS OUTSTANDING AT DECEMBER 31, 1997

     Under the terms of the various financing arrangements described above at December 31, 1997, substantially all of the Company's assets are pledged as collateral, including, but not limited to, the stock of the various subsidiaries. In addition, the various agreements contained restrictive covenants, as defined therein, including limits on capital expenditures and transactions with related parties, maintenance of certain minimum levels of cash flow earnings and leverage ratios, among others.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

AGGREGATE ANNUAL MATURITIES

     Aggregate annual maturities of debt after December 31, 1997 are as follows:

1998.......................................................  $ 2,379
1999.......................................................    3,616
2000.......................................................    3,756
2001.......................................................    4,756
2002.......................................................    5,756
Thereafter.................................................   26,270
                                                             -------
                                                             $46,533
                                                             =======

6.  INCOME TAXES:

     Pre-tax loss, for the five months ended December 31, 1997, consists of:

United States..............................................  $(1,159)
Foreign....................................................     (367)
                                                             -------
          Total pre-tax loss...............................   (1,526)
                                                             =======
Current expense............................................  $    28
Deferred benefit...........................................     (180)
                                                             -------
                                                             $  (152)
                                                             =======

     The income tax provision differs from the amount computed by applying the U.S. federal statutory income tax rate of 34% to the pre-tax loss. The computed amount, for the five months ended December 31, 1997, is reconciled to the income tax benefit as follows:

Tax at federal statutory rate...............................  $(519)
Increase in valuation allowance.............................    417
Other.......................................................    (50)
                                                              -----
          Income tax benefit................................  $(152)
                                                              =====

     The approximate tax effect of temporary differences that gave rise to the Company's deferred income tax assets and liabilities at December 31, 1997 is as follows:

                                                         ASSETS    LIABILITIES     TOTAL
                                                         ------    -----------    -------
Property, plant and equipment..........................              $(1,008)     $(1,008)
Intangible assets......................................                  (91)         (91)
Net operating loss credit carryforward.................  $ 775                        775
Accrued management fees................................     49                         49
Accrued incentive......................................     53                         53
Other..................................................      7                          7
                                                         -----       -------      -------
Total before valuation allowance.......................    884        (1,099)        (215)
                                                         -----       -------      -------
Valuation allowance....................................   (417)                      (417)
                                                         -----       -------      -------
          Total deferred taxes.........................  $ 467       $(1,099)     $  (632)
                                                         =====       =======      =======

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

     The deferred tax assets and liabilities are broken down between current and noncurrent amounts in the accompanying balance sheets according to the classification of the related asset and liability or in the case of tax loss carryforwards, based on their expected utilization date.

7.  EQUITY:

AFA HOLDINGS

     Class A -- Class A common stock has 100% of the voting rights and is convertible (at the option of the stockholder) into Class B stock on a share per share basis. As of December 31, 1997, there were 730 shares of Class A common stock outstanding and 5,000 shares authorized, with a par value of $.01.

     Class B -- Class B common stock is non-voting and is convertible (at the option of the stockholder) into Class A stock on a share per share basis. There are no Class B shares outstanding and 3,000 shares authorized, with a par value of $.01 per share.

POLYTEK

     Common stock -- As of December 31, 1997, there were 980 shares of common stock outstanding and 2,000 shares authorized with a par value of $247 per share.

8.  OPERATING LEASES:

     The Company is obligated under noncancelable operating leases for certain machinery and equipment and telephone equipment. Minimum annual rental payments are as follows:

1998........................................................  $298
1999........................................................   269
2000........................................................   181
2001........................................................    80
2002........................................................    53
                                                              ----
                                                              $881
                                                              ====

     Rent expense was approximately $180 for the five month period ended December 31, 1997.

9.  RELATED PARTY TRANSACTIONS:

INTEREST ON SUBORDINATED DEBT

     Included in interest expense for the five month period ended December 31, 1997 is approximately $147 relating to debt owed to shareholders. As of December 31, 1997, accrued interest of $147 on this obligation has been classified as a noncurrent liability in the accompanying balance sheet.

MANAGEMENT FEES

     Included in operating expenses for the five month period ended December 1997 are approximately $291 for management fees and certain expenses paid or payable to entities affiliated with the shareholders. As of December 31, 1997, the balance of unpaid fees, which has been included in other accrued expenses in the accompanying balance sheet, approximated $125.

     Effective February 4, 1998, the Company entered into a new management agreement with an affiliate of one of the shareholders that provides for annual payments of $300,000 and expires on July 29, 2008, subject to renewal for successive five-year periods.

                       AFA HOLDINGS CO. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

TRANSACTIONS WITH AFFILIATE

     The Company has a 41% ownership in an affiliate, which is accounted for using the equity method. Earnings of the affiliate are not material to the operations of the Company. During the 1997 period presented, the Company purchased molds from the affiliate for approximately $283. During the five month period ended December 31, 1997 the affiliate provided certain repairs and maintenance at a cost to the Company of approximately $70. Included in accounts payable in the accompanying balance sheet at December 31, 1997 is approximately $81 relating to these assets and services provided by the affiliate.

PROFESSIONAL SERVICES

     The law firm of Gratch, Jacobs & Brozman, P.C., of which one of the shareholders is a senior member, provides legal services on an ongoing basis to the Company and its subsidiaries. During fiscal 1997, the Company paid fees of approximately $364,000 to Gratch, Jacobs & Brozman, P.C.

10.  EMPLOYEE BENEFITS PLANS:

401(k) PLAN

     Effective July 1, 1996, AFA Products adopted an employee savings plan under
Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees and the Company matches five percent of each employee's contributions up to six percent of annual compensation. During the five month period ended December 31, 1997, the Company expensed $10 in matching contributions.

RETIREMENT PLAN

     Polytek has various pension plans covering substantially all employees. Polytek funds all costs through insurance contracts which provide for retiree benefits. Under the terms of the plans, there are no unfunded or overfunded benefit obligations. Pension expense for the period ended December 31, 1997 was approximately $309.

11.  FOREIGN OPERATIONS:

     Information regarding the Company's operations in The Netherlands for the five months ended December 31, 1997 is as follows:

Sales......................................................  $ 8,198
Net income.................................................     (215)
Total assets...............................................   12,074

12.  SUPPLEMENTAL CONDENSED COMBINING FINANCIAL STATEMENTS

     On April 21, 1998, AFA issued $145,000 aggregate principal amount of 9 3/4% Senior Subordinated Notes (the "Notes") due 2008, the proceeds of which were used to pay down debt incurred in various acquisitions (see Note 1). The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior subordinated basis by Products. Polytek is a nonguarantor subsidiary.

     The following condensed, combining financial statements include the accounts of AFA and its wholly owned subsidiaries Products and Polytek. Given the size of Polytek relative to AFA on a combined basis, separate financial statements of the guarantor are not presented because management has determined that such information is not material.

                 SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                          AFA               AFA
                                          AFA        PRODUCTS, INC.       POLYTEK
                                     HOLDINGS CO.     (GUARANTOR)     (NON-GUARANTOR)   ELIMINATIONS   COMBINED
ASSETS                               ------------    --------------   ---------------   ------------   --------
Current assets:
  Cash and cash equivalents........     $               $   142           $   909                      $ 1,051
  Accounts receivable..............                       4,089             2,796             (64)       6,821
  Inventories......................                       6,723             3,195                        9,918
  Prepaid expenses and other.......                         130               475                          605
                                        ------          -------           -------         -------      -------
          Total current assets.....                      11,084             7,375             (64)      18,395
Property, plant and equipment,
  net..............................                      19,295             8,714                       28,009
Intangibles, net...................                      16,805            (4,607)                      12,199
Investment in subsidiary...........      2,651                                             (2,651)
Other assets.......................                       1,692               592                        2,284
                                        ------          -------           -------         -------      -------
Total assets:......................     $2,651          $48,877           $12,074         ($2,715)     $60,887
                                        ======          =======           =======         =======      =======
Liabilities and Stockholders'
  equity
Current liabilities:...............     $
  Current portion of long-term
     debt..........................     $               $ 1,750           $   629                      $ 2,379
  Revolving credit facility........                       2,542             2,220                        4,762
  Accounts payable.................                       1,134             1,275               1        2,410
  Other Accrued expenses...........                       1,550             1,849             (65)       3,334
                                        ------          -------           -------         -------      -------
          Total current
            liabilities............                       6,976             5,973             (64)      12,885
Revolving credit facilities........                      36,250             4,904                       41,154
Subordinated debt..................                       3,000                                          3,000
Deferred income taxes..............                                           632                          632
                                        ------          -------           -------         -------      -------
          Total liabilities........                      48,226            11,509             (64)      57,671
                                        ------          -------           -------         -------      -------
STOCKHOLDERS' EQUITY
  Common stock.....................                                           242                          242
  Additional paid-in capital.......      3,810            3,810               510          (3,810)       4,320
  Retained earnings (deficit)......     (1,159)          (1,159)             (215)          1,159       (1,374)
  Cumulative translation
     adjustment....................                                            28                           28
          Total stockholders'
            equity.................      2,651            2,651               565          (2,651)       3,216
                                        ------          -------           -------         -------      -------
Total liabilities and stockholders'
  equity...........................     $2,651          $48,877           $12,074         ($2,715)     $60,887
                                        ======          =======           =======         =======      =======

            SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF OPERATIONS

                      FIVE MONTHS ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                               AFA
                                                           AFA               POLYTEK
                                     AFA CO.         PRODUCTS, INC.           (NON-
                                    HOLDINGS           (GUARANTOR)         GUARANTOR)         ELIMINATIONS          COMBINED
                                    --------         --------------        ----------         ------------          --------
Net sales......................   $                   $      12,011       $       8,198       $        (101)      $      20,108
Cost of sales..................                               9,897               6,799                (101)             16,595
                                  -------------       -------------       -------------       -------------       -------------
     Gross profit..............                               2,114               1,399                                   3,513
Selling and administrative
  expenses.....................                               1,712               1,150                                   2,862
     Income from operations....                                 402                 249                                     651

Other expense (income):
     Interest..................                               2,020                 211                                   2,231
     Other.....................                                (459)                405                                     (54)
                                  -------------       -------------       -------------       -------------       -------------
          Total other
            expense............                               1,561                 616                                   2,177
Loss before income tax
  provision....................                              (1,159)               (367)                                 (1,526)
Tax benefit....................                                                    (152)                                   (152)
                                  -------------       -------------       -------------       -------------       -------------
Loss before equity in loss of
  consolidated subsidiary......                              (1,159)               (215)                                 (1,374)
Equity in loss of consolidated
  subsidiary...................          (1,159)                                                      1,159
                                  -------------       -------------       -------------       -------------       -------------
Net income.....................   $      (1,159)      $      (1,159)      $        (215)      $       1,159       $      (1,374)
                                  =============       =============       =============       =============       =============

            SUPPLEMENTAL CONDENSED COMBINING STATEMENT OF CASH FLOWS

                      FIVE MONTHS ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                  AFA                   AFA
                                            AFA             PRODUCTS, INC.            POLYTEK
                                       HOLDINGS CO.           (GUARANTOR)         (NON-GUARANTOR)          COMBINED
                                       ------------         --------------        ---------------          --------
Cash flows from operating
  activities......................      $                     $       456           $       992           $     1,448
Cash flows from investing
  activities:
     Capital expenditures.........                                   (258)                 (403)                 (661)
                                        -----------           -----------           -----------           -----------
     Net cash used in investing
       activities.................                                   (258)                 (403)                 (661)
Cash flows from financing
  activities:
     Change in line of credit.....                                    (85)                                        (85)
     Repayment of long term
       debt.......................                                                         (685)                 (685)
                                        -----------           -----------           -----------           -----------
     Net cash from financing
       activities.................                                    (85)                 (685)                 (770)
Effect of exchange rate changes on
  cash............................                                                           34                    34
                                        -----------           -----------           -----------           -----------
Change in cash and cash
  equivalents.....................                                    113                   (62)                   51
Cash and cash equivalents,
  beginning of period.............                                     29                   971                 1,000
                                        -----------           -----------           -----------           -----------
Cash and cash equivalents, end of
  period..........................                            $       142           $       909           $     1,051
                                        ===========           ===========           ===========           ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
WTI, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of WTI, Inc. and Subsidiaries (the "Company") as of July 31, 1997 and December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the seven month period ended July 31, 1997 and for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WTI, Inc. and Subsidiaries as of July 31, 1997 and December 31, 1996, and the consolidated results of their operations and their cash flows for the seven month period ended July 31, 1997 and for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Charlotte, North Carolina
March 5, 1998.

                           WTI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      JULY 31, 1997 AND DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                              JULY 31,    DECEMBER 31,
                                                                1997          1996
                                                              --------    ------------
                                       ASSETS:
Current assets:
  Cash and cash equivalents.................................  $ 2,391       $   837
  Accounts receivable, net of allowances of $43 and $29,
     respectively...........................................    5,909         6,499
  Inventories...............................................    9,496        10,314
  Prepaid expenses and other................................      359           608
                                                              -------       -------
          Total current assets..............................   18,155        18,258
Property, plant and equipment...............................   15,022        16,004
Excess of cost over fair value of net assets acquired, net
  of accumulated amortization...............................    1,321         1,761
Patents, net of accumulated amortization....................    4,236         4,734
Deferred income taxes.......................................    3,224         1,285
Other assets................................................    2,407         2,759
                                                              -------       -------
          Total assets......................................  $44,365       $44,801
                                                              =======       =======

                        LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt.........................  $ 4,944       $ 8,066
  Accounts and drafts payable...............................    2,811         2,201
  Income taxes payable......................................    1,975           988
  Other accrued expenses....................................    5,490         6,058
                                                              -------       -------
          Total current liabilities.........................   15,220        17,313
Long-term debt..............................................   15,176        16,045
Accrued interest to stockholder.............................   10,352         9,030
                                                              -------       -------
          Total liabilities.................................   40,748        42,388
                                                              -------       -------
Commitments and contingencies
Stockholders' equity:
  Class A common stock, $1 par value; 123,000 shares, issued
     and outstanding........................................      123           123
  Class B common stock, convertible, $1,000 par value, no
     shares issued..........................................
  Additional paid-in capital................................    9,047         9,047
  Accumulated deficit.......................................   (2,771)       (5,844)
  Cumulative translation adjustment.........................   (2,782)         (913)
                                                              -------       -------
          Total stockholders' equity........................    3,617         2,413
                                                              -------       -------
          Total liabilities and stockholders' equity........  $44,365       $44,801
                                                              =======       =======

    The accompanying notes are an integral part of the financial statements.

                           WTI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              SEVEN MONTH         YEAR ENDED
                                                              PERIOD ENDED       DECEMBER 31,
                                                                JULY 31,      ------------------
                                                                  1997         1996       1995
                                                              ------------    -------    -------
Net sales...................................................    $32,988       $54,133    $55,238
Cost of sales...............................................     23,864        39,868     41,971
                                                                -------       -------    -------
          Gross profit......................................      9,124        14,265     13,267
Selling, general and administrative expense.................      4,205         7,389      7,877
                                                                -------       -------    -------
          Income from operations............................      4,919         6,876      5,390
Other expense (income):
  Interest expense..........................................      2,295         4,275      4,489
  Foreign currency (gain) loss..............................       (545)         (230)       170
  Royalty income............................................       (133)         (178)      (165)
  Other.....................................................       (125)          133       (256)
                                                                -------       -------    -------
          Total.............................................      1,492         4,000      4,238
                                                                -------       -------    -------
Income before provision for income taxes....................      3,427         2,876      1,152
Provision for income taxes..................................        354           354        880
                                                                -------       -------    -------
          Net income........................................    $ 3,073       $ 2,522    $   272
                                                                =======       =======    =======

    The accompanying notes are an integral part of the financial statements.

                           WTI, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE SEVEN MONTH PERIOD ENDED JULY 31, 1997
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                            CLASS A   ADDITIONAL                 CUMULATIVE        TOTAL
                                            COMMON     PAID-IN     ACCUMULATED   TRANSLATION   STOCKHOLDERS'
                                             STOCK     CAPITAL       DEFICIT     ADJUSTMENT        EQUITY
                                            -------   ----------   -----------   -----------   --------------
Balance, January 1, 1995..................   $123       $9,047       $(8,638)      $   (42)       $   490
Net income................................                               272                          272
                                             ----       ------       -------       -------        -------
Balance, December 31, 1995................    123        9,047        (8,366)          (42)           762
Net income................................                             2,522                        2,522
Translation adjustment....................                                            (871)          (871)
                                             ----       ------       -------       -------        -------
Balance, December 31, 1996................    123        9,047        (5,844)         (913)         2,413
Net income................................                             3,073                        3,073
Translation adjustment....................                                          (1,869)        (1,869)
                                             ----       ------       -------       -------        -------
Balance, July 31, 1997....................   $123       $9,047       $(2,771)      $(2,782)       $ 3,617
                                             ====       ======       =======       =======        =======

    The accompanying notes are an integral part of the financial statements.

                           WTI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              SEVEN MONTH       YEAR ENDED
                                                              PERIOD ENDED     DECEMBER 31,
                                                                JULY 31,     -----------------
                                                                  1997        1996      1995
                                                              ------------   -------   -------
Cash flows from operating activities:
  Net income................................................    $ 3,073      $ 2,522   $   272
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      1,926        3,153     3,103
     Amortization...........................................        594        1,317     1,333
     Deferred income taxes..................................     (1,939)      (1,441)       (5)
     Other, net.............................................       (118)         (54)      (47)
     Loss (gain) on sale of property, plant and equipment...        (21)           3       (39)
     Foreign currency transaction (gain) loss...............       (545)        (230)      170
     Changes in assets and liabilities:
       Accounts receivable..................................        694          (83)      677
       Inventories..........................................        172           53      (270)
       Prepaid expenses and other...........................        293          706       208
       Accounts and drafts payable..........................        891       (1,402)     (694)
       Other accrued expenses...............................       (581)       1,202     2,676
       Other, net...........................................                      36
       Income taxes payable or refundable...................      1,389          391      (679)
                                                                -------      -------   -------
          Net cash provided by operating activities.........      5,828        6,173     6,705
                                                                -------      -------   -------
Cash flows from investing activities:
  Expenditures for property, plant and equipment............     (2,498)      (2,218)   (3,604)
  Proceeds from disposal of property, plant and equipment...         23            2        49
  Investment in affiliate...................................                                 2
  Expenditures for tooling..................................        (69)         (84)   (1,010)
                                                                -------      -------   -------
          Net cash used in investing activities.............     (2,544)      (2,300)   (4,563)
                                                                -------      -------   -------
Cash flows from financing activities:
  Net (repayment) borrowings under revolving lines of
     credit.................................................     (1,775)      (2,864)    1,162
  Proceeds from long-term debt borrowing....................      1,321        2,978       600
  Repayment of debt.........................................     (1,174)      (4,110)   (3,968)
  Payment of bank financing fees............................                    (162)      (35)
                                                                -------      -------   -------
          Net cash used in financing activities.............     (1,628)      (4,158)   (2,241)
                                                                -------      -------   -------
Effect of exchange rate changes on cash.....................       (102)         (62)       89
                                                                -------      -------   -------
Net increase (decrease) in cash and cash equivalents........      1,554         (347)      (10)
Cash and cash equivalents at beginning of period............        837        1,184     1,194
                                                                -------      -------   -------
          Cash and cash equivalents at end of period........    $ 2,391      $   837   $ 1,184
                                                                =======      =======   =======
Cash paid during the period for:
  Interest..................................................    $   580      $ 1,513   $ 1,961
  Income taxes..............................................      2,817        1,040     1,564

    The accompanying notes are an integral part of the financial statements.

                           WTI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

1.  DESCRIPTION OF THE COMPANY AND CURRENT BUSINESS OPERATIONS:

     WTI, Inc. (the "Company") was formed in 1988 by Waynesboro Textiles, Inc. ("Waynesboro"), Berkshire Partners and affiliates ("Berkshire") and AIG Insurance Company and affiliates ("AIG").

     WTI, Inc. has a wholly-owned subsidiary, AFA Products, Inc., based in Forest City, North Carolina, which in turn has a wholly-owned subsidiary, WTI Holding B.V. ("WTI Holding"), based in Helmond, The Netherlands. WTI Holding also has a subsidiary, AFA Polytek B.V. ("Polytek"), which is also based in Helmond, The Netherlands.

     The Company's primary business is the manufacture and sale of activated liquid dispensing devices ("trigger sprayers"). Manufacturing is primarily conducted in facilities located in Forest City, North Carolina, and Helmond, The Netherlands.

SALE OF ASSETS

     On July 31, 1997, the Company sold substantially all of its assets and operations to AFA Holdings Co. Proceeds from the sale were used to retire liabilities not assumed by the purchaser with the remainder distributed to shareholders of the Company. These consolidated financial statements were prepared immediately prior to the sale using the historical basis of accounting followed by the Company and do not reflect the sale transaction.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of its products.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided primarily on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to income as incurred and betterments that extend the useful life are capitalized. Upon retirement or sale, the cost and accumulated depreciation are eliminated from the respective accounts, and the gain or loss, if any, is included in income.

     If events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived asset, an impairment loss is recognized. To date, no impairment losses have been recognized.

RESEARCH AND DEVELOPMENT

     The cost of research and development expenditures is expensed as incurred.

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the financial statements relate to the allowance for uncollectible accounts receivable, the allowance for slow-moving and obsolete inventories, the allowance for sales returns and the valuation allowance for deferred tax assets.

INCOME TAXES

     The Company uses the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of WTI Holding are translated at exchange rates in effect at the balance sheet dates ($.4767 and $.5744 per guilder at July 31, 1997 and December 31, 1996, respectively). Items of revenue and expense are translated at average exchange rates during the periods ($.5211, $.5919 and $.6236 per guilder for the 1997, 1996 and 1995 periods presented, respectively). Translation adjustments, resulting from translating WTI Holding's financial statements into dollars, are reported in the equity section of the accompanying balance sheets under the caption "cumulative translation adjustment."

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     Excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over a period of fifteen years. Accumulated amortization was $2,283 and $2,581 as of July 31, 1997 and December 31, 1996, respectively. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through forecasted future operations. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. To date, no impairment losses have been recognized.

PATENTS

     The cost of patents acquired is being amortized using the straight-line method over the estimated useful lives of the patents, which range from approximately fourteen to seventeen years. The cost of patents developed are expensed as incurred because the economic lives are indeterminable.

     Accumulated amortization was $8,096 and $7,599 at July 31, 1997 and December 31, 1996, respectively.

DEFERRED FINANCING FEES

     Costs incurred to obtain financing are amortized using the straight-line method (which approximates the interest method) over the term of the related debt.

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

DEFERRED TOOLING

     From time to time, the Company purchases certain molds and equipment (tooling) to meet specific customer product requirements. These tooling costs are capitalized by the Company and are amortized into operations over the estimated life of the sales contract period.

OTHER INTANGIBLE ASSETS

     Other intangible assets, consisting primarily of an exclusive sales agreement and royalty agreements, are being amortized using the straight-line method over the related lives of the agreements, which range from five to fifteen years.

CASH EQUIVALENTS

     The Company considers demand deposits and time deposits with original maturities of three months or less as equivalent to cash.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, is effective for years beginning after December 15, 1997. This statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheets.

     Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related information, is effective for years beginning after December 15, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable business segments.

     Management of the Company believes that the future adoption of these statements will not have a significant impact on the Company's combined financial position, results of operations or cash flows, but will result in additional disclosure.

3.  INVENTORIES:

     The components of inventories are summarized below:

                                                         JULY 31,    DECEMBER 31,
                                                           1997          1996
                                                         --------    ------------
Raw material...........................................   $2,089       $ 2,429
Work-in-process........................................    3,102         3,084
Finished goods.........................................    4,305         4,801
                                                          ------       -------
                                                          $9,496       $10,314
                                                          ======       =======

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment, summarized by major classification and estimated useful lives for depreciation purposes, is as follows:

                                                     USEFUL        JULY 31,    DECEMBER 31,
                                                  LIVES (YEARS)      1997          1996
                                                  -------------    --------    ------------
Land............................................                   $    825      $    947
Buildings.......................................   20 - 25            8,439         9,546
Machinery and equipment.........................    4 - 7            19,700        22,133
Molds...........................................      5              15,628        13,728
Furniture and fixtures..........................    3 - 5             1,156         1,271
Vehicles........................................      3                  43            43
Construction in progress........................      --                825           891
                                                                   --------      --------
                                                                     46,616        48,559
Less accumulated depreciation...................                    (31,594)      (32,555)
                                                                   --------      --------
Property, plant and equipment, net..............                   $ 15,022      $ 16,004
                                                                   ========      ========

     Construction in progress primarily consists of additions and improvements to buildings, molds and machinery.

5.  OTHER NONCURRENT ASSETS:

     Other noncurrent assets consists of the following:

                                                         JULY 31,    DECEMBER 31,
                                                           1997          1996
                                                         --------    ------------
Deferred financing fees................................   $  122        $  241
Royalty agreement......................................      917          1014
Investment in affiliate................................      568           554
Lease deposit..........................................       75            75
Deferred tooling.......................................      725           875
                                                          ------        ------
                                                          $2,407        $2,759
                                                          ======        ======

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

6.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                        JULY 31,    DECEMBER 31,
                                                          1997          1996
                                                        --------    ------------
WORKING CAPITAL BORROWINGS(A):
  Working capital line of credit -- dollar
     denominated, bearing interest at 10% at December
     31, 1996.........................................       --       $ 1,411
  Working capital line of credit -- guilder
     denominated, bearing interest at 9.8% and 7.39%,
     at July 31, 1997 and December 31, 1997
     respectively.....................................  $ 1,223         1,875
                                                        -------       -------
          Total working capital borrowings............    1,223         3,286
                                                        -------       -------
OTHER LONG-TERM DEBT:
  Senior note -- dollar denominated...................      500         1,500
  Senior mortgage note -- guilder denominated, payable
     in quarterly principal installments of $25,204,
     bearing interest at rates varying with the Dutch
     prime rate (5.95% at July 31, 1997 and December
     31, 1996(b)......................................    1,188         1,508
  Junior subordinated debt -- dollar denominated,
     stockholder, bearing interest at 14% (Note
     10)(c)...........................................    3,500         3,500
  Subordinated note payable -- dollar denominated,
     bearing interest at 13.5%(d).....................    1,907         2,298
  Senior subordinated debt -- dollar denominated,
     stockholder, bearing interest at 13.5%(e)........   10,000        10,000
  Installment notes payable -- guilder denominated,
     bearing interest at rates ranging from 7.1% to
     7.75%............................................      282           499
  Promissory note payable -- dollar denominated,
     affiliate, bearing interest at 14% (Note
     10)(f)...........................................      320           320
  Promissory note payable -- dollar denominated,
     affiliate, bearing interest at 10.25% (Note
     10)(f)...........................................    1,200         1,200
                                                        -------       -------
          Total other long-term debt..................   18,897        20,825
                                                        -------       -------
          Total.......................................   20,120        24,111
Less current portion..................................   (4,944)       (8,066)
                                                        -------       -------
          Total long-term debt........................  $15,176       $16,045
                                                        =======       =======

  (a) WORKING CAPITAL BORROWINGS:

     At July 31, 1997 and December 31, 1996, the Company had loan and security agreements (the "Agreements") with the Bank of Boston that provided for two working capital lines of credit, denominated in both dollars and guilders.

     Borrowings under the dollar denominated working capital line of credit, which had a maximum amount of $4,700, were limited to 80% of eligible accounts receivable (as defined), and 50% of eligible raw material and finished goods inventories (as defined). Borrowings under the guilder denominated line of credit had a maximum amount of 4,754 guilders ($2,266 at July 31, 1997) and were limited to 70% of eligible accounts receivable (as defined) and 25% of eligible raw materials and finished goods inventories (as defined).

     On December 2, 1996, AFA Products, Inc. entered into the third amendment of its dollar denominated working capital line of credit with the Bank of Boston. The amendment extended the due date of the working

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

capital line of credit until November 30, 1997. The third amendment also provided a new $1,500 term loan to be used to make an installment payment on the $5,000 junior subordinated note payable to stockholder (AIG). Interest on the extended line of credit and the new 1996 term loan is payable quarterly in arrears beginning January 1, 1997. The 1996 term loan was due to be repaid in 1997. The amendment modifies certain financial covenants contained in the original agreement and waives all violations of all loan covenants contained in the original agreement through the effective date of the amendment. At December 31, 1996, the Company was in violation of the covenant limiting capital expenditures. A waiver for this covenant violation was obtained from the bank.

     Also on December 2, 1996, AFA Polytek B.V. entered into the third amendment of its guilder denominated working capital line of credit with the Bank of Boston. The amendment extended the due date of the working capital line of credit until November 30, 1997. Interest on the extended line of credit is payable quarterly in arrears beginning January 1, 1997. The amendment modifies certain financial covenants contained in the original agreement and waives all violations of all loan covenants contained in the original agreement through the effective date of the amendment.

     Substantially all of these bank borrowings were paid simultaneously with the sale of substantially all of the Company's assets.

OTHER LONG-TERM DEBT

  (b)  Senior Mortgage Note -- Guilder Denominated

     In connection with the construction of a manufacturing facility in 1991, Polytek obtained a 3,500 guilder mortgage from ABN Bank, Netherlands. Borrowings under this mortgage agreement are collateralized by a lien on the facility. The mortgage agreement contains certain prohibitions, the most significant of which prohibit payments of dividends which would result in the net worth of Polytek falling below 10,000 guilders ($4,767 and $5,774 at July 31, 1997 and December 31, 1996).

  (c) JUNIOR SUBORDINATED DEBT

     The junior subordinated debt is payable to AIG and has principal payments of $1,500 due December 31, 1997 and a $2,000 principal payment due December 31, 1998.

  (d) SUBORDINATED NOTE PAYABLE

     On December 30, 1991, WTI borrowed 4,000 guilders from Parkhill Holdings Limited, an unaffiliated entity. The loan is collateralized by a secondary pledge of the shares of Polytek. Effective February 5, 1993, this guilder denominated debt was converted to a dollar denominated obligation, and interest rates were adjusted to a U.S. prime rate (8.5% at July 31, 1997 and December 31, 1996) plus 5%. In November 1996, the original maturity on the debt was extended to December 31, 1998.

  (e) SENIOR SUBORDINATED DEBT

     The senior subordinated debt is payable to Waynesboro or its stockholders. In November 1996, the maturity schedule for principal repayment was amended, resulting in principal payments of $4,000 due December 31, 1998 and $6,000 due December 31, 1999. In accordance with certain covenants contained in senior loan agreements, interest payments on this obligation were deferred. Accrued interest payable on this obligation amounted to $10,352 and $9,030 at July 31, 1997 and December 31, 1996, respectively.

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

  (f) PROMISSORY NOTES PAYABLE

     The promissory notes payable represent borrowings from a partnership controlled by certain shareholders of the Company. The obligations are unsecured.

COLLATERAL AND DEBT COVENANTS UNDER LOAN AGREEMENTS OUTSTANDING AT JULY 31, 1997

     Under the terms of the various financing arrangements described above at July 31, 1997, substantially all of the Company's assets are pledged as collateral, including, but not limited to, the stock of the various subsidiaries. In addition, the various agreements contained restrictive covenants, as defined, including limits on capital expenditures and transactions with related parties, maintenance of certain minimum levels of cash flow earnings and leverage ratios, among others.

AGGREGATE ANNUAL MATURITIES

     Aggregate annual maturities of long-term debt after July 31, 1997 are as follows:

1998.......................................................  $ 4,944
1999.......................................................    8,091
2000.......................................................    6,147
2001.......................................................       83
2002.......................................................       83
Thereafter.................................................      772
                                                             -------
                                                             $20,120
                                                             =======

7.  INCOME TAXES:

     Pre-tax income (loss) consists of:

                                             SEVEN MONTHS        YEAR ENDED
                                                ENDED           DECEMBER 31,
                                               JULY 31,      ------------------
                                                 1997         1996       1995
                                             ------------    -------    -------
United States..............................    $ 2,451       $ 2,145    $(1,044)
Foreign....................................        976           731      2,196
                                               -------       -------    -------
          Total pre-tax income.............    $ 3,427       $ 2,876    $ 1,152
                                               =======       =======    =======
Current expense............................      2,293         1,795        885
Deferred benefit...........................     (1,939)       (1,441)        (5)
                                               -------       -------    -------
                                               $   354       $   354    $   880
                                               =======       =======    =======

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

     The income tax provision differs from the amount computed by applying the U.S. federal statutory income tax rate of 34% to the pre-tax income. The computed amount is reconciled to the total provision for income taxes as follows:

                                                 SEVEN MONTHS     YEAR ENDED
                                                    ENDED        DECEMBER 31,
                                                   JULY 31,      -------------
                                                     1997        1996     1995
                                                 ------------    -----    ----
Tax at federal statutory rate..................    $ 1,165       $ 978    $392
Tax effect of nondeductible expenses...........         55         118     126
Foreign taxes at rates other than U.S.
  statutory rate...............................         17          10      16
State taxes (net of federal benefit)...........        186         119
Increase (reduction) in valuation allowance....     (1,098)       (848)    355
Other..........................................         29         (23)     (9)
                                                   -------       -----    ----
          Income tax provision.................    $   354       $ 354    $880
                                                   =======       =====    ====

     The approximate tax effect of temporary differences that gave rise to the Company's deferred income tax assets and liabilities at July 31, 1997 and December 31, 1996 is as follows:

                                                           JULY 31, 1997
                                                  -------------------------------
                                                  ASSETS    LIABILITIES    TOTAL
                                                  ------    -----------    ------
Property, plant and equipment...................  $           $  (983)     $ (983)
Intangible assets...............................                 (463)       (463)
Patents.........................................     434                      434
Accrued interest................................   3,374                    3,374
Accrued rent....................................     264                      264
AMT credit carryforward.........................     447                      447
Other...........................................     151                      151
                                                  ------      -------      ------
          Total deferred taxes..................  $4,670      $(1,446)     $3,224
                                                  ======      =======      ======

                                                        DECEMBER 31, 1996
                                                ---------------------------------
                                                ASSETS     LIABILITIES     TOTAL
                                                -------    -----------    -------
Property, plant and equipment.................  $            $(1,140)     $(1,140)
Intangible assets.............................                  (525)        (525)
Patents.......................................      440                       440
Accrued interest..............................    2,823                     2,823
Accrued rent..................................      229                       229
AMT credit carryforward.......................      447                       447
Other.........................................      109                       109
                                                -------      -------      -------
          Total before valuation allowance....    4,048       (1,665)       2,383
                                                -------      -------      -------
Valuation allowance...........................   (1,098)                   (1,098)
                                                -------      -------      -------
          Total deferred taxes................  $ 2,950      $(1,665)     $ 1,285
                                                =======      =======      =======

     The deferred tax assets and liabilities are broken down between current and noncurrent amounts in the accompanying balance sheets according to the classification of the related asset and liability or in the case of tax loss or AMT credit carryforwards, based on their expected utilization date.

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

     During 1996, the Company reduced its valuation allowance by $848 and during the period ended July 31, 1997, the allowance was reduced by $1,098.

8.  COMMON STOCK:

     CLASS A -- Class A common stock has 100% of the voting rights with the exception of rights to certain matters as described below. As of July 31, 1997 and December 31, 1996, there were 123,000 shares of Class A common stock outstanding and 150,000 shares authorized, with a par value of $1.

     CLASS B -- Class B common stock limits voting rights to certain specified matters. Class B stock is convertible (at the option of the stockholder) into Class A stock on a share per share basis. There are no Class B shares outstanding and 150,000 shares authorized, with a par value of $1,000 per share.

     VOTING RIGHTS ON CERTAIN MATTERS -- In accordance with the articles of incorporation, the affirmative vote of at least two-thirds of the aggregate outstanding Class A and Class B common stock is required for certain specified transactions, including, but not limited to, the merger of the Company with or into another entity; the sale, lease or other disposition of a substantial portion of the Company's assets; an initial public offering of equity securities; and incurrence of additional indebtedness (as defined therein).

9.  OPERATING LEASES:

     The Company is obligated under noncancelable operating leases for certain machinery and equipment and telephone equipment. Minimum annual rental payments are as follows:

                                                PAYABLE TO
                                                 RELATED      PAYABLE TO
                                                 PARTIES        OTHERS      TOTAL
                                                ----------    ----------    ------
1998..........................................     $121         $  353      $  474
1999..........................................                     340         340
2000..........................................                     261         261
2001..........................................                      87          87
2002..........................................                      22          22
                                                   ----         ------      ------
                                                   $121         $1,063      $1,184
                                                   ====         ======      ======

     Rent expense approximated $381, $713 and $438 for the seven months ended July 31, 1997 and the years ended December 31, 1996 and 1995, respectively, including approximately $145 in 1997 and $249 for both 1996 and 1995 for rent paid to an entity controlled by the stockholders of Waynesboro.

10.  RELATED PARTY TRANSACTIONS:

INTEREST ON SENIOR SUBORDINATED DEBT

     Included in interest expense for the seven month period ended July 31, 1997 and the years ended December 31, 1996 and 1995 is approximately $1,322, $2,156 and $1,969, respectively, relating to debt owed to Waynesboro or its stockholders. As of July 31, 1997 and December 31, 1996, accrued interest of $10,352 and $9,030, respectively, on this obligation has been classified as a noncurrent liability in the accompanying balance sheet.

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

INTEREST ON JUNIOR SUBORDINATED DEBT

     Included in interest expense for the 1997 period presented is $278 and for both 1996 and 1995 is $700 relating to debt owed to AIG. As of July 31, 1997 and December 31, 1996, accrued interest of $80 and $63 on this obligation has been included in other accrued expenses in the accompanying balance sheets.

MANAGEMENT FEES

     Included in operating expenses for the periods ended July 31, 1997 and December 1996 and 1995 are approximately $295, $556 and $533, respectively, for management fees and certain expenses paid or payable to entities affiliated with Waynesboro or Berkshire. As of July 31, 1997 and December 31, 1996, the balance of unpaid fees, which has been included in other accrued expenses in the accompanying balance sheets, approximated $482 and $445, respectively.

TRANSACTIONS WITH AFFILIATE

     The Company has a 41% ownership in an affiliate, which is accounted for using the equity method. Earnings of the affiliate are not material to the operations of the Company. During the 1997, 1996 and 1995 periods presented, the Company purchased molds from the affiliate for approximately $160, $43 and $487, respectively. During 1997, 1996 and 1995, the affiliate provided certain repairs and maintenance at a cost to the Company of approximately $117, $203 and $135, respectively. Included in accounts payable in the accompanying balance sheets at July 31, 1997 and December 31, 1996, respectively, are approximately $22 and $40 relating to these assets and services provided by the affiliate.

ACCRUED RENT EXPENSE

     As of July 31, 1997 and December 31, 1996, other accrued expenses includes rent expense of $583 and $586, respectively, payable to a related party relating to an operating lease for certain molding machines.

INTEREST ON PROMISSORY NOTE PAYABLE

     Included in interest expense for the seven month period ended July 31, 1997 and the years ended December 31, 1996 and 1995 is approximately $100, $168 and $66, respectively, relating to interest on funds advanced to the Company from an affiliate. Accrued interest, which is computed at the rates of 10.25% and 14% from the date of the advances, approximated $381 and $290 at July 31, 1997 and December 31, 1996, respectively, and is included in accrued expenses on the accompanying balance sheets.

11.  OTHER INCOME (EXPENSE):

     Other income consisted primarily of royalty income. In prior years, the Company became involved in litigation with one or more of its competitors regarding alleged patent infringements and ultimately reached out-of-court settlements with those competitors. Royalty payments under two different settlement agreements of $50 were received by the Company in 1996 and 1995, and are recorded in other income in the accompanying consolidated statements of operations.

12.  EMPLOYEE BENEFITS PLANS:

RETIREMENT PLANS

     Polytek has various pension plans covering substantially all employees. Polytek funds all costs through insurance contracts which provide for retiree benefits. Under the terms of the plans, there are no unfunded or

                           WTI, INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

overfunded benefit obligations. Pension expense for July 31, 1997 and the years ended December 31, 1996 and 1995 was approximately $241, $441 and $461, respectively.

401(k) PLAN

     Effective July 1, 1996, AFA Products adopted an employee savings plan under
Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees and the Company matches five percent of each employee's contributions up to six percent of annual compensation. During 1997 and 1996, the Company expensed $20 and $9 in matching contributions.

13.  CONTINGENCIES:

     The Company is a defendant and plaintiff in several disputes and legal actions in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse impact on the financial condition or the future results of operations of the Company.

14.  FOREIGN OPERATIONS:

     Information regarding the Company's operations in The Netherlands is as follows:

                                             SEVEN MONTHS        YEAR ENDED
                                                ENDED           DECEMBER 31,
                                               JULY 31,      ------------------
                                                 1997         1996       1995
                                             ------------    -------    -------
Sales......................................    $13,401       $23,698    $30,675
Net income.................................      1,172         1,328      2,483
Total assets...............................     15,734        19,172     21,866

15.  SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL DATA:

     The following summarizes the Company's consolidating balance sheet as of December 31, 1996 and consolidating results of operations and cash flows for the years ended December 31, 1995 and 1996 and the seven month period ended July 31, 1997.

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                        SEVEN MONTHS ENDED JULY 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                               AFA
                                    WTI, INC.              AFA               POLYTEK
                                  (PREDECESSOR       PRODUCTS, INC.           (NON-
                                     TO AFA)           (GUARANTOR)         GUARANTOR)         ELIMINATIONS        CONSOLIDATED
                                  ------------       --------------        ----------         ------------        ------------
Net sales......................   $                   $      19,626       $      13,401       $         (39)      $      32,988
Cost of sales..................                              13,708              10,195                 (39)             23,864
                                  -------------       -------------       -------------       -------------       -------------
     Gross profit..............                               5,918               3,206                                   9,124
Selling, general and
  administrative expenses......             134               2,643               1,428                                   4,205
                                  -------------       -------------       -------------       -------------       -------------
     Income from operations....            (134)              3,275               1,778                                   4,919
                                  -------------       -------------       -------------       -------------       -------------

Other expense (income):
     Interest..................             (24)              2,089                 230                                   2,295
     Other.....................                              (1,374)                571                                    (803)
                                  -------------       -------------       -------------       -------------       -------------
          Total other
            expense............             (24)                715                 801                                   1,492
                                  -------------       -------------       -------------       -------------       -------------
Income before income tax
  provision....................            (110)              2,560                 977                                   3,427
Tax provision..................                                                     354                                     354
                                  -------------       -------------       -------------       -------------       -------------
Income before equity in income
  of consolidated subsidiary...            (110)              2,560                 623                                   3,073
Equity in income of
  consolidated subsidiary......           3,183                 623                                  (3,806)
                                  -------------       -------------       -------------       -------------       -------------
Net income.....................   $       3,073       $       3,183       $         623       $      (3,806)      $       3,073
                                  =============       =============       =============       =============       =============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                        SEVEN MONTHS ENDED JULY 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                    AFA               AFA
                                             WTI, INC.         PRODUCTS, INC.       POLYTEK
                                        (PREDECESSOR TO AFA)    (GUARANTOR)     (NON-GUARANTOR)   CONSOLIDATED
                                        --------------------   --------------   ---------------   ------------
Cash flows from operating
  activities..........................        $                   $ 4,237           $1,591          $ 5,828
Cash flows from investing activities:
  Capital expenditures................                             (1,649)            (849)          (2,498)
  Other...............................                                (46)                              (46)
  Net cash used in investing
     activities.......................                             (1,695)            (849)          (2,544)
Cash flows from financing activities:
  Change in line of credit............                             (1,410)            (365)          (1,775)
  Proceeds from long term debt........                              1,321                             1,321
  Repayment of long term debt.........                             (1,000)            (174)          (1,174)
                                              -------             -------           ------          -------
  Net cash from financing
     activities.......................                             (1,089)            (539)          (1,628)
Effect of exchange rate changes on
  cash................................                                                (102)            (102)
                                              -------             -------           ------          -------
Change in cash and cash equivalents...                              1,453              101            1,554
Cash and cash equivalents, beginning
  of period...........................                                337              500              837
                                              -------             -------           ------          -------
Cash and cash equivalents, end of
  period..............................                            $ 1,790           $  601          $ 2,391
                                              =======             =======           ======          =======

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                  WTI, INC.                AFA                   AFA
                               (PREDECESSOR TO       PRODUCTS, INC.            POLYTEK
                                    AFA)               (GUARANTOR)         (NON-GUARANTOR)        ELIMINATIONS      CONSOLIDATED
                               ---------------       --------------        ---------------        ------------      ------------
Assets
Current Assets:
     Cash and cash
       equivalents.........                           $         337         $         500                           $         837
     Accounts receivable...     $       1,870                 4,236                 3,374        ($       2,981)            6,499
     Inventories...........                                   6,394                 3,920                                  10,314
     Prepaid expenses and
       other current
       assets..............                                      64                   544                                     608
                                -------------         -------------         -------------         -------------     -------------
          Total current
            assets.........             1,870                11,031                 8,338                (2,981)           18,258
     Property, plant and
       equipment, net......                                   7,360                 8,644                                  16,004
     Intangibles, net......                                   4,734                 1,761                                   6,495
     Investment in
       subsidiary..........             2,307                10,679                                     (12,986)
     Deferred income
       taxes...............                                   1,285                                                         1,285
     Other assets..........             2,287                 2,187                 3,243                (4,958)            2,759
                                -------------         -------------         -------------         -------------     -------------
          Total assets.....     $       6,464         $      37,276         $      21,986        ($      20,925)    $      44,801
                                =============         =============         =============         =============     =============
Liabilities and
  Stockholders' Equity
Current Liabilities:
     Current portion of
       long-term debt......     $       1,500         $       5,931         $       2,135        ($       1,500)    $       8,066
     Accounts payable......                14                 1,359                   857                   (29)            2,201
     Income taxes
       payable.............                                     988                                                           988
     Other accrued
       expenses............               537                 2,855                 4,118                (1,452)            6,058
                                -------------         -------------         -------------         -------------     -------------
          Total current
            liabilities....             2,051                11,133                 7,110                (2,981)           17,313
Long-term debt:
     Credit facilities.....
     Subordinated debt.....             2,000                14,957                 4,046                (4,958)           16,045
     Accrued interest of
       stockholders........                                   8,879                   151                                   9,030
                                -------------         -------------         -------------         -------------     -------------
          Total
            liabilities....             4,051                34,969                11,307                (7,939)           42,388
                                -------------         -------------         -------------         -------------     -------------
Stockholders' Equity
     Common stock..........               123                 8,878                 9,462               (18,340)              123
     Additional
       paid-in-capital.....             9,047                                         179                  (179)            9,047
     Retained earnings
       (deficit)...........            (6,757)               (6,571)                1,951                 5,533            (5,844)
     Cumulative translation
       adjustment..........                                                          (913)                                   (913)
          Total
            stockholders'
            equity.........             2,413                 2,307                10,679               (12,986)            2,413
                                -------------         -------------         -------------         -------------     -------------
Total liabilities and
  stockholders' equity.....     $       6,464         $      37,276         $      21,986        ($      20,925)    $      44,801
                                =============         =============         =============         =============     =============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                          WTI, INC.                AFA                   AFA
                                       (PREDECESSOR TO       PRODUCTS, INC.            POLYTEK
                                            AFA)               (GUARANTOR)         (NON-GUARANTOR)         ELIMINATIONS
                                       ---------------       --------------        ---------------         ------------
Net sales..........................     $                     $      30,673         $      23,698         $          (238)
Cost of sales......................                                  21,715                18,140                      13
                                        -------------         -------------         -------------         ---------------
     Gross profit..................                                   8,958                 5,558                    (251)
     Selling, general and
       administrative expense......               200                 3,239                 2,879                   1,071
     Income from operations........              (200)                5,719                 2,679                  (1,322)
Other expense (income):
     Interest......................               (35)                3,717                   574                      19
     Other.........................                 4                  (312)                1,374                  (1,341)
                                        -------------         -------------         -------------         ---------------
          Total other expense......               (31)                3,405                 1,948                  (1,322)
Income (loss) before provision
  (benefit) for income taxes.......              (169)                2,314                   731
                                        -------------         -------------         -------------         ---------------
Tax provision (benefit)............                                                           354
                                        -------------         -------------         -------------         ---------------
Income (loss) before equity in
  income of consolidated
  subsidiary.......................              (169)                2,314                   377
Equity in income of consolidated
  subsidiaries.....................             2,691                   377                                        (3,068)
                                        -------------         -------------         -------------         ---------------
Net income.........................     $       2,522         $       2,691         $         377      $           (3,068)
                                        =============         =============         =============         ===============


                                        CONSOLIDATED
                                        ------------
Net sales..........................     $      54,133
Cost of sales......................            39,868
                                        -------------
     Gross profit..................               14,265
     Selling, general and
       administrative expense......             7,389
     Income from operations........                6,876
Other expense (income):
     Interest......................             4,275
     Other.........................                 (275)
                                        -------------
          Total other expense......                4,000
Income (loss) before provision
  (benefit) for income taxes.......             2,876
                                        -------------
Tax provision (benefit)............               354
                                        -------------
Income (loss) before equity in
  income of consolidated
  subsidiary.......................             2,522
Equity in income of consolidated
  subsidiaries.....................
                                        -------------
Net income.........................     $       2,522
                                        =============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                               WTI, INC.                AFA                   AFA
                                            (PREDECESSOR TO       PRODUCTS, INC.            POLYTEK
                                                 AFA)               (GUARANTOR)         (NON-GUARANTOR)        CONSOLIDATED
                                            ---------------       --------------        ---------------        ------------
Cash flows from operating activities....     $                     $       3,691         $       2,482         $       6,173
Cash flows from investing activities:
     Capital expenditures...............                                    (406)               (1,812)               (2,218)
     Other..............................                                     (84)                    2                   (82)
                                             -------------         -------------         -------------         -------------
     Net cash used in investing
       activities.......................                                    (490)               (1,810)               (2,300)
                                             -------------         -------------         -------------         -------------
Cash flows from financing activities:
     Change in line of credit...........                                  (2,657)                 (207)               (2,864)
     Repayment of long term debt........            (1,500)               (1,633)                 (977)               (4,110)
     Intercompany advances..............             1,500                (1,399)                 (101)
     Proceeds from long term debt.......                                   2,594                   222                 2,816
                                             -------------         -------------         -------------         -------------
     Net cash from financing
       activities.......................                                  (3,095)               (1,063)               (4,158)
                                             -------------         -------------         -------------         -------------
Effect of exchange rate changes on
  cash..................................                                                           (62)                  (62)
                                             -------------         -------------         -------------         -------------
Change in cash and cash equivalents.....                                     106                  (453)                 (347)
Cash and cash equivalents, beginning of
  period................................                                     232                   952                 1,184
                                             -------------         -------------         -------------         -------------
Cash and cash equivalents, end of
  period................................                           $         338         $         499         $         837
                                             =============         =============         =============         =============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                  WTI, INC.                AFA                   AFA
                               (PREDECESSOR TO       PRODUCTS, INC.            POLYTEK
                                    AFA)               (GUARANTOR)         (NON-GUARANTOR)        ELIMINATIONS      CONSOLIDATED
                               ---------------       --------------        ---------------        ------------      ------------
Net sales..................     $                     $      24,734         $      30,675         $        (171)    $      55,238
Cost of sales..............                                  19,327                22,738                   (94)           41,971
                                -------------         -------------         -------------         -------------     -------------
     Gross profit..........                                   5,407                 7,937                   (77)           13,267
Selling, general and
  administrative expense...               179                 2,783                 3,581                 1,334             7,877
                                -------------         -------------         -------------         -------------     -------------
     Income from
       operations..........              (179)                2,624                 4,356                (1,411)            5,390
Other expense (income):
     Interest..............               (35)                3,832                   664                    28             4,489
     Other.................                 5                  (313)                1,496                (1,439)             (251)
                                -------------         -------------         -------------         -------------     -------------
          Total other
            expense........               (30)                3,519                 2,160                (1,411)            4,238
Income (loss) before
  provision (benefit) for
  income taxes.............              (149)                 (895)                2,196                                   1,152
Tax provision..............                                                           880                                     880
                                -------------         -------------         -------------         -------------     -------------
Income (loss) before equity
  in income of
  consolidating
  subsidiary...............              (149)                 (895)                1,316                                     272
Equity in income of
  consolidated
  subsidiaries.............               421                 1,316                                      (1,737)
                                -------------         -------------         -------------         -------------     -------------
Net income (loss)..........     $         272         $         421         $       1,316         $      (1,737)    $         272
                                =============         =============         =============         =============     =============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                               WTI, INC.                AFA                   AFA
                                            (PREDECESSOR TO       PRODUCTS, INC.            POLYTEK
                                                 AFA)               (GUARANTOR)         (NON-GUARANTOR)        CONSOLIDATED
                                            ---------------       --------------        ---------------        ------------
Cash flows from operating activities....     $                     $       4,098         $       2,607         $       6,705
                                             -------------         -------------         -------------         -------------
Cash flows from investing activities:
     Capital expenditures...............                                  (2,140)               (1,464)               (3,604)
     Other..............................                                    (982)                   23                  (959)
                                             -------------         -------------         -------------         -------------
     Net cash used in investing
       activities.......................                                  (3,122)               (1,441)               (4,563)
                                             -------------         -------------         -------------         -------------
Cash flows from financing activities:
     Change in line of credit...........                                     913                   249                 1,162
     Repayment of long term debt........                                  (2,828)               (1,140)               (3,968)
     Intercompany advances..............                                     519                  (519)
     Proceeds from long term debt.......                                     565                                         565
                                             -------------         -------------         -------------         -------------
     Net cash from financing
       activities.......................                                    (831)               (1,410)               (2,241)
                                             -------------         -------------         -------------         -------------
Effect of exchange rate changes on
  cash..................................                                                            89                    89
                                             -------------         -------------         -------------         -------------
Change in cash and cash equivalents.....                                     145                  (155)                  (10)
Cash and cash equivalents, beginning of
  period................................                                      88                 1,106                 1,194
                                             -------------         -------------         -------------         -------------
Cash and cash equivalents, end of
  period................................     $                     $         233         $         951         $       1,184
                                             =============         =============         =============         =============

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Contico International, Inc.:

     We have audited the accompanying combined balance sheets of Continental Sprayers and Affiliates (the "Company") as of May 31, 1997 and 1996, and the related combined statements of operations, divisional equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Continental Sprayers and Affiliates as of May 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

St. Louis, Missouri
March 12, 1998

                      CONTINENTAL SPRAYERS AND AFFILIATES

                            COMBINED BALANCE SHEETS
                             MAY 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               1997       1996
                                                              -------    -------
ASSETS
Current assets:
  Cash......................................................  $    21    $    39
  Trade receivables from Contico............................      585        279
  Trade receivables, less allowance for doubtful accounts of
     $63 and $67............................................    8,194      8,029
  Inventories...............................................    5,768      6,847
  Other current assets......................................      287        589
                                                              -------    -------
          Total current assets..............................   14,855     15,783
Property, plant and equipment...............................   30,588     32,464
Other assets................................................      485        384
                                                              -------    -------
          Total assets......................................  $45,928    $48,631
                                                              =======    =======
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,441    $ 4,257
  Accrued expenses..........................................    1,958      2,286
  Uncleared checks..........................................    1,519      1,216
                                                              -------    -------
          Total current liabilities.........................    5,918      7,759
Advances from Contico.......................................    5,712      8,813
Minority interest in affiliate..............................      120        119
                                                              -------    -------
          Total liabilities.................................   11,750     16,691
                                                              -------    -------
Divisional equity...........................................   34,178     31,940
                                                              -------    -------
          Total liabilities and divisional equity...........  $45,928    $48,631
                                                              =======    =======

     The accompanying notes are an integral part of the combined financial statements.

                      CONTINENTAL SPRAYERS AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED MAY 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               1997      1996      1995
                                                              -------   -------   -------
Net sales to third parties..................................  $58,600   $54,086   $54,658
Net sales to Contico........................................    3,649     3,018     3,662
                                                              -------   -------   -------
                                                               62,249    57,104    58,320
Cost of sales...............................................   48,901    44,614    42,491
                                                              -------   -------   -------
          Gross profit......................................   13,348    12,490    15,829
Selling, general and administrative expenses................    6,286     6,335     6,214
                                                              -------   -------   -------
          Income from operations............................    7,062     6,155     9,615
                                                              -------   -------   -------
Other expense (income):
  Interest expense from Contico.............................      616       983     1,355
  Other, net................................................       28       142      (181)
                                                              -------   -------   -------
                                                                  644     1,125     1,174
                                                              -------   -------   -------
          Income before provision for income taxes..........    6,418     5,030     8,441
Provision for income taxes..................................      361       258       260
                                                              -------   -------   -------
          Net income........................................  $ 6,057   $ 4,772   $ 8,181
                                                              =======   =======   =======

     The accompanying notes are an integral part of the combined financial statements.

                      CONTINENTAL SPRAYERS AND AFFILIATES

                    COMBINED STATEMENTS OF DIVISIONAL EQUITY
                FOR THE YEARS ENDED MAY 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

Balance, June 1, 1994.......................................  $27,068
Net income..................................................    8,181
Dividends...................................................   (5,065)
Foreign currency translation adjustment.....................       19
                                                              -------
Balance, May 31, 1995.......................................   30,203
Net income..................................................    4,772
Dividends...................................................   (3,018)
Foreign currency translation adjustment.....................      (17)
                                                              -------
Balance, May 31, 1996.......................................   31,940
Net income..................................................    6,057
Dividends...................................................   (3,851)
Foreign currency translation adjustment.....................       32
                                                              -------
Balance, May 31, 1997.......................................  $34,178
                                                              =======

     The accompanying notes are an integral part of the combined financial statements.

                      CONTINENTAL SPRAYERS AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MAY 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               1997       1996       1995
                                                              -------    -------    -------
Cash flows from operating activities:
  Net income................................................  $ 6,057    $ 4,772    $ 8,181
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    6,526      6,173      5,562
     Net gain on disposal of assets.........................      (89)        (6)        15
     Decrease (increase) in receivable from Contico, net....     (355)       482        (19)
     Decrease (increase) in trade receivable, less
       reserves.............................................     (117)    (2,316)       922
     Decrease (increase) in inventories.....................    1,119      1,589        (81)
     Decrease (increase) in other current assets............      311       (387)      (141)
     Increase (decrease) in accounts payable................   (1,822)     2,685       (606)
     Increase (decrease) in accrued expenses................     (331)      (286)        14
                                                              -------    -------    -------
          Net cash provided by operating activities.........   11,299     12,706     13,847
                                                              -------    -------    -------
Cash flows from investing activities:
  Purchases of property, plant and equipment................   (4,477)    (3,337)    (5,301)
  Proceeds from disposal of assets..........................      106         10         18
  Purchases of other long-term assets.......................     (238)      (232)      (131)
                                                              -------    -------    -------
          Net cash used in investing activities.............   (4,609)    (3,559)    (5,414)
                                                              -------    -------    -------
Cash flows from financing activities:
  Payment of dividends to Contico...........................   (3,851)    (3,018)    (5,065)
  Net decrease in advances from Contico.....................   (3,151)    (6,490)    (3,199)
  Increase (decrease) in uncleared checks...................      303        363       (220)
                                                              -------    -------    -------
          Net cash used in financing activities.............   (6,699)    (9,145)    (8,484)
                                                              -------    -------    -------
          Effect of exchange rate changes on cash...........       (9)         4        (13)
                                                              -------    -------    -------
          Increase (decrease) in cash.......................      (18)         6        (64)
Cash, beginning of period...................................       39         33         97
                                                              -------    -------    -------
Cash, end of period.........................................  $    21    $    39    $    33
                                                              =======    =======    =======
Cash paid during the period for:
  Interest..................................................  $   616    $   983    $ 1,355
                                                              =======    =======    =======
  Taxes.....................................................  $   396    $   178    $   333
                                                              =======    =======    =======

     The accompanying notes are an integral part of the combined financial statements.

                      CONTINENTAL SPRAYERS AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. COMBINED ENTITIES AND BASIS OF PRESENTATION: The combined financial statements of Continental Sprayers and affiliates (the "Company") include the accounts of Continental Sprayers and Contour Cutting, divisions of Contico International, Inc. ("Contico"), a Missouri corporation, of Continental Sprayers de Mexico S.A. de C.V. (a majority owned Mexican subsidiary of Contico) and of Continental Sprayers & Equipment (a United Kingdom division of Contico).

     The purpose of the combined financial statements is to present the financial position, results of operations and cash flows of Contico's liquid dispenser business activities. The combined financial statements have been prepared as if the Company had operated as a stand-alone entity for all periods presented, and include those assets, liabilities, revenues, expenses and cash flows directly attributable to the operations of the Company. The combined financial statements have been presented using consolidation principles. Minority interest in affiliate represents the minority stockholder's proportionate share of net equity. As a result of the matters discussed above, no separate components of equity are presented in the combined financial statements. All significant intercompany accounts and transactions have been eliminated.

     Contico provides certain services to, and incurs certain costs on behalf of, its subsidiaries and divisions. These costs, which include general overhead and treasury services are billed to Contico's subsidiaries, including the Company, based upon an analysis of the allocated resources required to perform such services. Such costs are presented in the accompanying combined statements of operations as administrative expenses (see Note 5).

     Contico's management believes the method used to allocate expenses to the Company is reasonable and appropriate. However, allocated expenses are not necessarily indicative of the expenses which would have resulted had the Company operated as a separate entity. The Company has relied upon Contico to fund working capital needs and provide equity. The financial information included herein is based on the operation of the Company as a division of Contico and should not necessarily be considered indicative of future operating results of the Company on a stand-alone basis.

     B. RECENTLY ISSUED ACCOUNTING STANDARDS: Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, is effective for years beginning after December 15, 1997. This statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of position.

     Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information, is effective for years beginning after December 15, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable business segments.

     Management of the Company believes that the future adoption of these statements will not have a significant impact on the Company's combined financial position, results of operations or cash flows, but will result in additional disclosure.

     C. INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.

     D. PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Depreciation is provided primarily on a straight-line basis over the estimated useful lives of the assets. The estimated lives utilized in calculating depreciation are as follows: building -- 39 years; building improvements -- 10 to 39 years; machinery and equipment -- 3 to 10 years; molds, dies and tooling -- 5 years; and furniture and fixtures -- 5 to 10 years. Leasehold improvements are amortized over the shorter of the life of the lease or of the improvement. Maintenance and repairs are charged to income as incurred and betterments that extend the

                      CONTINENTAL SPRAYERS AND AFFILIATES
useful life are capitalized. Upon retirement or sale, the cost and accumulated depreciation are eliminated from the respective accounts, and the gain or loss, if any, is included in income.

     If events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived asset, an impairment loss is recognized. To date, no impairment losses have been recognized.

     E. FOREIGN CURRENCY TRANSLATION: The functional currency of Continental Sprayers de Mexico S.A. de C.V. is the U.S. dollar. The functional currency of Continental Sprayers & Equipment is British pounds sterling. Assets and liabilities of Continental Sprayers & Equipment are translated into U.S. dollars at current exchange rates, and profit and loss accounts are translated at average annual exchange rates. Resulting translation gains and losses are included as a separate component in divisional equity. As of May 31, 1997 and 1996, the cumulative translation adjustment included in divisional equity was $33 and $1, respectively. Foreign exchange transaction gains and losses are included in the results of operations. Such amounts for the years presented were insignificant.

     F. REVENUE RECOGNITION: Sales and related costs of goods sold are included in income when goods are shipped and title has passed to customers.

     G. RESEARCH AND DEVELOPMENT: The cost of research and development is expensed as incurred. Research and development costs for the periods were not significant.

     H. INCOME TAXES: Contico is a Subchapter S corporation for federal and Missouri state tax purposes. Under this election, the United States taxable income of the Company is included in the personal taxable income of the stockholders of Contico. The provision for income taxes includes certain state taxes and taxes provided for foreign affiliates and divisions.

     I. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  INVENTORIES:

     Inventories are comprised of the following:

                                                              1997      1996
                                                             ------    ------
Raw materials..............................................  $1,293    $1,562
Work in process............................................   2,303     3,355
Finished goods.............................................   2,172     1,930
                                                             ------    ------
                                                             $5,768    $6,847
                                                             ======    ======

                      CONTINENTAL SPRAYERS AND AFFILIATES

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                           1997        1996
                                                         --------    --------
Land, buildings and improvements.......................  $  7,897    $  7,852
Machinery and equipment................................    40,160      39,320
Molds, dies and tooling................................    21,936      19,694
Furniture and fixtures.................................     1,216         989
Construction in progress...............................       669         608
                                                         --------    --------
                                                           71,878      68,463
     Less accumulated depreciation.....................   (41,290)    (35,999)
                                                         --------    --------
                                                         $ 30,588    $ 32,464
                                                         ========    ========

4.  ACCRUED EXPENSES:

     Accrued expenses consist of the following:

                                                              1997      1996
                                                             ------    ------
Accrued compensation.......................................  $1,156    $1,248
Accrued workers' compensation..............................     400       673
Other accrued expenses.....................................     402       365
                                                             ------    ------
                                                             $1,958    $2,286
                                                             ======    ======

5.  INTERENTITY TRANSACTIONS:

     Net sales to Contico result from a wholesale distribution agreement whereby the Company provides Contico's entire domestic requirements of liquid dispensers. The agreement is renewable annually as mutually agreed by the parties.

     The Company has an agreement to purchase certain operating, administrative and corporate services from Contico. The agreement, which is subject to certain conditions, is renewable annually as mutually agreed by the parties. The Company paid $285, $285 and $270 for services rendered during the years ended May 31, 1997, 1996 and 1995, respectively (see Note 1).

     Contico advances funds to the Company as needed to meet the Company's operating requirements. The Company is charged interest on these advances at 7.5% and 8.3% at May 31, 1997 and 1996, respectively. Interest expense on these advances was $616, $983 and $1,355 for the years ended May 31, 1997, 1996 and 1995, respectively. The Company's domestic, as well as Contico's, assets are pledged as collateral under Contico's bank financing agreements.

     The Company paid dividends to Contico of $3,851, $3,018 and $5,065 representing 60% of the Company's income before provision for income taxes for the years ended May 31, 1997, 1996 and 1995, respectively.

6.  RETIREMENT BENEFITS:

     The Company offers a 401(k) plan to substantially all domestic nonunion employees. The Company's contributions under this plan were $83, $91 and $110 for the years ended May 31, 1997, 1996 and 1995, respectively.

                      CONTINENTAL SPRAYERS AND AFFILIATES

7.  MAJOR CUSTOMERS:

     Two customers accounted for approximately 30%, 34% and 24% of total net sales for the years ended May 31, 1997, 1996 and 1995, respectively.

     In January 1998, following the sale of certain of its product lines to S.C. Johnson, Dow Brands, CSI's largest customer, notified CSI that it would be terminating its contract with CSI effective April 23, 1998. Dow Brands purchases from CSI for each of the three years in the period ended May 31, 1997 was 18.2%, 22.2% and 15.1%, respectively. The loss of the Dow Brands business could adversely impact the Company's future results of operations. Following its acquisition of the Dow Brands product lines, S.C. Johnson resold certain of the acquired product lines to a third party. Management believes that the Company will continue through the end of 1998 to supply trigger sprayers for those product lines, which accounted for approximately one-half of CSI's unit sales to Dow Brands, as well as for certain of the product lines retained by S.C. Johnson. However, there can be no assurance of the extent to which the Company will continue to supply trigger sprayers for any of these product lines or the length of time it will continue to supply them.

8.  GEOGRAPHIC SEGMENT INFORMATION:

     The Company operates in one business segment -- the manufacture and sale of liquid dispensers. The Company's operations can be grouped into two geographical segments. Total revenue by segment includes both sales to customers and intersegment sales, which are accounted for at prices charged to customers and eliminated in consolidation. Pertinent financial data by major geographic segment is as follows:

                                                             YEAR ENDED MAY 31,
                                                   --------------------------------------
                                                      1997          1996          1995
                                                   ----------    ----------    ----------
North America:
  Net sales......................................   $60,582       $56,856       $59,844
  Operating income...............................     6,026         5,537         8,992
  Identifiable assets............................    41,672        47,259
Europe:
  Net sales......................................   $ 7,643       $ 4,110       $ 4,117
  Operating income...............................     1,284           546           656
  Identifiable assets............................     5,566         4,009
Eliminations:
  Net sales......................................   $(5,976)      $(3,862)      $(5,641)
  Operating (loss) income........................      (248)           72           (33)
  Identifiable assets............................    (1,310)       (2,637)
Total:
  Net sales......................................   $62,249       $57,104       $58,320
  Operating income...............................     7,062         6,155         9,615
  Identifiable assets............................    45,928        48,631

9.  SUBSEQUENT EVENT -- SALE OF OPERATIONS:

     Effective February 1, 1998, Contico sold certain of the assets, liabilities and operations of the Company to Continental Acquisition Corp., for a net cash sale price of approximately $91 million plus approximately $2 million, contingently payable in the future based on the Company achieving certain agreed-upon sales levels through 2005. No adjustments have been recorded in the accompanying historical combined financial statements of the Company as a result of this transaction.

                      CONTINENTAL SPRAYERS AND AFFILIATES

                             COMBINED BALANCE SHEET
                                JANUARY 31, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                               ASSETS
Current assets:
  Cash......................................................  $    16
  Trade receivables from Contico............................      503
  Trade receivables, less allowance for doubtful accounts of
     $129...................................................    7,379
  Inventories...............................................    4,818
  Other current assets......................................      196
                                                              -------
          Total current assets..............................   12,912
Property, plant and equipment...............................   28,149
Other assets................................................      599
                                                              -------
          Total assets......................................  $41,660
                                                              =======

                  LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,861
  Accrued expenses..........................................    2,751
  Uncleared checks..........................................      598
                                                              -------
          Total current liabilities.........................    5,210
Advances from Contico.......................................    1,058
Minority interest in affiliate..............................      116
                                                              -------
          Total liabilities.................................    6,384
Divisional equity...........................................   35,276
                                                              -------
          Total liabilities and divisional equity...........  $41,660
                                                              =======

     The accompanying notes are an integral part of the combined financial statements.

                      CONTINENTAL SPRAYERS AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE EIGHT MONTHS ENDED JANUARY 31, 1998 AND 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               1998      1997
                                                              -------   -------
Net sales to third parties..................................  $38,366   $36,612
Net sales to Contico........................................    2,606     2,633
                                                              -------   -------
                                                               40,972    39,245
Cost of sales...............................................   31,294    31,782
                                                              -------   -------
          Gross profit......................................    9,678     7,463
Selling, general and administrative expenses................    3,917     4,213
                                                              -------   -------
          Income from operations............................    5,761     3,250
                                                              -------   -------
Other expense:
  Interest expense from Contico.............................      147       429
  Other, net................................................       57        53
                                                              -------   -------
                                                                  204       482
                                                              -------   -------
          Income before provision for income taxes..........    5,557     2,768
Provision for income taxes..................................      253       164
                                                              -------   -------
          Net income........................................  $ 5,304   $ 2,604
                                                              =======   =======

     The accompanying notes are an integral part of the combined financial statements.

                      CONTINENTAL SPRAYERS AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE EIGHT MONTHS ENDED JANUARY 31, 1998 AND 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               1998       1997
                                                              -------    -------
Cash flows from operating activities:
  Net income................................................  $ 5,304    $ 2,604
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    4,382      4,813
     Net gain on disposal of assets.........................       (8)       (10)
     Decrease (increase) in receivable from Contico, net....      247       (226)
     Decrease (increase) in trade receivables, less
      reserves..............................................      842      1,983
     Decrease (increase) in inventories.....................      978     (1,047)
     Decrease (increase) in other current assets............       92        297
     Decrease in accounts payable...........................     (583)    (1,630)
     Increase in accrued expenses...........................      790        140
                                                              -------    -------
          Net cash provided by operating activities.........   12,044      6,924
                                                              -------    -------
Cash flows from investing activities:
  Purchases of property, plant and equipment................   (1,816)    (3,378)
  Proceeds from disposal of assets..........................       17         32
  Purchases of other long-term assets.......................     (217)      (166)
                                                              -------    -------
          Net cash used in investing activities.............   (2,016)    (3,512)
                                                              -------    -------
Cash flows from financing activities:
  Payment of dividends to Contico...........................   (4,241)    (1,661)
  Net decrease in advances from Contico.....................   (4,856)    (1,499)
  Increase (decrease) in uncleared checks...................     (921)      (278)
                                                              -------    -------
          Net cash used in financing activities.............  (10,018)    (3,438)
                                                              -------    -------
          Effect of exchange rate changes on cash...........      (15)        12
                                                              -------    -------
          Decrease in cash..................................       (5)       (14)
Cash, beginning of period...................................       21         39
                                                              -------    -------
Cash, end of period.........................................  $    16    $    25
                                                              =======    =======

     The accompanying notes are an integral part of the combined financial statements.

                      CONTINENTAL SPRAYERS AND AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

1.  COMBINED ENTITIES AND BASIS OF PRESENTATION:

     The combined financial statements of Continental Sprayers and Affiliates (the "Company") include the accounts of Continental Sprayers and Contour Cutting, divisions of Contico International, Inc. ("Contico"), a Missouri corporation, of Continental Sprayers de Mexico S.A. de C.V. (a majority-owned Mexican subsidiary of Contico) and of Continental Sprayers & Equipment (a United Kingdom division of Contico).

     The purpose of the combined financial statements is to present financial position, results of operations and cash flows of Contico's liquid dispenser business activities. The combined financial statements have been prepared as if the Company had operated as a stand-alone entity for all periods presented, and include those assets, liabilities, revenues, expenses and cash flows directly attributable to the operations of the Company. The combined financial statements have been presented using consolidation principles. Minority interest in affiliate represents the minority stockholder's proportionate share of net equity. As a result of the matters discussed above, no separate components of equity are presented in the combined financial statements. All significant interentity transactions have been eliminated.

     The unaudited combined balance sheet as of January 31, 1998 and the unaudited combined statements of operations and cash flows for the eight months ended January 31, 1998 and 1997, in the opinion of management, have been prepared on the same basis as the Company's audited combined financial statements and include all significant adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data disclosed in these notes to the financial statements for these periods are also unaudited. Certain information and footnote disclosure normally included in the Company's annual financial statements have been condensed or omitted. The combined financial statements and notes thereto should be read in conjunction with the combined financial statement and notes thereto as of May 31, 1997 and 1996, and for the years ended May 31, 1997, 1996 and 1995. Results for the eight months ended January 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending May 31, 1998.

     Contico provides certain services to, and incurs certain costs on behalf of its subsidiaries and divisions. These costs, which include general overhead and treasury services are billed to Contico's subsidiaries, including the Company, based upon an analysis of the allocated resources required to perform such services. Such costs are presented in the accompanying combined statements of operations as administrative expenses (see Note 3).

     Contico's management believes the method used to allocate expenses to the Company is reasonable and appropriate. However, allocated expenses are not necessarily indicative of the expenses which would have resulted had the Company operated as a separate entity. The Company has relied upon Contico to fund working capital needs and provide equity. The financial information included herein is based on the operation of the Company as a division of Contico and should not necessarily be considered indicative of future operating results of the Company on a stand-alone basis.

2.  INVENTORIES:

     Inventories at January 31, 1998 are comprised of the following:

Raw materials...............................................  $1,450
Work in process.............................................   1,912
Finished goods..............................................   1,456
                                                              ------
                                                              $4,818
                                                              ======

                      CONTINENTAL SPRAYERS AND AFFILIATES

3.  INTERENTITY TRANSACTIONS:

     Net sales to Contico result from a wholesale distribution agreement whereby the Company provides Contico's entire domestic requirements of liquid dispensers. The agreement is renewable annually as mutually agreed by the parties.

     The Company has an agreement to purchase certain operating, administrative and corporate services from Contico. The agreement, which is subject to certain conditions, is renewable annually as mutually agreed by the parties. The Company paid $196 for services rendered during the periods ended January 31, 1998 and 1997 (see Note 1).

     Contico advances funds to the Company as needed to meet the Company's operating requirements. The Company is charged interest on these advances at 7.7% at January 31, 1998. Interest expense on these advances was $208 and $429 for the periods ended January 31, 1998 and 1997, respectively. The Company's domestic, as well as Contico's, assets are pledged as collateral under Contico's bank financing agreements.

     The Company paid dividends to Contico of $4,241 and $1,661 representing 76% and 60% of the Company's income before provision for income taxes for the periods ended January 31, 1998 and 1997, respectively.

4.  SUBSEQUENT EVENTS:

     Effective February 1, 1998, Contico sold certain of the assets, liabilities and operations of the Company to Continental Acquisition Corp., for a net cash sale price of approximately $91 million plus approximately $2 million, contingently payable in the future based on the Company achieving certain agreed-upon sales levels through 2005. No adjustments have been recorded in the accompanying historical combined financial statements of the Company as a result of this transaction.

     In September 1997, at the request of a customer, the Company implemented certain design changes to a trigger sprayer, which changes were approved by the customer. In October 1997, without informing the Company, the customer made changes to the formulation of its product that were incompatible with the revised design of the Company's trigger sprayer, resulting in malfunction of the trigger sprayer when used with that product. The Company has provided certain allowances to the customer of $1,210, which includes the replacement costs of such products.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Indesco International, Inc.

     We have audited the accompanying balance sheet of Indesco International, Inc. as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at December 31, 1997, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

New York, New York
March 16, 1998

                           INDESCO INTERNATIONAL INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                       STOCKHOLDER'S EQUITY
Common Stock -- authorized 3,000 shares of $.01 par value
  each; 200 shares issued and outstanding...................  $   2
                                                              -----
Subscription Receivable.....................................     (2)
          TOTAL.............................................  $  --
                                                              =====

              See accompanying notes to this financial statement.

                          INDESCO INTERNATIONAL, INC.

                          NOTE TO FINANCIAL STATEMENT
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

1.  ORGANIZATION:

     Indesco International, Inc. (the "Company") is a wholly owned subsidiary of AFA Holdings Co. ("Parent"). Parent was formed in July 1997 to acquire, through a wholly-owned subsidiary, the assets and liabilities of AFA Products, Inc. ("AFA"), located in Forest City, North Carolina. Concurrent with this transaction, Dejanu B.V. acquired the outstanding common stock of AFA Polytek B.V. ("Polytek") based in the Netherlands. AFA and Polytek were formerly operating subsidiaries of W.T.I., Inc. ("WTI").

ACQUISITION OF CONTINENTAL SPRAYERS AND AFFILIATES

     Effective February 1, 1998, a subsidiary of the Parent acquired certain assets and liabilities of Continental Sprayers and Affiliates ("CSI"), a division of Contico International, Inc. CSI also manufactures and sells trigger sprayers. Parent acquired CSI for $92,947 in cash, paid outstanding debt of Parent of $39,567 and paid fees of $4,980. Such amounts were paid through borrowings under a credit facility.

     The assets acquired and liabilities assumed of CSI based on the December 31, 1997 value thereof are as follows:

Cash and receivables.......................................  $   767
Inventory..................................................    5,309
Fixed assets...............................................   27,789
Other assets...............................................    1,135
Goodwill...................................................   60,639
Payables...................................................   (2,692)
                                                             -------
          Purchase price...................................  $92,947
                                                             =======

     The acquisitions have been accounted for using the purchase method of accounting. The Company has increased the value of inventory by $850 in accordance with Accounting Principles Board Opinion No. 16 and has recorded fixed assets and identifiable intangibles at their net historical book value, pending completion of appraisals. However, management does not expect the final valuations resulting from the appraisals to differ materially from the recorded amounts. Differences, if any, between these amounts and the amounts resulting from appraisals and valuations of these assets, which have not yet been completed, will be reflected as adjustments to goodwill, which may increase or decrease related depreciation and amortization charges.

     Concurrent with the acquisition, Polytek became an indirect wholly-owned subsidiary of the Parent.

     Condensed unaudited pro forma combined results of operations of AFA, CSI and Polytek for the years ended December 31, 1997 and 1996 are as follows:

                                                           1997        1996
                                                         --------    --------
Net Sales............................................    $114,531    $113,139
                                                         ========    ========
Net Income...........................................    $  1,424    $    493
                                                         ========    ========

     The financial information above assumes the Company has completed its offering of $145,000 of debt securities. Subsequent to the completion of the CSI Acquisition, the Parent contributed its investment in AFA and Polytek to the Company.

                  INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 APRIL 5, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)


ASSETS:
Current assets:
  Cash and cash equivalents.................................    $  2,675
  Accounts receivable, net of allowances of $28 and $79,
     respectively...........................................      17,062
  Inventories...............................................      14,507
  Prepaid expenses and other assets.........................         914
                                                                --------
          Total current assets..............................      35,158
Property and equipment, net.................................      56,082
Excess cost over fair value of net assets acquired, net.....      70,496
Patents and other intangibles, net..........................       5,065
Deferred financing costs....................................       5,258
Other assets................................................         637
                                                                --------
          Total assets......................................    $172,696
                                                                ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt.........................    $  3,374
  Notes payable.............................................      14,703
  Accounts and drafts payable...............................       4,521
  Income taxes payable......................................         427
  Other accrued expenses....................................       8,201
                                                                --------
          Total current liabilities.........................      31,226
Long-term debt..............................................     136,873
Deferred income taxes.......................................         576
                                                                --------
          Total liabilities.................................     168,675

Commitments and Contingencies

Stockholders' equity:
  Common stock, authorized 3,000 shares of $.01 par value;
     200 shares issued and outstanding in 1998..............
  Additional paid-in capital................................       7,562
  Accumulated deficit.......................................      (3,552)
  Accumulated other comprehensive income....................          11
                                                                --------
          Total stockholders' equity........................       4,021
                                                                --------
          Total liabilities and stockholders' equity........    $172,696
                                                                ========

    The accompanying notes are an integral part of the financial statements.

                  INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE QUARTERS ENDED APRIL 5, 1998 AND APRIL 6, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                        WTI, INC. AND
                                                                    INDESCO             SUBSIDIARIES
                                                              INTERNATIONAL, INC.      (PREDECESSOR TO
                                                               AND SUBSIDIARIES     INDESCO HOLDINGS CO.)
                                                                 APRIL 5, 1998          APRIL 6, 1997
                                                              -------------------   ---------------------
Net sales.................................................          $25,016                $15,149
Cost of sales.............................................           17,925                 10,885
                                                                    -------                -------
  Gross profit............................................            7,091                  4,264
Operating expenses:
  Selling, general and administrative expenses............            3,236                  1,943
                                                                    -------                -------
     Total operating expenses.............................            3,236                  1,943
                                                                    -------                -------
       Income from operations.............................            3,855                  2,321
Other expense (income):
  Interest................................................            3,375                  1,006
  Other...................................................               49                   (254)
                                                                    -------                -------
     Total other expense, net.............................            3,424                    752
                                                                    -------                -------
       Income before extraordinary item and provision for
          income taxes....................................              431                  1,569
Provision for income taxes (foreign)......................              171                    166
                                                                    -------                -------
  Income before extraordinary item........................              260                  1,403
Extraordinary item -- loss on early extinguishment of
  debt....................................................            2,438
                                                                    -------                -------
  Net income (loss).......................................          $(2,178)               $ 1,403
                                                                    =======                =======

    The accompanying notes are an integral part of the financial statements.

                  INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE QUARTER ENDED APRIL 5, 1998 AND APRIL 6, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                      WTI, INC. AND
                                                                 INDESCO              SUBSIDIARIES
                                                           INTERNATIONAL, INC.       (PREDECESSOR TO
                                                            AND SUBSIDIARIES      INDESCO HOLDINGS CO.)
                                                              APRIL 5, 1998           APRIL 6, 1997
                                                           -------------------    ---------------------
Net cash provided (used) by operating activities.........       $  (5,788)               $ 1,482
Cash flows from investing activities:
  Acquisition of CSI, net of cash acquired...............         (92,931)                    --
  Expenditures for property, plant and equipment.........          (1,028)                (1,278)
  Disposal of property, plant and equipment..............              14
  Other investing activities.............................             (39)
                                                                ---------                -------
     Net cash used in investing activities...............         (93,984)                (1,278)
                                                                ---------                -------
Cash flows from financing activities:
  Proceeds from long-term debt...........................         135,000                    577
  Repayment of long-term debt............................         (40,690)                  (120)
  Payments of deferred financing cost....................          (5,439)
  Net (repayment) borrowings under revolving credit
     agreement...........................................          12,545                   (120)
                                                                ---------                -------
     Net cash provided by financing activities...........         101,416                    337
                                                                ---------                -------
Effect of exchange rate changes on cash..................             (20)                   (59)
                                                                ---------                -------
     Net increase in cash and cash equivalents...........           1,624                    482
Cash and cash equivalents at beginning of year...........           1,051                    838
                                                                ---------                -------
     Cash and cash equivalents at end of period..........       $   2,675                $ 1,320
                                                                =========                =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest............................................       $     908                $   145
                                                                =========                =======
     Income Taxes........................................       $      10                $ 1,154
                                                                =========                =======

    The accompanying notes are an integral part of the financial statements.

                  INDESCO INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Indesco International, Inc. (the "Company"), is a wholly-owned subsidiary of Indesco Holdings Co., formerly Afa Holdings Co. ("Parent"). The Company manufactures and sells finger activated liquid dispensing devices ("trigger sprayers"). The Parent was formed in July, 1997 to acquire, through a wholly-owned subsidiary, the assets and liabilities of AFA Products, Inc. ("Afa"), located in Forest City, North Carolina. Concurrent with this transaction, a stockholder of the Parent and affiliate of another stockholder of the Parent acquired the outstanding capital stock of AFA Polytek B.V. ("Polytek") based in The Netherlands. Afa and Polytek were formerly operating subsidiaries of W.T.I., Inc. ("WTI or Predecessor"). In addition, effective February 1, 1998, the Company acquired Continental Sprayer and Affiliates ("CSI"), a division of Contico International, Inc. for approximately $93 million (see Note 3). Concurrent with the CSI acquisition, Polytek became a wholly-owned subsidiary of the Company. Concurrent with the acquisition of CSI, Polytek became an indirect wholly-owned subsidiary of the Parent. The Parent agreed to issue to AFA International Limited and Warcop Investments Ltd. (a company affiliated with a shareholder), 820,500 shares and 273,500 shares, respectively, of a new class of Preferred Stock having a liquidation and redemption value of $10 per share and providing for dividends at an annual rate of 7% of the liquidation value thereof. As a result of the common control of AFA and Polytek this transaction has been recorded at its historical cost basis.

     Upon completion of the acquisition of CSI, the Parent contributed its investment in AFA and Polytek to the Company.

     The accompanying condensed consolidated balance sheet as of April 5, 1998 includes the accounts of Indesco International, Inc. and its subsidiaries (AFA, Polytek and CSI).

     The accompanying condensed consolidated statement of operations of Indesco International, Inc. includes the accounts of Indesco International, Inc. and its subsidiaries, Afa and Polytek, for the quarter ended April 5, 1998 and the results of operations of CSI from February 1, 1998 through April 5, 1998. The condensed consolidated statement of operations reflect the financial results of WTI for the quarter ended April 6, 1997, which include the results of operations of AFA and Polytek.

     As a result of the inclusion of the assets and liabilities of CSI and its results of operations for the 1998 periods indicated, the Company's balance sheet, statements of operations and cash flows for 1998 are not directly comparable to those of its Predecessor for the corresponding 1997 periods.

     The unaudited condensed consolidated balance sheet as of April 5, 1998 and the condensed consolidated statements of operations and cash flows for the quarter ended April 5, 1998 and April 6, 1997, in the opinion of management, have been prepared on the same basis as the related company's audited financial statements and include all significant adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data disclosed in the notes to the financial statements for these periods are also unaudited. Certain information and footnote disclosure normally included in the Company's annual financial statements have been condensed or omitted. The condensed consolidated financial statements and notes thereto should be read in conjunction with the related annual audited financial statements and notes thereto. Results for the quarter ended April 5, 1998 are not necessarily indicative of the results that may be expected for the entire year ending January 3, 1999.

(2) SIGNIFICANT ACCOUNTING POLICIES

     The condensed consolidated financial statements have been prepared using the accounting policies disclosed in the audited year-end financial statements.

  Foreign Currency Translation

     Assets and liabilities of Polytek are translated at exchange rates in effect at the balance sheet date ($.4809 per guilder at April 5, 1998). Items of revenue and expense are translated at average exchange rates during the periods ($.4849 per guilder and $.5427 per guilder for the three months ended 1998 and 1997, respectively). Translation adjustments, resulting from translating Polytek's financial statements into dollars, are reported in the equity section of the accompanying balance sheet under the caption "Cumulative Translation Gains or Losses Adjustment." The impact of the translation gains or losses of the Company's United Kingdom operations was not significant.

  Recently Issued Accounting Standards

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, is effective for years beginning after December 15, 1997. This statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Comprehensive loss for the quarter ended April 5, 1998 includes the net loss of $2,178, plus $17 related to the change in the cumulative translation adjustment resulting in a comprehensive loss of $2,195 for the period.

     Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information, is effective for years beginning after December 15, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable business segments.

     Management of the Company believes that the future adoption of these statements will not have a significant impact on the Company's consolidated financial position, results of operations or cash flows, but will result in additional disclosures.

(3) ACQUISITIONS

  (a) Afa and Polytek

     The acquisition of AFA for an aggregate purchase price of $46,938 (including expenses of $1,926), and the acquisition of Polytek for approximately $800 and refinancing of debt of approximately $7,900, resulted in the following changes in financial position:

                               ASSETS
Cash and Receivables........................................  $ 7,526
Inventories.................................................   11,223
Fixed Assets................................................   28,646
Patents.....................................................    6,000
Other Assets................................................    2,885
Goodwill....................................................    6,615
                                                              -------
                                                              $62,895
                                                              =======
                       LIABILITIES AND EQUITY
Current Liabilities.........................................  $ 5,620
Bank Debt...................................................   48,771
Subordinated Debt...........................................    3,000
Other Liabilities...........................................      942
Equity......................................................    4,562
                                                              -------
                                                              $62,895
                                                              =======

     The acquisitions have been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon the fair values at the date of acquisition.

  (b) Acquisition of Continental Sprayers and Affiliates

     Effective February 1, 1998, the Parent acquired CSI for $92,947 in cash, paid outstanding debt of AFA of $39,567 and paid fees of $5,439. Such amounts were paid through the issuance of term loans of $135,000 and borrowings under a revolving credit facility.

     The assets acquired and liabilities assumed of CSI are as follows:

Cash.......................................................  $    16
Inventory..................................................    5,035
Fixed Assets...............................................   28,776
Other Assets...............................................    1,115
Goodwill...................................................   62,478
Payables...................................................   (4,473)
                                                             -------
     Purchase Price........................................  $92,947
                                                             =======

     The acquisitions have been accounted for using the purchase method of accounting. The Company increased the value of inventory $850 in accordance with Accounting Principles Board Opinion No. 16 and has recorded fixed assets and identifiable intangibles at their net historical book value, pending completion of appraisals. However, management does not expect the final valuations resulting from the appraisals to differ materially from the recorded amounts. Differences, if any, between these amounts and the amounts resulting from appraisals and valuation of these assets, which have not yet been completed, will be reflected as adjustments to goodwill, which may increase or decrease related depreciation and amortization charges.

     Condensed proforma unaudited combined results of operations of the Company for the quarters ended April 5, 1998 and April 6, 1997 as if the transactions had occurred on January 1, 1996 are as follows:

                                                        THREE-MONTH PERIODS ENDED
                                                      ------------------------------
                                                      APRIL 6, 1997    APRIL 5, 1998
                                                      -------------    -------------
Net Sales...........................................     $30,349          $28,652
                                                         =======          =======
Net Income (Loss)...................................     $   314          $(8,323)
                                                         =======          =======

(4) INVENTORIES

     The components of inventories as of December 31, 1997 and April 5, 1998 are summarized as follows:

                                                  DECEMBER 31, 1997    APRIL 5, 1998
                                                  -----------------    -------------
Raw Material....................................       $2,172             $ 3,121
Work-in-Process.................................        3,346               5,393
Finished Goods..................................        4,400               5,993
                                                       ------             -------
                                                       $9,918             $14,507
                                                       ======             =======

(5) DEBT

     Debt consists of the following:

                                                              APRIL 5, 1998
                                                              -------------
Total Working Capital Borrowings(a).........................     $14,703
                                                                 =======

LONG-TERM DEBT

Senior mortgage note, dollar denominated, bearing interest
  at 11.25 percent at April 5, 1998(b). ....................  $ 70,000
Senior mortgage note, dollar denominated, bearing interest
  at 13.00 percent at April 5, 1998(b). ....................    65,000
ABN/AMRO loan, guilder denominated, bearing interest at 6.10 percent at
  April 5, 1998(c). ........................................     3,883
Senior mortgage note, guilder denominated, payable in
  quarterly principal installments (175,000 guilders per
  annum), bearing interest at 5.50 percent at April 5,
  1998(d). .................................................     1,094
Installment notes payable, guilder denominated, bearing
  interest at rates ranging from 7.10 percent to 7.75
  percent at April 5, 1998. ................................       270
                                                              --------
                                                               140,247
Less: Current Portion.......................................     3,374
                                                              --------
          Total Long-Term Debt..............................  $136,873
                                                              ========

  (a) Working Capital Borrowings

     At December 31, 1997, the Company had loans (the "Agreements" and "Term Loans") with a U.S. lender and a Dutch bank that provided for working capital lines of credit (the "Agreement"), denominated in both dollars and guilders.

     Borrowings under the dollar denominated working capital line of credit, which had a maximum amount of $7,000 were limited to 85 percent of eligible accounts receivable (as defined), and 60 percent of eligible inventories (as defined). In February, 1998, the Company entered into a new revolving credit facility and retired the U.S. working capital line of credit, which was in place at December 31, 1997. Borrowings under the guilder denominated line of credit had a maximum amount of 11,000 guilders ($5,290 at April 5, 1998 and $5,429 at December 31, 1997).

     Interest payments on the retired dollar denominated working capital line of credit were due monthly, beginning September 1, 1997 at a rate of LIBOR, plus
3.25 percent. The original due date under the line of credit was July 29, 2004.

     Interest payments on the new dollar denominated working capital line of credit, obtained in February 1998, are required monthly, beginning February 28, 1998 at a rate of LIBOR, plus 3.00 percent. This dollar denominated working capital contains certain covenants, the most restrictive of which limit capital expenditures, set forth maximum leverage ratios and set forth minimum debt coverage ratios and earnings requirements.

     Interest payments on the guilder denominated line of credit are due quarterly. Borrowings under the guilder line of credit are collateralized by a lien on the facility. This line of credit contains certain prohibitions, the most significant of which related to minimum net worth requirements.

LONG-TERM DEBT

  (b) Term Loans -- Tranche A & B -- Dollar Denominated

     Effective February 1, 1998, the Company consummated the CSI acquisition, refinanced the Afa debt of approximately $40 million in its entirety and acquired all of the capital stock of Polytek. Funds used for the CSI acquisition and the refinancing of the Afa debt were provided by (a) the Term Loans, which consisted of (i) a $70.0 million principal amount Tranche A Term Loan, bearing interest at LIBOR, plus 3.75 percent; and (ii) a $65.0 million Tranche B Term Loan, bearing interest at LIBOR, plus 5.50 percent, and (b) $2.5 million of advances under the Revolving Credit Facility, bearing interest at LIBOR, plus
3.00 percent. The Tranche A and Tranche B loans required quarterly principal amortization payments beginning in June 1998 and were scheduled to mature on December 31, 2003 and February 4, 2005, respectively. These loans were refinanced on April 23, 1998 with the proceeds from the issuance of $145,000 of 9.75 percent Senior Subordinated Notes due in 2008 (see Note 10).

  (c) ABN/AMRO Loan

     Polytek has a credit facility with the ABN AMRO Bank, The Netherlands. This credit facility includes a loan of $4,088 as of April 5, 1998 and $4,195 as of December 31, 1997 (8,500 guilders) requiring quarterly payments of $102 at April 5, 1998 and $105 (213 guilders) as of December 31, 1997 through 2007. This Note is collateralized by a lien on The Netherlands facility. This Note contains certain prohibitions, the most significant of which relate to minimum net worth requirements.

  (d) Senior Mortgage Note

     In connection with the construction of a manufacturing facility in Polytek obtained a 3,500 guilder mortgage from ABN Bank, The Netherlands. Borrowings under this mortgage agreement are collateralized by a lien on the facility.

(6) EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT

     As previously mentioned, in February 1998, in conjunction with the acquisition of CSI, the Company repaid outstanding debt of approximately $40 million. As a result, the Company expensed $1,487 of deferred financing costs and $951 of prepayment penalties as an extraordinary loss.

(7) INCOME TAXES

     Pre-tax loss for the three months ended April 5, 1998 consists of:

                                                              1998
                                                             -------
United States..............................................  $(2,415)
Foreign....................................................      408
                                                             -------
          Total Pre-Tax Loss...............................  $(2,007)
                                                             =======

     The condensed consolidated statement of operations includes income taxes on foreign subsidiary income. The Company has recorded a full valuation allowance related to the potential tax benefit of the net operating loss carryforward.

(8) RELATED PARTY TRANSACTIONS

  Interest on Subordinated Debts

     Included in interest expense for the three-month period ended April 5, 1998 is approximately $29 relating to debt owed to shareholders. The subordinated debts of $3,000 were assumed by the Parent at February 1, 1998. As of April 5, 1998, accrued interest of $176 on this obligation has been included in other accrued expenses.

  Management Fees

     Included in operating expenses for the three-month period ended April 5, 1998 are approximately $270 for management fees and certain expenses paid or payable to entities affiliated with the shareholders. As of April 5, 1998, the balance of unpaid fees, which has been included in other accrued expenses in the accompanying balance sheet approximated $267.

     Effective February 4, 1998, the Company entered into a new management agreement with an affiliate of one of the shareholders that provides for annual payments of $300,000 and expires on July 29, 2008, subject to renewal for successive five-year periods.

  Transactions with Affiliates

     The Company has a 41 percent ownership in an affiliate, which is accounted for using the equity method. Earnings of the affiliate are not material to the operations of the Company. During the 1997 period presented, the Company purchased molds from the affiliate for approximately $283. During the quarter ended April 5, 1998, the affiliate provided certain repairs and maintenance at a cost to the Company of approximately $30. Included in accounts payable in the accompanying balance sheet at April 5, 1998 is approximately $35, relating to these assets and services provided by the affiliate.

  Professional Services

     The law firm of Gratch, Jacobs Brozman, P.C., of which one of the shareholders is a senior member, provides legal services on an ongoing basis to the Company and its subsidiaries. For the quarter ended April 5, 1998, the Company paid fees of approximately $340 to Gratch, Jacobs Brozman, P.C.

(9) FOREIGN OPERATIONS

     Information regarding the Company's operations in The Netherlands and the United Kingdom for the three months ended April 6, 1997 and April 5, 1998 are as follows:

                                                                     1997
                                                       --------------------------------
                                                       NETHERLANDS     U.K.      TOTAL
                                                       -----------    ------    -------
Sales................................................    $ 6,649      $  -0-    $ 6,649
Net income...........................................        230         -0-        230
Total Assets.........................................     12,074         -0-     12,074
                                                                     1998
                                                       --------------------------------
Sales................................................    $ 6,034      $1,073    $ 7,107
Net Income...........................................        186          51        237
Total Assets.........................................     12,792       3,419     16,211

(10) SUBSEQUENT EVENT

     On April 23, 1998, the Company issued $145,000 of 9.75 percent Senior Subordinated Notes due in 2008 (the "Notes"). The net proceeds were used by the Company to refinance U.S. indebtedness, including borrowings incurred in connection with the acquisition in February 1998 of substantially all of the assets of CSI, as previously mentioned in Note (1). The Notes mature on April 15, 2008, unless previously redeemed. Interest on the Notes is payable semi-annually on April 15 and October 15, commencing October 15, 1998. The Notes will be redeemable at the option of the Company, in whole or in part, on or after April 15, 2003, at certain specified redemption prices, plus accrued and unpaid interest thereon to the redemption date. In addition, at any time on or before April 15, 2001, the Company may redeem up to 35 percent of the initial aggregate principal amount of the Notes with the net proceeds of one or more equity offerings at a redemption price equal to 109.75 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65 percent of the initial aggregate principal amount of the Notes remains outstanding. Upon a change of control, the Company would be required to make an offer to purchase all outstanding Notes at 101 percent of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     The Notes will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under its Revolving Credit Facility. The Notes will rank pari passu with all existing and future senior subordinated indebtedness of the Company and will rank senior to all other existing and future Subordinated Indebtedness of the Company. The Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by each of the Company's existing and future U.S. subsidiaries. The Notes will also be effectively subordinated to all existing and future Senior Indebtedness of the Company's subsidiaries.

     The Company and the former Managing Director of Polytek are currently involved in a legal proceeding relating to the former Managing Director's employment. The Company and its Dutch legal counsel believe that no amount is owed to such former director. However, Dutch legal counsel believes it is likely that the court will award the former director an amount ranging from $500 to $1,000. The Company recorded a $500 reserve in connection with this preacquisition contingency.

(11)  SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     On April 21, 1998, Indesco International, Inc. issued $145,000 aggregate principal amount of 9 3/4% Senior Subordinated Notes (the "Notes") due 2008, the proceeds of which were used to pay down debt incurred in various acquisitions (see Note 5). The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior subordinated basis by AFA Products and CSI. Polytek is a nonguarantor subsidiary.

     The following condensed, consolidating financial statements include the accounts of Indesco and its wholly owned subsidiaries Products, Polytek and CSI. Given the size of Polytek relative to Indesco on a consolidated basis, separate financial statements of the guarantor are not presented because management has determined that such information is not material.

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                 APRIL 5, 1998
                             (DOLLARS IN THOUSANDS)

                                     INDESCO              AFA                             AFA
                               INTERNATIONAL, INC.   PRODUCTS, INC.       CSI           POLYTEK
            ASSETS                 (GUARANTOR)        (GUARANTOR)     (GUARANTOR)   (NON-GUARANTOR)   ELIMINATIONS   CONSOLIDATED
            ------             -------------------   --------------   -----------   ---------------   ------------   ------------
Current assets:
  Cash and cash equivalents...       $   377            $   808        $  1,088         $   402         $              $  2,675
  Accounts receivable, net....         2,198              3,957           8,270           5,002           (2,365)        17,062
  Inventories.................                            6,460           5,090           2,963               (6)        14,507
  Prepaid expenses and
    other.....................           303                 35             445             131                             914
                                     -------            -------        --------         -------         --------       --------
         Total current
           assets.............         2,878             11,260          14,893           8,498           (2,371)        35,158
Property, plant and equipment,
  net.........................                           18,775          29,139           8,168                          56,082
Excess cost over fair value of
  net assets acquired, net....                           12,324          62,623          (4,451)                         70,496
Patents and other intangibles,
  net.........................                            4,456             609                                           5,065
Deferred financing costs......         5,258                                                                              5,258
Other assets, including
  investment in subsidiary....        91,837                 59               1             577          (91,837)           637
                                     -------            -------        --------         -------         --------       --------
Total assets..................       $99,973            $46,874        $107,265         $12,792         $(94,208)      $172,696
                                     =======            =======        ========         =======         ========       ========
Liabilities and Stockholders'
  equity
Current liabilities:..........
  Current portion of long-term
    debt......................       $ 2,500            $              $                $   874         $              $  3,374
  Notes payable...............        11,818                                              2,885                          14,703
  Accounts payable and drafts
    payable...................           196              1,156           3,816           1,551           (2,198)         4,521
  Income taxes payable........                                               52             375                             427
  Other accrued expenses......           503              1,897           4,520           1,281                           8,201
                                     -------            -------        --------         -------         --------       --------
         Total current
           liabilities........        15,017              3,053           8,388           6,966           (2,198)        31,226
Long-term debt................       132,500                                              4,373                         136,873
Intercompany payable
  (receivable)................       (45,372)            39,395          98,948             143          (93,114)
Deferred income taxes.........                                                              576                             576
                                     -------            -------        --------         -------         --------       --------
         Total liabilities....       102,145             42,448         107,336          12,058          (95,312)       168,675
                                     -------            -------        --------         -------         --------       --------
STOCKHOLDERS' EQUITY
  Common stock................
  Additional paid-in
    capital...................                            6,810                             752                           7,562
  Accumulated deficit.........        (2,172)            (2,384)            (71)            (29)           1,104         (3,552)
  Accumulated other
    comprehensive income......                                                               11                              11
                                     -------            -------        --------         -------         --------       --------
         Total stockholders'
           equity.............        (2,172)             4,426             (71)            734            1,104          4,021
                                     -------            -------        --------         -------         --------       --------
Total liabilities and
  stockholders' equity........       $99,973            $46,874        $107,265         $12,792         $(94,208)      $172,696
                                     =======            =======        ========         =======         ========       ========

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE QUARTER ENDED APRIL 5, 1998
                             (DOLLARS IN THOUSANDS)

                              INDESCO
                          INTERNATIONAL,            AFA
                               INC.           PRODUCTS, INC.           CSI
                            (GUARANTOR)         (GUARANTOR)        (GUARANTOR)            POLYTEK           ELIMINATIONS
                          --------------      --------------       -----------            ARANTOR           ------------
Net sales...............   $                   $       8,583      $      10,427        $       6,034        $         (28)
Cost of sales...........                               5,839              7,518                4,590                  (22)
                                               -------------      -------------        -------------        -------------
     Gross profit.......                               2,744              2,909                1,444                   (6)
Selling, general and
  administrative
  expenses..............             470                 437              1,344                  985
                           -------------       -------------      -------------        -------------        -------------
     Income from
       operations.......            (470)              2,307              1,565                  459                   (6)

Other expense (income):
     Interest...........           1,702               1,094              1,573                  116               (1,110)
     Other..............                                                      5                   44
                           -------------       -------------      -------------        -------------        -------------
          Total other
            expense,
            net.........           1,702               1,094              1,578                  160               (1,110)
                           -------------       -------------      -------------        -------------        -------------
Income before
  extraordinary item and
  provision for income
  taxes.................          (2,172)              1,213                (13)                 299                1,104
Provision for income
  taxes-foreign.........                                                     58                  113
                           -------------       -------------      -------------        -------------        -------------
Income before
  extraordinary item....          (2,172)              1,213                (71)                 186                1,104
Extraordinary
  item -- loss on early
  extinguishment of
  debt..................                               2,438
                           -------------       -------------      -------------        -------------        -------------
Net income (loss).......   $      (2,172)      $      (1,225)     $         (71)       $         186        $       1,104
                           =============       =============      =============        =============        =============


                            CONSOLIDATED
                            ------------
Net sales...............    $      25,016
Cost of sales...........           17,925
                            -------------
     Gross profit.......            7,091
Selling, general and
  administrative
  expenses..............            3,236
                            -------------
     Income from
       operations.......            3,855
Other expense (income):
     Interest...........            3,375
     Other..............               49
                            -------------
          Total other
            expense,
            net.........            3,424
                            -------------
Income before
  extraordinary item and
  provision for income
  taxes.................              431
Provision for income
  taxes-foreign.........              171
                            -------------
Income before
  extraordinary item....              260
Extraordinary
  item -- loss on early
  extinguishment of
  debt..................            2,438
                            -------------
Net income (loss).......    $      (2,178)
                            =============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE QUARTER ENDED APRIL 5, 1998
                             (DOLLARS IN THOUSANDS)

                                             INDESCO             AFA                                 AFA
                                         INTERNATIONAL,       PRODUCTS,                            POLYTEK
                                              INC.              INC.               CSI              (NON-
                                           (GUARANTOR)       (GUARANTOR)       (GUARANTOR)       GUARANTOR)       CONSOLIDATED
                                         --------------      -----------       -----------       ----------       ------------
Cash flows from operating activities...   $      (2,683)     $     1,909      $      (3,986)    $      (1,028)    $      (5,788)
Cash flows from investing activities:
     Capital expenditures..............                              (72)              (943)              (38)           (1,053)
     Acquisition of CSI................         (92,947)                                 16                             (92,931)
     Net cash used in investing
       activities......................         (92,947)             (72)              (927)              (38)          (93,984)
                                          -------------      -----------      -------------     -------------     -------------
Cash flows from financing activities:
     Other debt........................         (33,554)          (1,171)             6,001               579           (28,145)
     Borrowing of long term debt.......         129,561                                                                 129,561
     Net cash from financing
       activities......................          96,007           (1,171)             6,001               579           101,416
                                          -------------      -----------      -------------     -------------     -------------
Effect of exchange rate changes on
  cash.................................                                                                   (20)              (20)
Change in cash and cash equivalents....             377              666              1,088              (507)            1,624
Cash and cash equivalents, beginning of
  period...............................                              142                                  909             1,051
                                          -------------      -----------      -------------     -------------     -------------
Cash and cash equivalents, end of
  period...............................   $         377      $       808      $        1088     $         402     $       2,675
                                          =============      ===========      =============     =============     =============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE QUARTER ENDED APRIL 6, 1997
                             (DOLLARS IN THOUSANDS)

                                                          AFA               AFA
                                   WTI, INC.         PRODUCTS, INC.       POLYTEK
                              (PREDECESSOR TO AFA)    (GUARANTOR)     (NON-GUARANTOR)   ELIMINATIONS    CONSOLIDATED
                              --------------------   --------------   ---------------   ------------    ------------
Net sales...................      $                   $     8,508       $     6,649     $         (8)   $      15,149
Cost of sales...............                                5,914             4,979               (8)          10,885
                                  -----------         -----------       -----------     -------------   -------------
     Gross profit...........                                2,594             1,670                             4,264
Selling, general and
  administrative expenses...               45                 792             1,106                             1,943
                                  -----------         -----------       -----------     -------------   -------------
     Income (loss) from
       operations...........              (45)              1,802               564                             2,321

Other expense (income):
     Interest...............              122                 868               169             (153)           1,006
     Other..................             (130)               (276)               (1)             153             (254)
                                  -----------         -----------       -----------     -------------   -------------
          Total other
            expense.........               (8)                592               168                               752
Income (loss) before income
  tax provision.............              (37)              1,210               396                             1,569
Tax provision...............                                                    166                               166
                                  -----------         -----------       -----------     -------------   -------------
Income (loss) before equity
  in income of consolidated
  subsidiary................              (37)              1,210               230                             1,403
Equity in income of
  consolidated subsidiary...            1,440                 230                             (1,670)
                                  -----------         -----------       -----------     -------------   -------------
Net income (loss)...........      $     1,403         $     1,440       $       230     $     (1,670)   $       1,403
                                  ===========         ===========       ===========     =============   =============

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE QUARTER ENDED APRIL 6, 1997
                             (DOLLARS IN THOUSANDS)

                                                                     AFA               AFA
                                              WTI, INC.         PRODUCTS, INC.       POLYTEK
                                         (PREDECESSOR TO AFA)    (GUARANTOR)     (NON-GUARANTOR)   CONSOLIDATED
                                         --------------------   --------------   ---------------   ------------
Cash flows from operating activities...          $(1)            $       604       $       879     $     1,482
Cash flows from investing activities:
     Capital expenditures..............                               (1,153)             (125)         (1,278)
                                                 ---             -----------       -----------     -----------
     Net cash used in investing
       activities......................                               (1,153)             (125)         (1,278)
                                                 ---             -----------       -----------     -----------
Cash flows from financing activities:
     Proceeds from long-term debt......                                  577                               577
     Repayment of long term debt.......                                 (120)                             (120)
                                                 ---             -----------       -----------     -----------
     Net repayment under revolving
       credit agreement................                                                   (120)           (120)
     Net cash from financing
       activities......................                                  457              (120)            337
                                                 ---             -----------       -----------     -----------
Effect of exchange rate changes on
  cash.................................                                                    (59)            (59)
                                                 ---             -----------       -----------     -----------
Change in cash and cash equivalents....           (1)                    (92)              575             482
Cash and cash equivalents, beginning of
  period...............................            1                     337               500             838
                                                 ---             -----------       -----------     -----------
Cash and cash equivalents, end of
  period...............................          $               $       245       $     1,075     $     1,320
                                                 ===             ===========       ===========     ===========

---------------------------------------------------
---------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    1
Risk Factors.........................   12
Use of Proceeds......................   18
Pro Forma Capitalization.............   19
Unaudited Pro Forma Consolidated
  Financial Statements...............   20
Selected Historical Financial Data...   26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   29
Business.............................   38
Management...........................   45
Security Ownership of Certain
  Beneficial Owners and Management...   47
Certain Transactions.................   48
The Exchange Offer...................   49
Description of the Notes.............   55
Description of Other Indebtedness....   87
Certain U.S. Federal Income Tax
  Considerations.....................   90
Plan of Distribution.................   94
Legal Matters........................   94
Experts..............................   94
Index to Financial Statements........  F-1

---------------------------------------------------
---------------------------------------------------
---------------------------------------------------
---------------------------------------------------

                               [AFA/INDESCO LOGO]

                                  $145,000,000

                        9 3/4% Senior Subordinated Notes
                                    due 2008
                                   PROSPECTUS
                                AUGUST 17, 1998

---------------------------------------------------
---------------------------------------------------